Use these links to rapidly review the document

Index to Consolidated Financial Statements of Meetinghouse Bank and Subsidiary

As filed with the Securities and Exchange Commission on March 9, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Meetinghouse Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Maryland State or other jurisdiction of incorporation or organization	6036 (Primary Standard Industrial Classification Code Number)	45-4640630 (IRS Employer Identification No.)

2250 Dorchester Avenue
Dorchester, Massachusetts 02124
(617) 298-2250
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Anthony A. Paciulli
President and Chief Executive Officer
Meetinghouse Bancorp, Inc.
2250 Dorchester Avenue
Dorchester, Massachusetts 02124
(617) 298-2250
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Victor L. Cangelosi, Esq.	William W. Bouton III, Esq.
Kilpatrick Townsend & Stockton LLP	Hinckley, Allen & Snyder LLP
607 14th Street, NW, Suite 900	20 Church Street
Washington, DC 20005	Hartford, Connecticut 06103
(202) 508-5800	(860) 725-6200

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock $0.01 par value	661,250	$10.00	$6,612,500	$760

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Regulation 457(o) under the Securities Act.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

SUBSCRIPTION AND
COMMUNITY OFFERING
PROSPECTUS

MEETINGHOUSE BANCORP, INC.
(Proposed Holding Company for Meetinghouse Bank)
Up to 575,000 Shares of Common Stock

          Meetinghouse Bancorp, Inc. is offering shares of its common stock for sale in connection with the conversion of Meetinghouse Bank from the mutual to the stock form of ownership. After the offering, Meetinghouse Bancorp will be the holding company for Meetinghouse Bank through its ownership of 100% of Meetinghouse Bank's outstanding common stock. We intend to have our common stock quoted on the OTC Bulletin Board.

          If you are or were a depositor of Meetinghouse Bank:

  •
  You may have priority rights to purchase shares of common stock.

          If you do not fit into the category above, but are interested in purchasing shares of our common stock:

  •
  You may have an opportunity to purchase shares of common stock after priority orders are filled.

          We are offering up to 575,000 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 425,000 shares to complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, our independent appraiser determines that our pro forma market value has increased, we may sell up to 661,250 shares without giving you further notice or the opportunity to change or cancel your order. If our pro forma market value at the end of the stock offering period is either below $4,250,000 or above $6,612,500, then, after consulting with the Federal Deposit Insurance Corporation and the Massachusetts Commissioner of Banks, we may: (i) terminate the stock offering and promptly return all funds, with interest; (ii) establish a new offering range and give all subscribers the opportunity to confirm, modify or rescind their stock purchase orders; or (iii) take such other actions as may be permitted by the Federal Deposit Insurance Corporation, the Massachusetts Commissioner of Banks and the Securities and Exchange Commission.

          The offering is expected to close at 12:00 Noon, Eastern time, on [                        , 2012]. We may extend this closing date without notice to you until [                        , 2012], unless the Federal Deposit Insurance Corporation and the Massachusetts Commissioner of Banks approve a later date, which will not be beyond January 17, 2014.

          Keefe, Bruyette & Woods, Inc. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods has advised us that it intends to make a market in the common stock after the completion of the offering, but is not obligated to do so.

          The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [                        , 2012]. If the offering is extended beyond [                        , 2012], subscribers will have the right to modify or rescind their purchase orders. Funds received before the completion of the offering will be maintained in a segregated account at Meetinghouse Bank. All funds received will bear interest at Meetinghouse Bank's passbook savings rate, currently 0.25% per annum. If we terminate the offering for any reason, or if we extend the offering beyond [                        , 2012], we will notify you and will promptly return your funds with interest if you do not respond to the notice.

          We expect our directors and executive officers, together with their associates, to subscribe for 104,000 shares, or 20.8% of the shares offered for sale at the minimum of the offering range.

          The Massachusetts Commissioner of Banks has conditionally approved our plan of conversion on [                        , 2012]. However, such approval does not constitute a recommendation or endorsement of this offering.

This investment involves a degree of risk, including the possible loss of principal.
Please read "Risk Factors" beginning on page 12.

OFFERING SUMMARY
Price Per Share: $10.00

	Minimum	Maximum	Maximum, as Adjusted
Number of shares	425,000	575,000	661,250
Gross offering proceeds	$4,250,000	$5,750,000	$6,612,500
Estimated offering expenses, excluding selling agent fees and discounts	530,000	530,000	530,000
Estimated selling agent fees and discounts(1)	230,000	230,000	230,000
Estimated net proceeds	3,490,000	4,990,000	5,852,500
Estimated net proceeds per share	8.21	8.68	8.85

(1)
The amounts shown assume that Keefe, Bruyette & Woods will receive the minimum selling commission of $150,000. The amounts shown also reflect selling agent expenses, including legal fees, of $80,000. For a discussion of the compensation of Keefe, Bruyette & Woods, see "The Conversion and Stock Offering—Marketing Arrangements."

          These securities are not deposits or savings accounts and are not insured or guaranteed by the Share Insurance Fund, the Federal Deposit Insurance Corporation or any other government agency.

          None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Massachusetts Commissioner of Banks or any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the stock information center toll-free at [                        ].

Keefe, Bruyette & Woods

The date of this prospectus is [                        ], 2012

Meetinghouse Bank

93
1
20
90
Boston
95
Dorchester
Milton

MASSACHUSETTS
Boston
Dorchester
Milton

★ **MAIN OFFICE**
2250 Dorchester Avenue
Dorchester, MA 02124

ME
VT
NH
NY
MA
CT
RI
PA
NJ

i

Summary

        This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully.

 The Companies

Meetinghouse Bancorp, Inc.
Meetinghouse Bank
2250 Dorchester Avenue
Dorchester, MA 02124
(617) 298-2250

        Meetinghouse Bancorp, Inc.    This offering is made by Meetinghouse Bancorp, a Maryland corporation incorporated in February 2012 by Meetinghouse Bank to be its holding company upon completion of the conversion. Currently, Meetinghouse Bancorp has no assets or liabilities. Following the conversion, Meetinghouse Bancorp will own all of Meetinghouse Bank's outstanding capital stock, which will be its primary asset, and will direct, plan and coordinate Meetinghouse Bank's business activities. In the future, Meetinghouse Bancorp might acquire other financial institutions or financial services companies or organize other operating subsidiaries, although it currently has no specific plans or agreements to do so.

        Meetinghouse Bank.    Meetinghouse Bank operates as a community-oriented financial institution from its sole office in the Dorchester community of the City of Boston. We did not participate in any of the U.S. Treasury's capital raising programs for financial institutions. At December 31, 2011, we were considered "well capitalized" under applicable regulatory capital requirements. At December 31, 2011, we had total assets of $68.7 million, total loans, net (excluding loans held-for-sale), of $41.8 million, total deposits of $63.2 million and total equity of $5.2 million on a consolidated basis. At December 31, 2011, our non-performing assets totaled $524,000, of which $500,000, consisting of one commercial property, was other real estate owned.

Our Business

        As a community bank, our primary business is generating funds from local retail deposits and investing those funds primarily in residential mortgage loans secured by residential properties located in our primary market area. We consider the "Lower Mills" area of Boston, encompassing the community of Dorchester within the City of Boston and the Town of Milton, as our primary market area.

        Our primary lines of business are:

  •
  Residential Mortgage Lending.  We offer a mix of adjustable-rate and fixed-rate residential mortgage loans that we primarily originate through our commissioned loan originators. We generally sell into the secondary market the fixed-rate loans we originate and keep in our portfolio the adjustable-rate loans we originate. Our residential mortgage loans are primarily secured by residential properties, including non-owner occupied rental properties, located in our primary market area. Residential mortgage loans constituted 65.1% of our total loan portfolio at December 31, 2011.

  •
  Secondary Mortgage Market Activities.  Our secondary mortgage market activities primarily involve selling the fixed-rate residential mortgage loans we originate, including the related servicing rights, to government agencies and private investors in the secondary market for a fee. We generally obtain a purchase commitment from the buyer before we originate the loan. We generally sell fixed-rate loans in order to reduce our exposure to interest rate risk. Gain on secondary market activities amounted to $195,000 for the three months ended December 31,

    2011, $525,000 for the year ended September 30, 2011, and $255,000 for the year ended September 30, 2010.

  •
  Other Lending.  To a limited extent, we originate multi-family mortgage loans, commercial real estate loans, construction loans, commercial business loans and consumer loans. These loans are generally originated to existing customers with whom we have an established relationship. Commercial real estate loans are generally secured by the property in which the borrower conducts its business. Construction loans are generally made to builders/contractors to finance the rehabilitation of residential dwellings. We do not originate commercial construction loans. Commercial business loans are generally working capital lines of credit secured by the borrower's furniture and fixtures. Consumer loans generally consist of home equity loans and lines of credit, automobile loans, share loans, and both secured and unsecured personal loans. Commercial real estate loans constituted 15.4% of total loans at December 31, 2011. Construction loans, commercial business loans and consumer loans, in the aggregate, constituted 17.3% of our total loan portfolio at December 31, 2011.

  •
  Deposit Products and Services.  We offer traditional deposit products for consumers and businesses, such as demand deposit accounts, money market accounts, regular savings accounts and certificate accounts. We also offer on-line banking and on-line bill pay services.

Our Business Strategy

        Our mission is to operate and grow a profitable community-oriented financial institution. The following are the key elements of our business strategy:

  •
  continuing to emphasize residential real estate lending as the predominant lending activity;

  •
  continuing conservative underwriting practices in order to maintain a high quality loan portfolio; and

  •
  seeking to increase our market share in our primary market area by opening one or more branch offices and by introducing new products and services.

The Conversion and Offering

Description of the Conversion

        Currently, we are a Massachusetts chartered mutual cooperative bank with no stockholders. Our depositors currently have the right to vote on certain matters such as the election of directors and this conversion transaction. In the conversion transaction, we will convert to a Massachusetts-chartered stock cooperative bank and issue all of our outstanding capital stock to Meetinghouse Bancorp. As a result, Meetinghouse Bancorp will own us and we will operate as a wholly-owned subsidiary of Meetinghouse Bancorp. Voting rights in Meetinghouse Bancorp will belong to its stockholders, including our employee stock ownership plan. We are conducting the conversion under the terms of our plan of conversion. We have called a special meeting of depositors for [                        , 2012] to vote on the plan of conversion.

        The following diagram depicts our corporate structure after the conversion and offering:

Reasons for the Conversion and Offering

        Our primary reasons for the conversion and offering are to:

  •
  increase the capital of Meetinghouse Bank to support future lending and operational growth;

  •
  enhance profitability and earnings through reinvesting and leveraging the proceeds, primarily through traditional funding and lending activities;

  •
  support future branching activities;

  •
  retain and attract qualified directors, management and employees by establishing stock-based benefit plans; and

  •
  support the future acquisition of other financial institutions or financial services companies.

        For further information about our reasons for the conversion and offering, see "The Conversion and Stock Offering—Reasons for the Conversion and Offering."

Purchase Price

        The purchase price is $10.00 per share. You will not pay a commission to buy any shares in the offering.

Number of Shares to be Sold

        We are offering for sale between 425,000 and 575,000 shares of Meetinghouse Bancorp common stock in this offering. With regulatory approval, we may increase the number of shares to be sold to 661,250 shares without giving you further notice or the opportunity to change or cancel your order. In considering whether to increase the offering size, the Federal Deposit Insurance Corporation and the Massachusetts Commissioner of Banks will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions.

How We Determined the Offering Range

        We decided to offer between 425,000 and 575,000 shares, which is our offering range, as approved by our board of directors, and based on an independent appraisal of our pro forma market value prepared by RP Financial, LC., an appraisal firm experienced in appraisals of financial institutions. RP Financial estimates that as of February 17, 2012, our pro forma market value was between $4,250,000 and $5,750,000, with a midpoint of $5,000,000.

        In preparing its appraisal, RP Financial considered the information in this prospectus, including our consolidated financial statements. RP Financial also considered the following factors, among others:

  •
  our historical and projected operating results and financial condition and the economic and demographic characteristics of our primary market area;

  •
  a comparative evaluation of the operating and financial statistics of Meetinghouse Bank with those of other similarly situated, publicly traded companies;

  •
  the effect of the capital raised in this offering on our net worth and earnings potential; and

  •
  the trading market for securities of comparable institutions and general conditions in the market for such securities.

        Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer's "book value" and the ratio of the offering price per share to the issuer's core earnings per share for the past 12 months. RP Financial considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity and represents the difference between the issuer's assets and liabilities. RP Financial's appraisal also incorporates an analysis of a peer group of publicly traded companies that RP Financial considered to be comparable to us.

        The following table presents a summary of selected pricing ratios for the peer group companies and for us utilized by RP Financial in its appraisal. These ratios are based on our book value, tangible book value and core earnings as of and for the 12 months ended December 31, 2011 and the latest date for which complete financial data is publicly available for the peer group.

	Price to Core Earnings Multiple		Price to Book Value Ratio	Price to Tangible Book Value Ratio
Meetinghouse Bancorp (pro forma):
Minimum	27.40	x	51.76%	51.76%
Midpoint	34.39		56.34	56.34
Maximum	42.38		60.31	60.31
Maximum, as adjusted	53.11		64.27	64.27
Peer group companies as of February 17, 2012:
Alliance Bancorp, Inc. (ALLB)	N/M		73.99	73.99
Chicopee Bancorp, Inc. (CBNK)	N/M		90.90	90.90
FedFirst Financial Crop. (FFCO)	N/M		70.14	71.65
Hampden Bancorp, Inc. (HBNK)	N/M		87.49	87.49
Mayflower Bancorp, Inc. (MFLR)	18.49		74.86	74.86
Newport Bancorp, Inc. (NFSB)	31.41		87.44	87.44
OBA Financial Services, Inc. (OBAF)	N/M		78.76	78.76
Peoples Federal Bancshares, Inc. (PEOP)	37.50		93.75	93.75
Standard Financial Corp. (STND)	17.39		69.87	79.40
WVS Financial Corp. (WVFC)	10.59		59.31	59.31
Average	23.08		78.65	79.76
Median	18.49		76.81	79.08
All publicly-traded thrift institutions(1):
Average	19.54		80.31	86.89
Median	17.54		77.92	80.12

N/M—Not meaningful.

(1)
Excludes mutual holding companies.

        Compared to the average pricing ratios of the peer group at the maximum of the offering range, our stock would be priced at a premium of 83.6% to the peer group on a price-to-core earnings basis, a discount of 23.3% to the peer group on a price-to-book basis and a discount of 24.4% on a price-to-tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be less expensive than the peer group on an earnings, book value and tangible book value basis. In addition to a peer group comparison of equity and earnings pricing ratios, RP Financial's valuation took into consideration the recent volatility of the stock markets, bank and thrift stocks in general and the appraisal peer group. The pro forma pricing ratios and uneven after-market price performance of recently converted banks and thrifts was also considered. The appraisal, as approved by our board of directors, concluded that the pro forma pricing ratio discounts represented an appropriate balance of these various considerations in establishing Meetinghouse Bancorp's valuation, and the number of shares to be sold.

        Our board of directors reviewed RP Financial's appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the valuation range was reasonable and adequate. The purchase price of $10.00 per share was determined by the board of directors, taking into account, among other factors, offering the common stock in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.

        The independent appraisal does not indicate market value. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the offering.

Possible Change in Offering Range

        RP Financial will update its appraisal before we complete the stock offering, subject to final approval by our board of directors. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 661,250 shares without further notice to you. If our pro forma market value at the end of the stock offering period is either below $4,250,000 or above $6,612,500, then, after consulting with the Federal Deposit Insurance Corporation and the Massachusetts Commissioner of Banks, we may: terminate the offering and promptly return all funds, with interest; set a new offering range and give all subscribers the opportunity to confirm, modify or rescind their stock purchase orders; or take such other actions as may be permitted by the Federal Deposit Insurance Corporation, the Massachusetts Commissioner of Banks and the Securities and Exchange Commission.

Conditions to Completing the Conversion and Offering

        We are conducting the conversion and offering under the terms of our plan of conversion. We cannot complete the conversion and offering unless:

  •
  we sell at least the minimum number of shares offered;

  •
  we receive the final regulatory approvals from the Massachusetts Commissioner of Banks and the Federal Reserve Bank of Boston, and the non-objection of the Federal Deposit Insurance Corporation, to complete the offering; and

  •
  our depositors approve the plan of conversion.

Benefits of the Offering to Management

        Employee Stock Ownership Plan.    We have adopted an employee stock ownership plan that will purchase 8% of the shares sold in the offering. The employee stock ownership plan's purchase will be funded by a 7-year loan from Meetinghouse Bancorp. As the loan is repaid and shares are released from collateral, the plan will allocate shares to the accounts of participating employees. Participants will receive allocations based on their individual compensation as a percentage of total plan compensation. Nonemployee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See "Pro Forma Data" for an illustration of the effects of this plan.

        Future Equity Incentive Plan.    We intend to implement an equity incentive plan no earlier than six months after completion of the conversion. If we implement the plan within one year after the conversion, the plan must be approved by a majority of the total votes eligible to be cast by our stockholders. If we implement the plan more than one year after the conversion, it must be approved by a majority of the total votes cast by our stockholders. If adopted within one year following the completion of the conversion, the equity incentive plan will reserve a number of shares of common stock equal to not more than 4% of the shares issued in the conversion, for restricted stock awards to key employees and directors, at no cost to the recipients, and will also reserve a number of stock options equal to not more than 10% of the shares of common stock issued in the conversion for key employees and directors. If the equity incentive plan is adopted after one year from the date of the completion of the conversion, the 4% and 10% limitations described above will no longer apply, and we may adopt equity incentive plans encompassing more than 14% of the shares of common stock that were issued in the conversion. However, if we adopt the equity incentive plan within three years of the completion of the offering, the plan may be subject to other applicable regulatory requirements. We have not yet determined when we will present these plans for stockholder approval and we have not yet determined the number of shares that would be reserved for issuance under this plan. We will incur additional compensation expense as a result of this plan. See "Pro Forma Data" for an illustration of the effects of this plan.

        Potential Dilution and Increased Compensation Costs Related to Equity Benefit Plans.    The following table summarizes at the maximum of the offering range the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire in the offering and the total value of all restricted stock awards and stock options that are expected to be available under the equity incentive plan (assuming the equity incentive plan is implemented within one year following completion of the conversion). The equity incentive plan may award a greater number of options and restricted stock awards if the plan is adopted more than one year after completion of the conversion. At the maximum of the offering range and upon completion of the offering, we would sell and have outstanding 575,000 shares.

	Number of Shares to be Granted or Purchased
	At Maximum of Offering Range	As a % of Common Stock Issued in Conversion	Dilution Resulting from Issuance of Additional Shares(1)	Total Estimated Value
Employee stock ownership plan(1)	46,000	8.0%	—%	$460,000
Restricted stock awards(1)	23,000	4.0	3.85	230,000
Stock options(2)	57,500	10.0	9.09	181,700

Total	126,500	22.0%	12.28%	$871,700

(1)
Assumes the value of Meetinghouse Bancorp common stock is $10.00 per share for purposes of determining the total estimated value of the grants.

(2)
Assumes the value of a stock option is $3.16, which was determined using the Black-Scholes option-pricing formula. See "Pro Forma Data."

        We will recognize additional annual employee compensation and benefit expenses stemming from our employee stock ownership plan and equity incentive plan if approved by stockholders. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices generally require that they be based on the fair value of the options or shares of common stock at the date of the grant, with respect to the equity incentive plan, and the average market value of the shares during the year in which shares are committed to be released and allocated, with respect to the employee stock ownership plan. We will recognize expenses for our employee stock ownership plan when shares are committed to be released and allocated to participants' accounts as the trustee repays the loan used to acquire the shares over the expected 7-year loan term. We will recognize expenses for restricted stock awards and stock options generally over the vesting period of awards made to recipients. These benefit expenses in the first year following the offering have been estimated to be approximately $100,000, after taxes, at the maximum of the offering range, as set forth in the pro forma financial information under "Pro Forma Data" assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock.

        Employment Agreement.    Meetinghouse Bank does not currently maintain employment agreements with any of its employees. Upon completion of the conversion, Meetinghouse Bancorp, Inc. and Meetinghouse Bank intend to enter into a three-year employment agreement with Anthony A. Paciulli, President and Chief Executive Officer. The employment agreement will be subject to annual renewal by the boards of directors for an additional year beyond the then-current expiration date. The initial base salary under the employment agreement will be $193,000. See "Our Management—Employment Agreements and Severance Arrangements."

        Change in Control Agreements.    Meetinghouse Bank does not currently maintain change in control employment agreements with any of its employees. Upon completion of the conversion, Meetinghouse Bank intends to enter into a two-year change in control agreement with Wayne Gove, Meetinghouse Bank's Chief Financial Officer, and Steven K. Borgerson, Meetinghouse Bank's Vice President and Lending Officer. "Our Management—Employment Agreements and Severance Arrangements."

Persons Who Can Order Stock in the Subscription and Community Offerings

        We have granted rights to subscribe for shares of Meetinghouse Bancorp common stock in a subscription offering to the following persons in the following order of priority:

  1.
  Persons with $50 or more on deposit at Meetinghouse Bank as of the close of business on December 31, 2010.

  2.
  Persons with $50 or more on deposit at Meetinghouse Bank as of the close of business on December 31, 2011.

  3.
  Our employee stock ownership plan.

  4.
  Our employees, officers and directors who do not have a higher priority right.

        If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion. Any shares remaining will be allocated in the order of priorities described above. See "The Conversion and Stock Offering—Subscription Offering and Subscription Rights" for a description of the allocation procedures.

        We intend to offer shares not sold in the subscription offering to the general public in a community offering. Natural persons who are residents of the Massachusetts communities of Dorchester and Milton will be given a preference to purchase shares in the community offering. We may, in our sole discretion, reject orders received in the community offering either in whole or in part. If your order is rejected in part, you cannot cancel the remainder of your order.

        Shares not sold in the subscription offering or the community offering may be sold in a syndicated community offering to be managed by Keefe, Bruyette & Woods. The syndicated community offering, if any, will only occur after the completion of the subscription offering and the community offering.

Subscription Rights

        You are not allowed to transfer your subscription rights, and we will act to ensure that you do not do so. Except for individual retirement account stock purchases, the subscription rights of a qualifying account may not be transferred to an account that is in a different form of ownership. Adding or deleting a name or otherwise altering the form of beneficial ownership of a qualifying account will result in the loss of your subscription rights. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person involving the transfer of the shares that you purchase. We will not accept any stock orders that we believe involve the transfer of subscription rights. Depositors who enter into agreements to allow other investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

Deadline for Ordering Stock in the Subscription and Community Offerings

        The subscription offering will end at 12:00 Noon, Eastern time, on [                        , 2012]. We expect the community offering, if held, will terminate at the same time, although it may continue without notice to you until [                        , 2012], or longer if the Federal Deposit Insurance Corporation and Massachusetts Commissioner of Banks approve a later date. If we extend the community offering beyond [                        , 2012], we will notify all subscribers and give them the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will return your funds promptly with interest at our passbook savings rate or cancel your deposit account withdrawal authorization.

Purchase Limitations

        Our plan of conversion establishes limitations on the purchase of stock in the offering. These limitations include the following:

  •
  The minimum purchase is 25 shares.

  •
  No individual (or individuals on a single deposit account) may purchase more than $150,000 of common stock (which equals 15,000 shares) in all categories of the offering combined.

  •
  No individual, together with any associates, and no group of persons acting in concert, may purchase more than $250,000 of common stock (which equals 25,000 shares) in all categories of the offering combined.

        Subject to the approval of the Federal Deposit Insurance Corporation and Massachusetts Commissioner of Banks, we may increase or decrease the purchase limitations at any time. Our employee stock ownership plan may purchase up to 8% of the shares sold in the offering without regard to theses purchase limitations.

How to Purchase Common Stock

        If you want to place an order for shares in the offering, you must complete an original stock order form and send it to us together with full payment, or deliver it in person to the stock information center located at our office (2250 Dorchester Avenue, Dorchester, Massachusetts). We must receive your stock order form before the end of the subscription offering or the end of the community offering, as appropriate, regardless of the postmark date. Once we receive your order, you cannot cancel or change it without our consent.

        To ensure that we properly identify your subscription rights, you must list all of your deposit accounts as of the applicable eligibility date on the stock order form. If you fail to do so, your subscription may be reduced or rejected if the offering is oversubscribed. To preserve your purchase priority, you must register the shares only in the name(s) of person(s) listed on your deposit account at the applicable date of eligibility. You may not add the names of others who were not eligible to purchase common stock in the offering on the applicable date of eligibility.

        You may pay for shares in the subscription offering or the community offering in any of the following ways:

  •
  By check or money order made payable to "Meetinghouse Bancorp, Inc."; or

  •
  By authorizing withdrawal from an account at Meetinghouse Bank.

        Wire transfers are not an acceptable form of payment.

        We will pay interest on your subscription funds at the rate we pay on our passbook savings accounts, which is currently 0.25% per annum, from the date we receive your funds until the offering is completed or terminated. All funds authorized for withdrawal from deposit accounts with us will earn interest at the applicable account rate until the offering is completed or terminated. If, as a result of a withdrawal from a certificate of deposit, the balance falls below the minimum balance requirement, the remaining funds will earn interest at our passbook savings rate. There will be no early withdrawal penalty for withdrawals from certificates of deposit held at Meetinghouse Bank and used to pay for stock.

Using IRA Funds to Purchase Shares in the Offering

        You may be able to subscribe for shares of common stock using funds in your individual retirement account(s) ("IRA"). If you wish to use some or all of the funds in your Meetinghouse Bank IRA or other retirement account, the applicable funds must first be transferred to a self-directed retirement account maintained by an unaffiliated institutional trustee or custodian, such as a brokerage firm. An annual fee may be payable to the new trustee. If you do not have such an account, you will need to establish one and transfer your funds before placing your stock order. Our stock information center can help you if you wish to place an order for stock using funds held in an IRA at Meetinghouse Bank or elsewhere. Because processing IRA transactions takes additional time, we recommend that you contact our stock information center for guidance promptly, preferably at least two weeks before the [                        , 2012] offering deadline. Whether you may use retirement funds for the purchase of shares in the offering will depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

How We Intend to Use the Proceeds of This Offering

        The following table summarizes how we intend to use the proceeds of this offering, based on the sale of shares at the minimum and maximum of the offering range.

(In thousands)	Minimum 425,000 Shares at $10.00 per Share	Maximum 575,000 Shares at $10.00 per Share
Offering proceeds	$4,250	$5,750
Less: estimated offering expenses	760	760

Net offering proceeds	3,490	4,990
Less:
Proceeds contributed to Meetinghouse Bank	1,745	2,495
Proceeds used for loan to employee stock ownership plan	340	460

Proceeds retained by Meetinghouse Bancorp	$1,405	$2,035

        Initially, we intend to invest the offering proceeds in short-term investments. In the future, Meetinghouse Bancorp may use the portion of the proceeds that it retains to, among other things, pay cash dividends and repurchase shares of common stock, subject to regulatory restrictions, or for general corporate purposes. Over time, Meetinghouse Bank intends to use the portion of the proceeds that it receives to fund new loans. We expect that the anticipated loan growth will occur primarily in our residential mortgage loan portfolio, but we have not allocated specific dollar amounts to any particular area of our portfolio. The amount of time that it will take to deploy the proceeds of the offering into loans will depend primarily on the level of loan demand.

        We also may use the proceeds of the offering to diversify our business or acquire other companies or expand our branch network, although we have no specific plans to do so at this time.

Purchases by Directors and Executive Officers

        We expect that our directors and executive officers, together with their associates, will subscribe for approximately 104,000 shares, which is 20.8% of the shares that would be sold in the offering at the midpoint of the offering range. Our directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, if there is an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering.

Market for Meetinghouse Bancorp Common Stock

        We intend to have the common stock of Meetinghouse Bancorp quoted for trading on the OTC Bulletin Board. Keefe, Bruyette & Woods currently intends to become a market maker in the common stock, but it is under no obligation to do so. In addition, if needed, Keefe, Bruyette & Woods will assist us in obtaining additional market makers. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares.

Meetinghouse Bancorp Dividend Policy

        Following the offering, our board of directors will consider adopting a policy of paying cash dividends. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future. Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition.

Tax Consequences

        As a general matter, the conversion will not be a taxable transaction for purposes of federal income taxes to persons who receive or exercise subscription rights. We have received an opinion from our special counsel, Kilpatrick Townsend & Stockton LLP, to this effect. See "The Conversion and Offering—Material Income Tax Consequences."

Delivery of Prospectus

        To ensure that each person in the subscription and community offerings receives a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days before such date or hand-deliver prospectuses later than two days before that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or order form by means other than the U.S. mail.

        We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 12:00 Noon, Eastern time, on [                        , 2012] whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Stock Certificates in the Subscription and Community Offerings

        Certificates representing shares of common stock issued in the subscription and community offerings will be mailed to purchasers at the address provided by them on the order form as soon as practicable following completion of the conversion and offering. Until certificates for common stock are available and delivered to purchasers, purchasers may not be able to sell their shares, even though trading of the common stock will have commenced.

Stock Information Center

        Our banking personnel may not, by law, answer any investment-related questions about the offering. If you have any questions regarding the offering, please call our information hotline at (      )       -        to speak to a representative of Keefe, Bruyette & Woods,  Inc. Representatives are available by telephone Monday through Friday, 10:00 a.m. to 6:00 p.m., Eastern time. You may also meet in person with a representative by visiting our stock information center located at our office in Dorchester on Thursdays from 9:00 am to 5:00 pm and Fridays from 9:00 am to 12:00 Noon. The stock information center will be closed on weekends and bank holidays.

Risk Factors

        You should consider carefully the following risk factors before purchasing Meetinghouse Bancorp common stock.

Risks Related to Our Business

We have derived a significant portion of our income from secondary mortgage market activities, which is a volatile source of income, and we may incur losses or charges with respect to these activities which would negatively affect our earnings.

        We have derived a significant portion of our pre-tax income from originating fixed-rate residential mortgage loans and selling them to investors in the secondary market. Gains on secondary market activities amounted to $195,000, or 104.7% of pre-tax income, during the three months ended December 31, 2011, $525,000, or 107.1% of pre-tax income, during the year ended September 30, 2011, and $255,000, or 48.7% of pre-tax income, during the year ended September 30, 2010. This is generally considered a volatile source of income because it depends largely on the level of loan volume which, in turn, depends largely on prevailing market interest rates. Generally, mortgage banking volume tends to increase during periods of low or declining market interest rates. The opposite tends to occur during periods of high or increasing market interest rates. In addition, although we sell loans into the secondary market without recourse, we are required to give customary representations and warranties about the loans to the buyers. If we breach those representations and warranties, the buyers may require us to repurchase the loans and we may incur a loss on the repurchase.

Customer service fees are a significant component of our noninterest income and one deposit account relationship accounts for a significant portion of those fees.

        Customer services fees totaled $74,000, or 26.7% of noninterest income, for the three months ended December 31, 2011, $294,000, or 34.0% of noninterest income, for the year ended September 30, 2011, and $289,000, or 49.6% of noninterest income, for the year ended September 30, 2010. One commercial deposit account relationship accounted for $53,000, or 71.6%, of total customer service fees for the quarter ended December 31, 2011, $200,000, or 68.0%, of total customer service fees for the year ended September 30, 2011, and $180,000, or 62.3%, of total customer service fees for the year ended September 30, 2010. Although we do not have a contractual arrangement with this deposit customer, our President and Chief Executive Officer has developed a close business relationship with the customer during his career in the banking industry. The loss of this deposit account relationship would have a material adverse effect on our earnings.

Our non-owner occupied residential real estate loans may expose us to increased credit risk.

        At December 31, 2011, $7.7 million, or 28.1% of our residential real estate loans, were secured by non-owner occupied properties. Loans secured by non-owner occupied properties generally expose us to greater risk of non-payment and loss than loans secured by owner occupied properties because their repayment depend primarily on the continuing ability of tenant(s) to pay rent to the property owner, who is our borrower, or, if the property is vacant, on the property owner's ability to repay the loan without the benefit of a rental income stream. In addition, the physical condition of non-owner occupied properties is often below that of owner occupied properties due to lax property maintenance standards, which has an adverse effect on the value of the collateral properties.

Our commercial real estate, construction, commercial business and consumer loan portfolios may expose us to increased credit risk.

        Although historically not a significant component of our lending activities, these types of loans generally involve a greater risk of loss than residential real estate loans. See "Our Business—Lending

Activities—Loan Underwriting Risks" for a discussion of the increased risks associated with these loans. Furthermore, in the case of commercial real estate, construction and commercial business loans, these loans generally have a larger average principal balance than the average residential real estate loan and are outstanding to a relatively small number of borrowers. Consequently, if we incur a loss on one or more of these loans, it would likely have a material adverse effect on our financial condition and earnings.

Our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio.

        Like all financial institutions, we maintain an allowance for loan losses at a level representing management's best estimate of inherent losses in the portfolio based upon management's evaluation of the portfolio's collectibility as of the corresponding balance sheet date. At December 31, 2011, our allowance for loan losses was $330,000. However, our allowance for loan losses may be insufficient to cover actual loan losses, and future provisions for loan losses could materially adversely affect our operating results. In addition, our regulators, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to increase the allowance for loan losses by recognizing additional provisions for loan losses charged to income, or to charge off loans, which, net of any recoveries, would decrease the allowance for loan losses. Any such additional provisions for loan losses or charge-offs, as required by these regulatory agencies, could have a material adverse effect on our operating results.

Opening a branch office may negatively affect our earnings.

        Depending on market conditions, we may seek to expand our current single office operation by opening one or more branch offices in our primary market area. Numerous factors contribute to the successful operation of a branch office, including finding a suitable location and qualified personnel to staff the office and designing and implementing an effective marketing strategy. Opening and operating a new branch office will increase our operating expenses. It generally takes time for a new branch office to generate sufficient loan and deposit volume to offset the operating expenses of the branch office, the more significant of which, like salaries and occupancy expense, are considered fixed costs.

As a small community bank, compliance with current and potential regulation and scrutiny may adversely affect our profitability and efficiency and have a dilutive effect on your ownership interest.

        We are subject to extensive regulation, supervision and examination by the Federal Deposit Insurance Corporation and Massachusetts Commissioner of Banks, and after the offering, Meetinghouse Bancorp will be subject to regulation and supervision by the Federal Reserve Board and the Securities and Exchange Commission. As a small community bank, compliance with current and potential regulation and scrutiny may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital, and limit our ability to pursue business opportunities efficiently. In response, we may be required to or choose to raise additional capital, which could have a dilutive effect on the existing holders of Meetinghouse Bancorp common stock and adversely affect the market price of the common stock.

The loss of our President and Chief Executive Officer could hurt our operations.

        We rely heavily on the services of our President and Chief Executive Officer, Anthony A. Paciulli. The loss of his services would have an adverse effect on us because we are a small community bank and Mr. Paciulli has more responsibilities and functions to perform than his typical counterpart at a larger financial institution with more employees. In addition, as a small community bank, we have fewer management-level personnel who are in position to succeed and assume his responsibilities. We intend to enter into an employment contract with Mr. Paciulli. For further discussion, see "Our Management—Executive Compensation."

A return of recessionary conditions in our national economy and, in particular, local economy could increase our level of nonperforming loans and/or reduce demand for our products and services, which would lead to lower revenue, higher loan losses and lower earnings.

        Our business activities and earnings are affected by general business conditions in the United States and, in particular, our local market area as a result of our geographic concentration of lending activities. Dramatic declines in real estate values and high levels of foreclosures resulted in significant asset write-downs by financial institutions, which have caused many financial institutions to seek additional capital, to merge with other institutions and, in some cases, to fail. While our primary market area was not affected by the recessionary conditions as much as the United States generally, our primary market area was negatively impacted by the downturn in the economy and experienced increased unemployment levels and a softening of the local real estate market, including reductions in local property values. A further decline in real estate values may cause some of our real estate secured loans to become inadequately collateralized. This would expose us to increased risk of loss if we seek to recover on a defaulted loan by selling the underlying collateral and the outstanding loan balance exceeds the proceeds of sale of the property. Furthermore, a return of recessionary conditions and/or continued negative developments in the domestic and international credit markets may significantly affect the markets in which we do business, the value of our loans and investments, and our ongoing operations, costs and profitability. Unlike larger financial institutions that are more geographically diversified, our profitability depends on the general economic conditions in our primary market area. A substantial majority of our loans are secured by real estate or made to businesses in our primary market area. A prolonged or more severe downturn in the local economy could result in significant increases in nonperforming loans, which would negatively impact our interest income and result in higher provisions for loan losses, which would reduce our earnings. The economic downturn could also result in reduced demand for credit or fee-based products and services, which would negatively impact our revenues.

Changes in interest rates may hurt our profits and asset values.

        Like other financial institutions, we are subject to interest rate risk. Our primary source of income is net interest and dividend income, which is the difference between interest earned on loans and investments and the interest paid on deposits and borrowings. Changes in the general level of interest rates can affect our net interest and dividend income by affecting the difference between the weighted-average yield earned on our interest-earning assets and the weighted-average rate paid on our interest-bearing liabilities, or interest rate spread, and the average life of our interest-earning assets and interest-bearing liabilities. Changes in interest rates also can affect: (1) the ability to originate loans; (2) the value of our interest-earning assets and our ability to realize gains from the sale of such assets; (3) the ability to obtain and retain deposits in competition with other available investment alternatives; and (4) the ability of our borrowers to repay adjustable or variable rate loans. Interest rates are highly sensitive to many factors, including government monetary policies, domestic and international economic and political conditions and other factors beyond our control. Although we believe that the estimated maturities of our interest-earning assets currently are well balanced in relation to the estimated maturities of our interest-bearing liabilities, our profitability could be adversely affected as a result of changes in interest rates.

Strong competition within our market area could reduce our profits and slow growth.

        As the economy recovers, we will face more intense competition both in making loans and attracting deposits, particularly as a small community bank. This competition may make it more difficult for us to make new loans and may force us to offer lower loan rates and higher deposit rates. Pricing competition for loans and deposits might result in our earning less on our loans and paying more on our deposits, which would reduce net interest and dividend income. Competition also makes it more difficult to grow loans and deposits. Many of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market area.

We own stock in the Federal Home Loan Bank of Boston, which recently had to suspend its dividend.

        As a member bank, Meetinghouse Bank is required to purchase capital stock in the Federal Home Loan Bank in an amount commensurate with the amount of Meetinghouse Bank's advances and unused borrowing capacity. This stock, carried at cost, amounted to $527,000 at December 31, 2011. In response to unprecedented market conditions and potential future losses, the Federal Home Loan Bank announced in February 2009 an initiative to preserve capital by the adoption of a revised retained earnings target, declaration of a moratorium on excess stock repurchases and the suspension of cash dividend payments. If the Federal Home Loan Bank is unable to meet minimum regulatory capital requirements or is required to aid the remaining Federal Home Loan Banks, our holding of Federal Home Loan Bank stock may be determined to be other-than-temporarily impaired and may require a charge to earnings. In February 2011, the Federal Home Loan Bank of Boston re-instituted its dividend, but at a substantially lower rate (0.30% annual yield) than the pre-suspension rate (2.50% annual yield). The failure to recognize dividend income from our required investment in Federal Home Loan Bank stock, or to recognize dividend income at significantly below historical levels, will negatively effect our net interest and dividend income.

We operate in a highly regulated environment, which has increased our compliance costs, and we may be adversely affected by changes in laws and regulations.

        We are subject to extensive government regulation, supervision and examination by the Federal Deposit Insurance Corporation and the Massachusetts Commissioner of Banks. Meetinghouse Bancorp will also be subject to regulation and supervision by the Federal Reserve Board upon the consummation of the conversion and offering. Such regulation, supervision and examination govern the activities in which we may engage and are intended primarily for the protection of the deposit insurance fund and our depositors. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. In addition, the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") has and will continue to change the current bank regulatory structure and affect the lending, investment, trading and operating activities of financial institutions and their holding companies. Many aspects of the Dodd-Frank Act are subject to rulemaking and will take effect over several years. While it is difficult to anticipate the overall impact of the Dodd-Frank Act on us and the financial service industry, we expect that at a minimum it will increase our operating costs. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations and earnings.

Risks Related to This Offering

We expect our return on equity will initially be low following the offering which may negatively impact the value of our common stock.

        Return on equity, which equals net income divided by average equity, is a ratio used by many investors to compare the performance of a particular company with other companies. Our pro forma return on equity for the three months ended December 31, 2011 (annualized) and the year ended September 30, 2011 is expected to be 3.82% and 2.30%, respectively, and our pro forma stockholders' equity to assets ratio at December 31, 2011 is expected to be 13.07%, assuming the sale of shares at the maximum of the offering range. Our publicly traded thrift peers used in the independent appraisal as of February 17, 2012 had an average return on equity of 2.69% for the twelve months ended December 31, 2011. Over time, we intend to use the net proceeds from this offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other publicly held companies. This goal could take a number of years to achieve, and it may not be attained. The expected increase in our noninterest expenses following the offering due to operating as a public company and from new equity benefit plans will likely further deter our ability to achieve a competitive return on equity. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See "Pro Forma Data" for an illustration of the financial impact of this offering.

We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.

        We intend to contribute approximately 50% of the net proceeds of the offering to Meetinghouse Bank. Meetinghouse Bancorp intends to retain the remainder to, among other things, invest in securities, pay cash dividends and repurchase shares of common stock, subject to regulatory restrictions. Meetinghouse Bank may use the portion of the proceeds that it receives to fund new loans, open new branches, invest in securities, and expand its other business activities. Meetinghouse Bancorp and Meetinghouse Bank also may use the proceeds of the offering to diversify their businesses and acquire other companies, although we have no specific plans to do so at this time. Except as discussed above, we have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Our stock price may decline when trading commences.

        If you purchase shares in the offering, you may not be able to sell them at or above the $10.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded. Additionally, the stock prices of many recently converted thrift institutions have declined below, and remain below, their initial offering prices.

There will likely be a limited market for our common stock, which may adversely affect our stock price.

        We intend to have our common stock quoted for trading on the OTC Bulletin Board. Our shares of common stock may not be actively traded. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock on short notice, and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and asked price for our common stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

Additional expenses following the offering from operating as a public company will adversely affect our profitability.

        Following the offering, our noninterest expenses will increase as a result of the additional financial accounting, legal and various other additional expenses usually associated with operating as a public company and complying with public company disclosure obligations. Due to these public company obligations, we hired a new Chief Financial Officer in December 2010 and may be required to expand our accounting staff and expand our internal audit and risk management functions, all of which will increase our operating expenses and adversely affect our profitability.

Additional expenses following the offering from the implementation of new equity benefit plans will adversely affect our profitability.

        We will recognize additional annual employee compensation and benefit expenses stemming from our employee stock ownership plan and equity incentive plan if approved by stockholders. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices generally require that they be based on the fair value of the options or shares of common stock at the date of grant, with respect to the equity incentive plan, and the average market value of the shares during the year in which shares are committed to be released and allocated, with respect to the employee stock ownership plan; however, we expect them to be material. We will recognize expenses for our employee stock ownership plan when shares are committed to be released and allocated to participants' accounts as the trustee repays the loan used to acquire the shares over the expected 7-year loan term. We will recognize expenses for restricted stock awards and stock options generally over the vesting period of awards made to recipients. These benefit expenses in the first year following the offering have been estimated to be approximately $100,000, after taxes, at the maximum of the offering range, as set forth in the pro forma financial information under "Pro Forma Data" assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of these plans, see "Our Management—Benefit Plans."

We expect that a significant percentage of our common stock will be held by our directors, executive officers and employee benefit plans which, if voted together, could prevent actions requiring a supermajority vote, such as the amendment of certain provisions of the articles of incorporation and bylaws.

        We expect that our directors and executive officers, together with their associates, intend to subscribe for 104,000 shares in the offering. In addition, we intend to establish an employee stock ownership plan that intends to purchase 8.0% of the shares sold in the offering. As a result, upon consummation of the offering, a total of up to 138,000, or 32.5%, and 150,000, or 26.1%, of our outstanding shares will be held by our directors and executive officers and our employee stock ownership plan at the minimum and maximum of the offering range, respectively. Additional shares will be held by management following the implementation of an equity incentive plan, which we intend to implement no earlier than six months following the completion of the offering. The articles of incorporation and bylaws of Meetinghouse Bancorp contain supermajority voting provisions that require that the holders of at least 75% of Meetinghouse Bancorp's outstanding shares of voting stock approve certain actions including, but not limited to, the amendment of certain provisions of Meetinghouse Bancorp's articles of incorporation and bylaws. If our directors and executive officers and benefit plans hold more than 25% of our outstanding common stock following the completion of the offering, the shares held by these individuals and benefit plans could be voted in a manner that would ensure that the 75% supermajority needed to approve such actions could not be attained. For more information on the restrictions included in the articles of incorporation and bylaws of Meetinghouse Bancorp, see "Restrictions on the Acquisition of Meetinghouse Bancorp."

Issuance of shares for benefit programs will dilute your ownership interest.

        We intend to adopt an equity incentive plan following the offering. If stockholders approve the new equity incentive plan, we intend to issue shares to our officers, employees and directors through this plan. If the restricted stock awards under the equity incentive plan are funded from authorized but unissued stock, your ownership interest in the shares will be diluted by up to approximately 3.8%, assuming awards of common stock equal to 4% of the number of the shares sold in the offering are awarded under the plan. If the shares issued upon the exercise of stock options under the equity incentive plan are issued from authorized but unissued stock, your ownership interest in the shares will be diluted by up to approximately 9.1%, assuming stock option grants equal to 10% of the number of the shares sold in the offering are granted under the plan. See "Pro Forma Data" and "Our Management—Equity Incentive Plan."

The articles of incorporation and bylaws of Meetinghouse Bancorp and certain regulations may prevent or make more difficult certain transactions, including a sale or merger of Meetinghouse Bancorp.

        Provisions of the articles of incorporation and bylaws of Meetinghouse Bancorp, state corporate law and federal and state banking regulations may make it more difficult for companies or persons to acquire control of Meetinghouse Bancorp. Consequently, our stockholders may not have the opportunity to participate in such a transaction and the trading price of our common stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. The factors that may discourage takeover attempts or make them more difficult include:

  •
  Articles of incorporation and bylaws.  Provisions of the articles of incorporation and bylaws of Meetinghouse Bancorp that may make it more difficult and expensive to pursue a takeover attempt that the board of directors opposes include:

  •
  supermajority voting requirements for changes to certain provisions of the articles of incorporation and bylaws, which makes it more difficult for shareholders to change provisions of our governing documents;

  •
  a limitation on the right to vote shares, which prohibits any person who owns in excess of 10% of the outstanding shares of Meetinghouse Bancorp common stock from any vote with respect to the shares held in excess of the limit;

  •
  the election of directors to staggered terms of three years, which makes it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors at a single annual meeting of shareholders without the consent of the incumbent board of directors of Meetinghouse Bancorp;

  •
  the removal of directors only for cause, which makes it more difficult for shareholders to remove directors and replace them with their own nominees;

  •
  the absence of cumulative voting by stockholders in the election of directors, which may prevent a shareholder from electing nominees opposed by the board of directors of Meetinghouse Bancorp;

  •
  provisions restricting the calling of special meetings of stockholders, which delays consideration of a shareholder proposal until the next annual meeting; and

  •
  provisions regarding the timing and content of stockholder proposals and nominations, which gives our board of directors time to consider the qualifications of proposed nominees,

      the merits of the proposals and, to the extent deemed necessary or desirable by our board of directors, to inform shareholders and make recommendations about those matters.

  •
  Massachusetts and federal banking regulations and Maryland corporate law.  Massachusetts banking regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the Massachusetts Commissioner of Banks. Additional state corporate law and federal banking regulations place limitations on the acquisition of certain percentages of our common stock and impose restrictions on these significant stockholders.

        For further information, see "Restrictions on the Acquisition of Meetinghouse Bancorp."

A Warning About Forward-Looking Statements

        This prospectus contains forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Forward-looking statements include:

  •
  statements of our goals, intentions and expectations;

  •
  statements regarding our business plans, prospects, growth and operating strategies;

  •
  statements regarding the quality of our loan and investment portfolios; and

  •
  estimates of our risks and future costs and benefits.

        These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

  •
  increased lending risks associated with increased construction and commercial lending;

  •
  general economic conditions, either nationally or in our primary market area, that are worse than expected;

  •
  a continued decline in real estate values;

  •
  changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

  •
  increased competitive pressures among financial services companies;

  •
  changes in consumer spending, borrowing and savings habits;

  •
  legislative, regulatory or supervisory changes that adversely affect our business;

  •
  adverse changes in the securities markets; and

  •
  changes in accounting or auditing standards, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.

        Any of the forward-looking statements that we make in this prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

 Selected Consolidated Financial and Other Data

        The summary financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at September 30, 2011 and 2010 and for the years then ended is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at December 31, 2011 and 2010 and for the three months then ended was not audited, but, in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the three months ended December 31, 2011 are not necessarily indicative of the results of operations that may be expected for the entire year.

		At September 30,
	At December 31, 2011
(In thousands)		2011	2010
	(Unaudited)
Selected Financial Condition Data:
Total assets	$68,663	$66,203	$64,354
Cash and cash equivalents	12,988	8,513	3,607
Securities available-for-sale	5,613	6,111	7,157
Loans, net	41,835	42,376	43,555
Loans held-for-sale	3,436	4,426	6,919
Deposits	63,232	60,753	57,943
Federal Home Loan Bank advances	—	—	1,302
Total equity	5,233	5,165	4,873

	Three Months Ended December 31,		Years Ended September 30,
(In thousands)	2011	2010	2011	2010
	(Unaudited)
Selected Operating Data:
Interest and dividend income	$695	$743	$2,738	$2,916
Interest expense	159	180	660	892

Net interest and dividend income	536	563	2,078	2,024
Provision (benefit) for loan losses	15	(12)	(11)	18

Net interest and dividend income after provision (benefit) for loan losses	521	575	2,089	2,006
Noninterest income	277	352	865	583
Noninterest expense	612	609	2,464	2,065

Income before income taxes	186	318	490	524
Income tax expense	75	128	197	208

Net income	$111	$190	$293	$316

	At or For the Three Months Ended December 31,		At or For the Years Ended September 30,
Selected Financial Ratios and Other Data(1):	2011	2010	2011	2010
	(Unaudited)
Performance Ratios:
Return on average assets	0.67%	1.20%	0.46%	0.51%
Return on average equity	8.64	15.32	5.80	6.84
Interest rate spread(2)	3.27	3.62	3.33	3.24
Net interest margin(3)	3.47	3.85	3.53	3.51
Noninterest expense to average assets	3.68	3.85	3.85	3.33
Efficiency ratio(4)	75.28	66.56	83.72	79.21
Average interest-earning assets to average interest-bearing liabilities	119.73	118.84	117.99	117.35
Average equity to average assets	7.71	7.85	7.90	7.44
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans(5)	0.78%	0.68%	0.74%	0.74%
Allowance for loan losses as a percent of non-performing loans	1,375.00	85.09	1,260.00	37.51
Net charge-offs (recoveries) to average outstanding loans during the period	—	—	—	—
Non-performing loans as a percent of total loans(5)	0.06	0.80	0.06	1.98
Non-performing loans as a percent of total assets	0.04	0.59	0.04	1.35
Capital Ratios:
Total capital to risk-weighted assets	14.40%	12.76%	13.20%	12.10%
Tier 1 capital to risk-weighted assets	13.50	11.99	12.40	11.30
Tier 1 capital to average assets	7.80	7.84	7.70	7.60
Other Data:
Number of full service offices	1	1	1	1

(1)
Ratios for the three months ended December 31, 2011 and 2010 have been annualized where appropriate.

(2)
Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)
Represents net interest and dividend income as a percent of average interest-earning assets.

(4)
Represents noninterest expense divided by the sum of net interest and dividend income and noninterest income.

(5)
Loans are presented before the allowance for loan losses but include deferred loan origination fees, net. Excludes loans held-for-sale.

Use of Proceeds

        The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the offering expenses incurred. Payments for shares made through withdrawals from deposit accounts at Meetinghouse Bank will reduce deposits and will not result in the receipt of new funds for investment. See "Pro Forma Data" for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
(Dollars in thousands)	425,000 Shares at $10.00 Per Share	Percent of Net Proceeds	500,000 Shares at $10.00 Per Share	Percent of Net Proceeds	575,000 Shares at $10.00 Per Share	Percent of Net Proceeds	661,250 Shares at $10.00 Per Share	Percent of Net Proceeds
Offering proceeds	$4,250		$5,000		$5,750		$6,613
Less: offering expenses	760		760		760		760

Net offering proceeds	3,490	100.0%	4,240	100.0%	4,990	100.0%	5,853	100.0%
Less:
Proceeds contributed to Meetinghouse Bank	1,745	50.0	2,120	50.0	2,495	50.0	2,926	50.0
Proceeds used for loan to employee stock ownership plan	340	9.7	400	9.4	460	9.2	529	9.0

Proceeds retained by Meetinghouse Bancorp	$1,405	40.3%	$1,720	40.6%	$2,035	40.8%	$2,398	41.0%

        Meetinghouse Bancorp initially intends to invest the proceeds it retains from the offering in short-term, liquid investments, such as U.S. treasury and government agency securities, mortgage-backed securities and cash and cash equivalents. The actual amounts to be invested in different instruments will depend on the interest rate environment and Meetinghouse Bancorp's liquidity requirements. In the future, Meetinghouse Bancorp may liquidate its investments and use those funds:

  •
  to pay dividends to stockholders;

  •
  to repurchase shares of its common stock, subject to regulatory restrictions;

  •
  to finance the possible acquisition of other financial institutions or other businesses that are related to banking, although we currently have no plans, arrangements or understandings regarding potential acquisition opportunities; and

  •
  for general corporate purposes, including contributing additional capital to Meetinghouse Bank.

        Under Federal Deposit Insurance Corporation regulations, Meetinghouse Bancorp may not repurchase shares of its common stock during the first year following the offering, except that stock repurchases of no greater than 5% of outstanding capital stock may be made during this one-year period where compelling and valid business reasons are established to the satisfaction of the Federal Deposit Insurance Corporation. In addition, Meetinghouse Bancorp will be subject to the Federal Reserve Board's notice provisions for stock repurchases. See "Regulation and Supervision—Holding Company Regulation."

        Meetinghouse Bank initially intends to invest the proceeds that it receives from the offering, which is shown in the table above as the proceeds contributed to Meetinghouse Bank, in short-term liquid investments. Over time, Meetinghouse Bank may use the proceeds it receives from the offering:

  •
  to fund new loans;

  •
  to invest in securities;

  •
  to finance the possible expansion of its business activities by opening one or more branch offices, although we currently have no definitive plans or arrangements regarding any branch offices; and

  •
  for general corporate purposes.

        We may need regulatory approval to engage in some of the activities listed above. We currently have no specific plans or agreements regarding any expansion activities or acquisitions.

        We currently anticipate that the proceeds of the offering contributed to Meetinghouse Bank will primarily be used to fund new loans. We expect the anticipated loan growth will occur primarily in our residential mortgage loan portfolio, but we have not allocated specific dollar amounts to any particular area of our portfolio. The amount of time that it will take to deploy the proceeds of the offering into loans will depend primarily on the level of loan demand. During the three months ended December 31, 2011 and year ended September 30, 2011, we originated $3.1 million and $9.2 million of loans for portfolio, respectively.

        Except as described above, neither Meetinghouse Bancorp nor Meetinghouse Bank has any specific plans, arrangements or understandings for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the offering, see "The Conversion and Stock Offering—Reasons for the Conversion and Offering."

 Our Dividend Policy

        Following the offering, our board of directors will consider adopting a policy of paying cash dividends. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.

        The board of directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards, and economic conditions. We will also consider the regulatory restrictions that affect the payment of dividends by Meetinghouse Bank to us, discussed below.

        Meetinghouse Bancorp is subject to Maryland law, which generally permits a corporation to pay dividends on its common stock unless, after giving effect to the dividend, the corporation would be unable to pay its debts as they become due in the usual course of its business or the total assets of the corporation would be less than its total liabilities.

        Dividends from Meetinghouse Bancorp may depend, in part, upon receipt of dividends from Meetinghouse Bank because Meetinghouse Bancorp will have no source of income other than dividends from Meetinghouse Bank and earnings from investment of net proceeds from the offering retained by Meetinghouse Bancorp. Massachusetts banking law and Federal Deposit Insurance Corporation regulations limit distributions from Meetinghouse Bank to Meetinghouse Bancorp. See "Regulation and Supervision—Massachusetts Banking Laws and Supervision—Dividends" and "—Federal Regulations—Prompt Corrective Regulatory Action." In addition, Meetinghouse Bancorp is subject to the Federal Reserve Board's policy that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by Meetinghouse Bancorp appears consistent with its capital needs, asset quality and overall financial condition. See "Regulation and Supervision—Holding Company Regulation."

        Any payment of dividends by Meetinghouse Bank to us that would be deemed to be drawn out of Meetinghouse Bank's bad debt reserves would require Meetinghouse Bank to pay federal income taxes at the then current income tax rate on the amount deemed distributed. See "Federal and State Taxation—Federal Income Taxation." Meetinghouse Bancorp does not contemplate any distribution by Meetinghouse Bank that would result in this type of tax liability.

 Market for the Common Stock

        We have not previously issued common stock and there is currently no established market for our common stock. We expect that our common stock will be quoted for trading on the OTC Bulletin Board upon completion of the offering. Keefe, Bruyette & Woods currently intends to become a market maker in the common stock, but it is under no obligation to do so. We cannot assure you that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

        The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should recognize that there may be a limited trading market in the common stock and, therefore, should have the financial ability to withstand a longer-term investment horizon.

Capitalization

        The following table presents the historical consolidated capitalization of Meetinghouse Bank at December 31, 2011 and the pro forma consolidated capitalization of Meetinghouse Bancorp reflecting the offering (referred to as "pro forma" information). The pro forma capitalization gives effect to the assumptions listed under "Pro Forma Data," based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares as a result of the exercise of options granted under the proposed equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization.

		Meetinghouse Bancorp Pro Forma Capitalization Based Upon the Sale of
	Meetinghouse Bank Capitalization as of December 31, 2011
(Dollars in thousands, except per share amounts)		425,000 Shares at $10.00 Per Share	500,000 Shares at $10.00 Per Share	575,000 Shares at $10.00 Per Share	661,250 Shares at $10.00 Per Share
Deposits(1)	$63,232	$63,232	$63,232	$63,232	$63,232
Borrowings	—	—	—	—	—

Total deposits and borrowed funds	$63,232	$63,232	$63,232	$63,232	$63,232

Stockholders' equity:
Preferred stock:
500,000 shares, $0.01 par value per share, authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock:
5,000,000 shares, $0.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding	—	4	5	6	7
Additional paid-in capital	—	3,486	4,235	4,984	5,846
Retained earnings(2)	5,094	5,094	5,094	5,094	5,094
Accumulated other comprehensive income	139	139	139	139	139
Less:
Common stock acquired by employee stock ownership plan(3)	—	(340)	(400)	(460)	(529)
Common stock to be acquired by equity incentive plan(4)	—	(170)	(200)	(230)	(265)

Total stockholders' equity	$5,233	$8,213	$8,873	$9,533	$10,292

Stockholders' equity to assets(1)	7.62%	11.46%	12.27%	13.07%	13.96%

(1)
Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits and assets by the amounts of the withdrawals.

(2)
Retained earnings are restricted by applicable regulatory capital requirements.

(3)
Assumes that 8% of the shares of common stock sold in the offering will be purchased in the offering by the employee stock ownership plan with funds borrowed from Meetinghouse Bancorp. Under generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of capital and a liability to the employee stock ownership plan. As shares are released to plan participants' accounts, a compensation expense will be charged, along with the related tax benefit, and a reduction in the charge against capital will occur in the amount of the compensation expense recognized. Since the funds are borrowed from Meetinghouse Bancorp, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the consolidated financial statements of Meetinghouse Bancorp. The loan will be repaid principally through Meetinghouse Bank's contributions to the employee stock ownership plan and dividends payable on unallocated common stock held by the plan over the anticipated 7-year term of the loan. See "Our Management—Benefit Plans—Employee Stock Ownership Plan."

(4)
Assumes the purchase in the open market at $10.00 per share, for restricted stock awards under the proposed equity incentive plan, of a number of shares equal to 4% of the number of the shares of common stock sold in the offering. The shares are reflected as a reduction of stockholders' equity. The equity incentive plan will be submitted to stockholders for approval at a meeting following the offering. See "Risk Factors—Risks Related to This Offering—Issuance of shares for benefit programs will dilute your ownership interest," "Pro Forma Data" and "Our Management—Equity Incentive Plan."

 Regulatory Capital Compliance

        At December 31, 2011, Meetinghouse Bank exceeded all regulatory capital requirements and was considered "well capitalized" under applicable regulations. The following table presents Meetinghouse Bank's capital position relative to its regulatory capital requirements at December 31, 2011, on a historical and a pro forma basis. The table reflects receipt by Meetinghouse Bank of 50% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan is deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "Use of Proceeds," "Capitalization" and "Pro Forma Data." For a discussion of the capital standards applicable to Meetinghouse Bank, see "Regulation and Supervision—Federal Regulations—Capital Requirements."

			Meetinghouse Bank Pro Forma at December 31, 2011
	Historical at December 31, 2011		Minimum of Offering Range 425,000 Shares at $10.00 per Share		Midpoint of Offering Range 500,000 Shares at $10.00 per Share		Maximum of Offering Range 575,000 Shares at $10.00 per Share		15% Above Maximum of Offering Range 661,250 Shares at $10.00 per Share
(Dollars in thousands)	Amount	Percent of Assets(1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
Total capital under generally accepted accounting principles (GAAP)	$5,233	8.06%	$6,468	9.71%	$6,753	10.08%	$7,038	10.44%	$7,365	10.86%

Tier 1 capital to average assets:
Capital level(2)	$5,081	7.83%	$6,316	9.48%	$6,601	9.85%	$6,886	10.22%	$7,213	10.64%
Requirement	2,596	4.00	2,665	4.00	2,680	4.00	2,695	4.00	2,713	4.00

Excess	$2,485	3.83%	$3,651	5.48%	$3,921	5.85%	$4,191	6.22%	$4,500	6.64%

Tier 1 capital to risk-weighted assets:
Capital level(2)(3)	$5,081	13.54%	$6,316	16.67%	$6,601	17.39%	$6,886	18.10%	$7,213	18.92%
Requirement	1,501	4.00	1,515	4.00	1,518	4.00	1,521	4.00	1,525	4.00

Excess	$3,580	9.54%	$4,801	12.67%	$5,083	13.39%	$5,365	14.10%	$5,688	14.92%

Total capital to risk-weighted assets:
Capital level(2)(3)	$5,411	14.42%	$6,646	17.54%	$6,931	18.26%	$7,216	18.97%	$7,543	19.79%
Requirement	3,003	8.00	3,031	8.00	3,037	8.00	3,043	8.00	3,050	8.00

Excess	$2,408	6.42%	$3,615	9.54%	$3,894	10.26%	$4,173	10.97%	$4,493	11.79%

Reconciliation of capital infusion to Meetinghouse Bank:
Net proceeds of offering			$3,490		$4,240		$4,990		$5,853
Proceeds to Meetinghouse Bank			1,745		2,120		2,495		2,926
Less stock acquired by ESOP			(340)		(400)		(460)		(529)
Less stock acquired by equity incentive plan			(170)		(200)		(230)		(265)

Pro forma increase in GAAP and regulatory capital			$1,235		$1,520		$1,805		$2,132

(1)
Based on average assets of $64.9 million and risk-weighted assets of $37.5 million.

(2)
A portion of the net unrealized gains on securities available for sale accounts for the difference between capital calculated under generally accepted accounting principles in the United States of America ("GAAP") and Tier 1 capital. The add-back to total capital of the allowance for loan losses accounts for the difference between GAAP capital and total capital.

(3)
Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

 Pro Forma Data

        The following tables show information about our net income and stockholders' equity reflecting the sale of common stock in the offering. The information provided illustrates our pro forma net income and stockholders' equity based on the sale of common stock at the minimum, midpoint, maximum and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed and may vary from our estimates. Net proceeds indicated in the following tables are based upon the following assumptions:

  •
  All shares of stock will be sold in the subscription and community offerings;

  •
  Our employee stock ownership plan will purchase a number of shares equal to 8% of the shares sold in the offering with the proceeds of a loan from Meetinghouse Bancorp that will be repaid in equal installments over 7 years;

  •
  Keefe, Bruyette & Woods will receive a success fee equal to $150,000; and

  •
  Total expenses of the offering, excluding fees and discounts paid to Keefe, Bruyette & Woods, will be approximately $610,000.

        Pro forma net income for the three months ended December 31, 2011 and the year ended September 30, 2011 have been calculated as if the offering were completed at the beginning of each period, and the net proceeds had been invested at 0.83% and 0.96%, respectively, which represents the five-year U.S. Treasury Note rate at December 31, 2011 and September 30, 2011, respectively.

        A pro forma after-tax return on net proceeds of 0.50% is used for the three months ended December 31, 2011 and 0.58% for the year ended September 30, 2011, respectively, after giving effect to a combined federal and state income tax rate of 40.0% for the period. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

        When reviewing the following tables you should consider the following:

  •
  Because funds on deposit at Meetinghouse Bank may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma tables do not reflect withdrawals from deposit accounts.

  •
  Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders' equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed equity incentive plan.

  •
  Pro forma stockholders' equity ("book value") represents the difference between the stated amounts of our assets and liabilities. Pro forma tangible stockholders' equity excludes intangible assets. Book value amounts do not represent fair market values or amounts available for distribution to stockholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of Meetinghouse Bank's special bad debt reserves for income tax purposes or give effect to the liquidation account in the event of liquidation, which would be required in the unlikely event of liquidation. See "Federal and State Taxation" and "The Conversion and Stock Offering—Effects of Conversion to Stock Form."

  •
  The amounts shown as pro forma stockholders' equity per share do not represent possible future price appreciation of our common stock.

  •
  The amounts shown do not include the impact of new expenses we expect to incur as a result of our operating as a public company.

        The following pro forma data is based on Meetinghouse Bank's capital at December 31, 2011 and September 30, 2011, and net income for the three months ended December 31, 2011 and for the year ended September 30, 2011. The pro forma data may not represent the actual financial effects of the offering or our operating results after the offering. The pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data does not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to stockholders if we were to be liquidated after the conversion.

	Three Months Ended December 31, 2011
(Dollars in thousands, except per share amounts)	Minimum of Offering Range 425,000 Shares at $10.00 per Share	Midpoint of Offering Range 500,000 Shares at $10.00 per Share	Maximum of Offering Range 575,000 Shares at $10.00 per Share	15% Above Maximum of Offering Range 661,250 Shares at $10.00 per Share
Gross proceeds	$4,250	$5,000	$5,750	$6,613
Less: estimated offering expenses	(760)	(760)	(760)	(760)

Estimated net conversion proceeds	3,490	4,240	4,990	5,853
Less: common stock acquired by employee stock ownership plan(1)	(340)	(400)	(460)	(529)
Less: common stock to be acquired by equity incentive plan(2)	(170)	(200)	(230)	(265)

Net investable proceeds	$2,980	$3,640	$4,300	$5,059
Pro forma net income:
Historical	$111	$111	$111	$111
Pro forma income on net investable proceeds	4	5	5	6
Less: pro forma employee stock ownership plan adjustments(1)	(7)	(9)	(10)	(11)
Less: pro forma restricted stock award expense(2)	(5)	(6)	(7)	(8)
Less: pro forma stock option expense(3)	(6)	(7)	(8)	(10)

Pro forma net income	$97	$94	$91	$88
Pro forma net income per share:
Historical	$0.28	$0.24	$0.21	$0.18
Pro forma income on net investable proceeds	0.01	0.01	0.01	0.01
Less: pro forma employee stock ownership plan adjustments(1)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma restricted stock award expense(2)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma stock option expense(3)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income per share	$0.24	$0.20	$0.17	$0.14
Offering price as a multiple of annualized pro forma net income per share	$10.42	$12.50	$14.71	$17.86
Number of shares used to calculate pro forma net income per share(4)	392,214	461,429	530,643	610,239
Pro forma stockholders' equity (book value)(4):
Historical	$5,233	$5,233	$5,233	$5,233
Estimated net proceeds	3,490	4,240	4,990	5,853
Less: common stock acquired by employee stock ownership plan(1)	(340)	(400)	(460)	(529)
Less: common stock to be acquired by equity incentive plan(2)	(170)	(200)	(230)	(265)

Pro forma stockholders' equity	$8,213	$8,873	$9,533	$10,292
Pro forma stockholders' equity per share(4):
Historical	$12.31	$10.47	$9.10	$7.91
Estimated net proceeds	8.21	8.48	8.68	8.85
Less: common stock acquired by employee stock ownership plan(1)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock to be acquired by equity incentive plan(2)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders' equity per share	$19.32	$17.75	$16.58	$15.56
Offering price as a percentage of pro forma stockholders' equity per share	51.76%	56.34%	60.31%	64.27%
Number of shares used to calculate pro forma stockholders' equity per share(4)	425,000	500,000	575,000	661,250

	Year Ended September 30, 2011
(Dollars in thousands, except per share amounts)	Minimum of Offering Range 425,000 Shares at $10.00 per Share	Midpoint of Offering Range 500,000 Shares at $10.00 per Share	Maximum of Offering Range 575,000 Shares at $10.00 per Share	15% Above Maximum of Offering Range 661,250 Shares at $10.00 per Share
Gross proceeds	$4,250	$5,000	$5,750	$6,613
Less: estimated offering expenses	(760)	(760)	(760)	(760)

Estimated net conversion proceeds	3,490	4,240	4,990	5,853
Less: common stock acquired by employee stock ownership plan(1)	(340)	(400)	(460)	(529)
Less: common stock to be acquired by equity incentive plan(2)	(170)	(200)	(230)	(265)

Net investable proceeds	$2,980	$3,640	$4,300	$5,059
Pro forma net income:
Historical	$293	$293	$293	$293
Pro forma income on net investable proceeds	17	21	25	29
Less: pro forma employee stock ownership plan adjustments(1)	(29)	(34)	(39)	(45)
Less: pro forma restricted stock award expense(2)	(20)	(24)	(28)	(32)
Less: pro forma stock option expense(3)	(24)	(28)	(33)	(38)

Pro forma net income	$237	$228	$218	$207
Pro forma net income per share:
Historical	$0.74	$0.63	$0.55	$0.48
Pro forma income on net investable proceeds	0.04	0.05	0.05	0.05
Less: pro forma employee stock ownership plan adjustments(1)	(0.07)	(0.07)	(0.07)	(0.07)
Less: pro forma restricted stock award expense(2)	(0.05)	(0.05)	(0.05)	(0.05)
Less: pro forma stock option expense(3)	(0.06)	(0.06)	(0.06)	(0.06)

Pro forma net income per share	$0.60	$0.50	$0.42	$0.35
Offering price as a multiple of pro forma net income per share	$16.67	$20.00	$23.81	$28.57
Number of shares used to calculate pro forma net income per share(4)	395,857	465,714	535,571	615,907
Pro forma stockholders' equity (book value)(4):
Historical	$5,165	$5,165	$5,165	$5,165
Estimated net proceeds	3,490	4,240	4,990	5,853
Less: common stock acquired by employee stock ownership plan(1)	(340)	(400)	(460)	(529)
Less: common stock to be acquired by equity incentive plan(2)	(170)	(200)	(230)	(265)

Pro forma stockholders' equity	$8,145	$8,805	$9,465	$10,224

Pro forma stockholders' equity per share(4):
Historical	$12.15	$10.33	$8.98	$7.81
Estimated net proceeds	8.21	8.48	8.68	8.85
Less: common stock acquired by employee stock ownership plan(1)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock to be acquired by equity incentive plan(2)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders' equity per share	$19.16	$17.61	$16.46	$15.46

Offering price as a percentage of pro forma stockholders' equity per share	52.19%	56.79%	60.75%	64.68%
Number of shares used to calculate pro forma stockholders' equity per share(4)	425,000	500,000	575,000	661,250

(1)
Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 8% of the shares sold in the offering (34,000, 40,000, 46,000 and 52,900 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds to acquire these shares from the net offering proceeds retained by Meetinghouse Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in the Wall Street Journal, which is currently 3.25%, which will be fixed at the consummation of the offering and be for a term of 7 years. Meetinghouse Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that Meetinghouse Bancorp will earn on the loan will offset a portion of the compensation expense recorded by Meetinghouse Bank as it contributes to the employee stock ownership plan. As the debt is paid down, shares will be released for allocation to participants' accounts and stockholders' equity will be increased. The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. The combined federal and state income tax rate is assumed to be 40.0%. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon the market value of shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (1/7 of the total, based on a 7 year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater.

(2)
Assumes that Meetinghouse Bancorp will purchase in the open market a number of shares of stock equal to 4% of the shares sold in the offering (17,000, 20,000, 23,000 and 26,450 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), that will be reissued as restricted stock awards under an equity incentive plan to be adopted following the offering. Purchases will be funded with cash on hand at Meetinghouse Bancorp or with dividends paid to Meetinghouse Bancorp by Meetinghouse Bank. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 3.85%. The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of Meetinghouse Bancorp common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 40.0%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.

(3)
The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the equity incentive plan expected to be adopted following the offering. The table assumes that a number of shares equal to 10% of the shares sold in the offering (42,500, 50,000, 57,500 and 66,125 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively) will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $3.16 for each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0.00%; expected life, 10 years; expected volatility, 19.34%; and risk-free interest rate, 1.89%. Because there currently is no market for Meetinghouse Bancorp common stock, the assumed expected volatility is based on the SNL Index for all publicly-traded thrifts. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded was an amortized expense during each year, that 25% of the options awarded are nonqualified options and that the combined federal and state income tax rate was 40.0%. If the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. Meetinghouse Bancorp may use a valuation technique other than the Black-Scholes option-pricing formula and that technique may produce a different value. The issuance of authorized but unissued shares of common stock to satisfy stock option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 9.1%.

(4)
The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the offering, less the number of shares purchased by the employee stock ownership plan not committed to be released within one year following the offering. The number of shares used to calculate pro forma stockholders' equity per share equals the total number of shares to be outstanding upon completion of the offering.

Our Business

General

        Founded in 1914, Meetinghouse Bank is a Massachusetts chartered cooperative bank headquartered in the Boston community of Dorchester. We operate as a community bank offering traditional financial services to consumers and businesses within our primary market area. We attract deposits from the general public and use those funds primarily to originate residential mortgage loans. To a much lesser extent, we also originate commercial real estate loans, construction loans, commercial business loans and consumer loans. We conduct our lending and deposit activities primarily with individuals and small businesses in our primary market area.

        Meetinghouse Bancorp, a Maryland corporation, was incorporated in February 2012 to become the holding company for Meetinghouse Bank upon completion of the conversion. Before the completion of the conversion, Meetinghouse Bancorp will not engage in any significant activities other than organizational activities. Following completion of the conversion, Meetinghouse Bancorp's business activity will be the ownership of the outstanding capital stock of Meetinghouse Bank and management of the investment of offering proceeds retained from the conversion.

        Initially, Meetinghouse Bancorp will not own or lease any property but instead use the premises, equipment and other property of Meetinghouse Bank with the payment of appropriate rental fees, as required by applicable law and regulations, under the terms of an expense allocation agreement that Meetinghouse Bancorp and Meetinghouse Bank will enter into upon completion of the conversion. The expense allocation agreement generally provides that Meetinghouse Bancorp will pay to Meetinghouse Bank, on a quarterly basis, fees for its use of Meetinghouse Bank's premises, equipment and other property in an amount to be determined by the board of directors of Meetinghouse Bancorp and Meetinghouse Bank. Such fees shall not be less than the fair market value received for such goods or services.

        Meetinghouse Bancorp and Meetinghouse Bank will also enter into a tax allocation agreement upon completion of the conversion as a result of their status as members of an affiliated group under the Internal Revenue Code. The tax allocation agreement generally provides that Meetinghouse Bancorp will file consolidated federal tax income returns with Meetinghouse Bank and its subsidiaries. The tax allocation agreement also formalizes procedures for allocating the consolidated tax liability of the group among its members and establishes procedures for the future payments by Meetinghouse Bank to Meetinghouse Bancorp for tax liabilities attributable to Meetinghouse Bank and its subsidiary. In the future, Meetinghouse Bancorp may acquire other financial institutions or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

        Our website address is www.meetinghousebank.com. The information on our website should not be considered a part of this prospectus.

Market Area

        We conduct our operations from our sole office located in the Boston community of Dorchester. Our primary market area for lending and deposit activities is the community of Dorchester and the Town of Milton. Milton, located adjacent to and south of Dorchester, is an affluent suburb of Boston. The economy of our market area is a diverse cross section of employment sectors, with a mix of services, light manufacturing, small wholesale/retail trade, health care facilities and finance related employment. The greater Boston metropolitan area also has many life science and high technology companies employing personnel with specialized skills. These factors affect the demand for residential homes, residential construction, office buildings, shopping centers, and other commercial properties in our market area. Communities within our market area include many older residential commuter towns which function partially as business and service centers.

        Dorchester is located in Suffolk County. Milton is located in Norfolk County. Suffolk County and Norfolk County are considered part of the Boston metropolitan area. Based on the 2010 United States census, the Boston metropolitan area is the 10th largest metropolitan area in the United States. Located adjacent to major transportation corridors, the Boston metropolitan area provides a highly diversified economic base, with major employment sectors ranging from services, higher education, manufacturing and wholesale/retail trade, to finance, technology and medical care. Based on U.S. Census Bureau data, 2010 median household income was $50,597 for Suffolk County and $81,027 for Norfolk County, compared to median household income for Massachusetts of $64,509 and $51,914 for the United States for 2010. In addition, 2010 per capita income was $30,720 for Suffolk County and $42,371 for Norfolk County, compared to per capita income for Massachusetts of $33,966 and $27,334 for the United States for 2010.

Competition

        As a small community bank, we face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the financial institutions operating in our market area and from other financial service companies such as securities brokerage firms, credit unions and insurance companies. We also face competition for investors' funds from money market funds, mutual funds and other corporate and government securities. At June 30, 2011, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held 0.05% of the deposits in Suffolk County, which was the 25th largest market share out of 41 financial institutions with offices in Suffolk County. At June 30, 2011, we also held 0.06% of the deposits in the city of Boston, which was the 19th largest market share out of 35 financial institutions with offices in Boston. This data does not reflect deposits held by credit unions with which we also compete. All of the financial institutions with whom we compete are larger than we are and, therefore, have greater resources and are able to offer a broader range of products and services than we do.

        Our competition for loans comes from financial institutions, including credit unions, in our market area and from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from nondepository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

        We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the internet, and made it possible for nondepository institutions to offer products and services that traditionally have been provided by banks. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

        General.    The largest segment of our loan portfolio is real estate mortgage loans. To a much lesser extent, we also originate commercial real estate loans, construction loans, commercial business loans and consumer loans. We generally retain in our portfolio all adjustable-rate residential mortgage loans we originate and sell fixed-rate residential mortgage loans to investors in the secondary market. We intend to continue to emphasize residential mortgage lending.

        Residential Mortgage Loans.    The largest segment of our loan portfolio is residential mortgage loans to enable borrowers to purchase or refinance existing homes, most of which serve as the primary residence of the owner. At December 31, 2011, residential mortgage loans were $27.4 million, or

65.1%, of our total loan portfolio, the substantial portion of which are adjustable rate loans. Our residential mortgage loan portfolio also includes loans secured by non-owner occupied properties. At December 31, 2011, $7.7 million, or 28.1% of our residential mortgage loan portfolio, consisted of residential mortgage loans secured by non-owner occupied properties. Residential mortgage loans secured by non-owner occupied properties have heightened risk characteristics compared to residential mortgage loans secured by owner occupied properties. See "—Lending Activities—Loan Underwriting Risks" for additional information. At December 31, 2011, the average balance of a residential mortgage loan was $230,000.

        We offer a mix of adjustable-rate mortgage loans and fixed-rate mortgage loans with terms of up to 30 years. Generally, our fixed-rate loans conform to Fannie Mae and Freddie Mac underwriting guidelines and are originated with the intention to sell. Our adjustable-rate mortgage loans generally adjust annually after an initial fixed period that ranges from three to five years. Interest rates and payments on our adjustable-rate loans generally are adjusted to a rate equal to a specified percentage above the one year LIBOR rate. Depending on the loan type, the maximum amount by which the interest rate may be increased or decreased is generally 2% per adjustment period and the lifetime interest rate cap is 6% over the initial interest rate of the loan. Our adjustable rate residential mortgage loans do not have floor interest rates. Our residential mortgage loans generally do not have prepayment penalties.

        Borrower demand for adjustable-rate compared to fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans as compared to the interest rates and loan fees for adjustable-rate loans. The relative amount of fixed-rate and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. The loan fees, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

        While residential mortgage loans are normally originated with 15- or 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans on a regular basis. Additionally, our current practice is generally to (1) sell to the secondary market newly originated 15-year or longer term conforming fixed-rate residential mortgage loans, and (2) to hold in our portfolio shorter-term fixed-rate loans and adjustable-rate loans. Generally, conforming fixed-rate loans are sold to third parties with servicing released.

        Generally, we do not make one- to four-family residential real estate loans with loan-to-value ratios exceeding 80%. Loans with loan-to-value ratios in excess of 80% typically require private mortgage insurance. We require all properties securing mortgage loans to be appraised by a board-approved independent appraiser. We also require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, and flood insurance is required for loans on properties located in a flood zone.

        To a limited extent, we also originate first mortgage loans secured by multi-family properties. At December 31, 2011, multi-family real estate loans totaled $927,000, or 2.2% of our total loan portfolio, and consisted of three loans to three unaffiliated borrowers.

        Commercial Real Estate Loans.    We offer adjustable-rate mortgage loans secured by a variety of commercial real estate, such as small office buildings and retail properties. At December 31, 2011, commercial real estate loans were $6.5 million, or 15.4%, of our total loan portfolio. We originate adjustable-rate commercial real estate loans for terms up to 10 years and payments based on an amortization schedule of 15- to 30-years. Interest rates and payments on our adjustable-rate loans adjust every five years and generally are adjusted to a rate equal to a specified percentage above the corresponding Prime Rate as published in the Wall Street Journal. Loans are secured by first mortgages, generally are originated with a maximum loan-to-value ratio of 80% of the property's appraised value. Commercial real estate loans also are supported by personal guarantees. At December 31, 2011, the average balance of a commercial real estate loan was $210,000.

        At December 31, 2011, our largest commercial real estate loan had an outstanding balance of $426,000 and is secured by three commercial properties. The loan were performing according to its original repayment terms at December 31, 2011.

        Construction Loans.    At December 31, 2011, construction loans were $1.3 million, or 3.0%, of our total loan portfolio, and consisted of four loans to four unaffiliated borrowers. Our construction loans generally are fixed-rate interest-only loans that provide for the payment of interest only during the construction phase, and are typically for a term of 12 months. The interest rates on our construction loans generally give consideration to the Prime Rate as published in the Wall Street Journal and market conditions. At the end of the construction phase, the loan is generally paid in full. Construction loans generally can be made with a maximum loan to value ratio of 75% of the appraised market value estimated upon completion of the project.

        We primarily originate speculative construction loans to contractors and builders to finance the construction and rehabilitation of residential dwellings. A construction loan is considered speculative if, when we originate the loan, the borrower does not have a contract in place for the sale of the underlying property. We primarily lend to experienced local builders and contractors with whom we have established relationships. Our construction loans are primarily secured by properties located within our primary market area. Most of our loans for the construction of residential properties are for residences in need of repair that have been purchased at substantial discount.

        At December 31, 2011, our largest outstanding construction loan amounted to $664,500, of which $334,000 was outstanding. The loan is secured by three residential condominium units. This loan was performing according to its original repayment terms at December 31, 2011.

        Commercial Business Loans.    We make commercial business loans primarily to small businesses located in our market area. At December 31, 2011, commercial business loans were $837,000, or 2.0%, of our total loan portfolio. Our commercial business loan portfolio consists primarily of loans that are secured by equipment or other business assets. Commercial business loans and lines of credit are made with variable rates of interest. Variable rates are based on the Prime Rate as published in The Wall Street Journal, plus a margin. Commercial business loans typically have shorter maturity terms and higher interest spreads than real estate loans, but generally involve more credit risk because of the type and nature of the collateral. In addition, commercial business loans are made to well-known customers.

        At December 31, 2011, our largest commercial business loan was a $350,000 line of credit, of which $270,000 was outstanding. The loan, secured by assets of the borrower, was performing according to its original terms at December 31, 2011.

        Consumer Loans.    We offer consumer loans generally as an accommodation to our existing customers and do not emphasize this type of lending. Our consumer loans generally consist of home equity loans and lines of credit, automobile loans for both new and used vehicles, and secured and unsecured personal lines of credit. The procedures for underwriting consumer loans include an assessment of the applicant's payment history on other debts and ability to meet existing obligations and payments on the proposed loan.

        Home equity lines of credit have variable interest rates equal to a specified percentage above the Prime Rate as published in The Wall Street Journal and generally have maximum terms of 15 years. Borrowers are allowed to draw down from the line of credit for a period up to the first five years depending on the individual borrower, after which the then-outstanding loan balance is fully amortized over the remaining term. Home equity loans are generally fixed-rate loans that fully amortize over a maximum term of 15 years. Both home equity lines of credit and home equity loans are originated with a maximum loan to value of 80%, including any first mortgage balance. At December 31, 2011, the outstanding balance of home equity loans and lines of credit totaled $4.7 million, or 11.2%, of our total loan portfolio. Automobile loans and other consumer loans typically are originated for a term of up to five years and with fixed interest rates based on market conditions. At December 31, 2011, other consumer loans totaled $476,000, or 1.1% of total loans.

  Loan Underwriting Risks.

        Adjustable-Rate Loans.    Due to historically low interest rate levels, borrowers generally have preferred fixed-rate loans in recent years. While we anticipate that our adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, the increased mortgage payments required of adjustable-rate loans in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans help make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

        Non-Owner Occupied Residential Mortgage Loans.    Residential mortgage loans secured by non-owner occupied rental properties represent a unique credit risk to us and, as a result, we adhere to special underwriting guidelines. Of primary concern in non-owner occupied real estate lending is the consistency of rental income of the property. Payments on loans secured by rental properties often depend on the maintenance of the property and the payment of rent by its tenants. Payments on loans secured by rental properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. To monitor cash flows on rental properties, we require borrowers and loan guarantors, if any, to provide annual financial statements and we consider and review a rental income cash flow analysis of the borrower and consider the net operating income of the property, the borrower's expertise, credit history and profitability, and the value of the underlying property. We generally require collateral on these loans to be a first mortgage along with an assignment of rents and leases.

        Commercial Real Estate Loans.    Loans secured by commercial real estate generally have larger balances and involve a greater degree of risk than residential mortgage loans. Of primary concern in commercial real estate lending is the borrower's creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. We apply what we believe to be conservative underwriting standards when originating commercial real estate loans and seek to limit our exposure to lending concentrations to well-known borrowers and our market area. To monitor cash flows on income properties, we require borrowers and loan guarantors, where applicable, to provide annual financial statements on commercial real estate loans. In reaching a decision on whether to make a commercial real estate loan, we consider the net operating income of the property, the borrower's expertise, credit history, profitability and the value of the underlying property. An environmental survey or environmental risk insurance is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

        Construction Loans.    Construction financing is considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a project having a value which is insufficient to assure full repayment. As a result of the foregoing, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay principal and interest. If we are forced to foreclose on a project before or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs. In addition, speculative construction loans, which are loans made to home builders who, at the time of loan origination, have not yet secured an end buyer for the home under construction, typically carry higher risks than those associated with traditional construction loans. These increased risks arise because of the risk that there will be inadequate demand to ensure the sale of the property within an acceptable time. As a result, in addition to the risks associated with traditional construction loans, speculative construction loans carry the added risk that the builder will have to pay the property taxes and other carrying costs of the property until an end buyer is found. To monitor cash flows on speculative construction properties, we require borrowers and loan guarantors, if any, to provide annual financial statements and, in reaching a decision on whether to make a speculative construction loan, we consider and review a global cash flow analysis of the borrower and consider the borrower's expertise, credit history and profitability. We also disburse funds on a percentage-of-completion basis following an inspection by a third party inspector.

        Commercial Business Loans.    Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

        Consumer Loans.    Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections depend on the borrower's continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

        Loan Originations, Purchases and Sales.    Loan originations come from a number of sources. The primary source of loan originations are our in-house loan originators, and to a lesser extent, advertising and referrals from customers.

        We generally sell into the secondary market newly originated 15-year or longer term conforming fixed-rate residential mortgage loans. Our decision to sell loans is based on prevailing market interest rate conditions and interest rate risk management. Generally, loans are sold to third parties with servicing released. Loans originated for sale into the secondary market are originated against purchase commitments from the investors so as to mitigate any pipeline risk. Occasionally, we have sold participation interests in commercial real estate loans to other financial institutions for which we have served as lead lender.

        For the three months ended December 31, 2011 and year ended September 30, 2011, we originated $30.6 million and $72.6 million of total loans, and sold $28.5 million and $65.9 million of loans all of which were residential mortgage loans.

        Loan Approval Procedures and Authority.    Our lending activities follow written, nondiscriminatory, underwriting standards and loan origination procedures established by our board of directors and management. Our board of directors has granted loan approval authority to certain loan officers up to $500,000. All individual lending authorities are applied based on the borrower's existing and proposed total outstanding indebtedness. All loans in excess of individual loan officer authorities and all loans with exceptions to loan policy must be approved by the Security Committee of the Board of Directors.

        Loans-to-One Borrower Limit and Loan Category Concentration.    The maximum amount that we may lend to one borrower and the borrower's related entities is generally limited, by statute, to 20% of our capital, which is defined under Massachusetts law as the sum of our capital stock, surplus account and undivided profits. Loans secured by a first mortgage on residential property occupied by the borrower are excluded from this limit. At December 31, 2011, our regulatory limit on loans-to-one borrower was $1.0 million. However, we maintain an internal loans-to-one borrower limit that is below the regulatory limit. At December 31, 2011, our internal limit was $800,000. At December 31, 2011, our largest lending relationship consisted of three loans totaling $750,000 that are secured by a single-family residence, a residential condominium and a 6-unit multi-family residence, all of which are non-owner occupied properties. This loan relationship was performing in accordance with its original repayment terms at December 31, 2011. As a result of the offering, our regulatory loans-to-one borrower limit will increase, and we expect to increase our internal loans-to-one borrower limit to a level that will still be less than the increased regulatory limit.

        Loan Commitments.    We issue commitments for fixed- and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established under the contract. Generally, our loan commitments have fixed expiration dates or other termination clauses and may require payment of a fee.

Investment Activities

        We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises and municipal governments, deposits at the Federal Home Loan Bank of Boston, certificates of deposit of federally insured institutions, investment grade corporate bonds and investment grade marketable equity securities. We also are required to maintain an investment in Federal Home Loan Bank of Boston stock. While we have the authority under applicable law to invest in derivative securities, we have not invested in derivative securities.

        At December 31, 2011, our investment portfolio consisted primarily of residential mortgage-backed securities issued by U.S. government agencies and government-sponsored enterprises and corporate debt securities.

        Our investment objectives are to: (i) to provide and maintain liquidity within the guidelines of the Massachusetts banking laws and regulations, (ii) to fully employ the available funds of the Bank; (iii) to earn an average rate of return on invested funds competitive with comparable institutions; (iv) to manage interest rate risk; and (v) to limit risk. Our board of directors has the overall responsibility for the investment portfolio, including approval of our investment policy. Our Audit/Finance Committee, which is appointed by the Board of Directors, consists of three independent directors. The Audit/

Finance Committee is responsible for the management of the investment securities portfolio. The Audit/Finance Committee reviews the status of the portfolio on a monthly basis and report to the board of directors on a monthly basis.

Deposit Activities and Other Sources of Funds

        General.    Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

        Deposit Accounts.    Deposits are attracted, by advertising and through our website, from within our market area through the offering of a broad selection of deposit instruments, including noninterest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as money market accounts), savings accounts and certificates of deposit. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, matching deposit and loan products and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our deposit pricing strategy has typically been to offer competitive rates on all types of deposit products, and to periodically offer special rates in order to attract deposits of a specific type or term.

        Borrowings.    We may use advances from the Federal Home Loan Bank of Boston to supplement our supply of investable funds. The Federal Home Loan Bank functions as a central reserve bank providing credit for its member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain of our whole first mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution's net worth or on the Federal Home Loan Bank's assessment of the institution's creditworthiness. We may also utilize securities sold under agreements to repurchase and overnight repurchase agreements to supplement our supply of investible funds and to meet deposit withdrawal requirements. We had borrowing capacity of approximately $14.9 million with the Federal Home Loan Bank of Boston as of December 31, 2011. At December 31, 2011, we had no outstanding borrowings from the Federal Home Loan Bank of Boston.

        We are a member bank of The Co-operative Central Bank, from which we may borrow funds. Loan advances generally are made on an unsecured basis provided that the aggregate loan balance is less than 5% of our total deposits, our capital ratio exceeds 5%, we meet the required CAMELS rating, and our quarterly and year-to-date net income before extraordinary items is positive. At December 31, 2011, we had $3.2 million of borrowing capacity with the Co-operative Central Bank, none of which was outstanding.

        In addition, we have a $400,000 line of credit available to us from Bankers' Bank Northeast. At December 31, 2011, we had no borrowings outstanding under this credit facility.

Properties

        At December 31, 2011, we conducted business through our sole office, which we own, located in the community of Dorchester in Boston, Massachusetts. The office has an ATM and a drive-up window. At December 31, 2011, the total net book value of our land, buildings, furniture, fixtures and equipment at that location was $1.2 million.

Personnel

        As of December 31, 2011, we had 20 full-time and three part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Legal Proceedings

        Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

        Currently, Meetinghouse Bancorp has no subsidiaries. Upon completion of the conversion and offering, Meetinghouse Bank will become the wholly-owned subsidiary of Meetinghouse Bancorp.

        Meetinghouse Bank has one wholly-owned subsidiary, Meetinghouse Securities Corporation, a Massachusetts-chartered corporation. It was originally established in 2002 as a passive investment corporation to hold investment securities and take advantage of then-favorable state income tax provisions applicable to passive investment corporations. Changes in law have since eliminated this favorable income tax treatment. At December 31, 2011, Meetinghouse Securities Corporation had total assets of $5.4 million.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

        The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the consolidated financial statements and the notes to consolidated financial statements that appear at the end of this prospectus.

Overview

        Income.    Our primary source of income is net interest and dividend income. Net interest and dividend income is the difference between interest and dividend income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. Other sources of income include earnings from customer service fees (mostly from service charges on deposit accounts), bank-owned life insurance, fees from investment management services and gains on the sale of securities.

        Provision for Loan Losses.    The allowance for loan losses is maintained at a level representing management's best estimate of inherent losses in the loan portfolio, based upon management's evaluation of the portfolio's collectibility. The allowance is established through the provision for loan losses, which is charged against income. Charge-offs, if any, are charged to the allowance. Subsequent recoveries, if any, are credited to the allowance. Allocation of the allowance may be made for specific loans or pools of loans, but the entire allowance is available for the entire loan portfolio.

        Expenses.    The noninterest expenses we incur in operating our business consist of salaries and employee benefits, occupancy and equipment, data processing, federal deposit insurance and other general and administrative expenses. Following the offering, our noninterest expenses are likely to increase as a result of operating as a public company. These additional expenses will consist primarily of legal and accounting fees, expenses of stockholder communications and meetings and stock exchange listing fees.

        Salaries and employee benefits consist primarily of salaries and wages paid to our employees, payroll taxes, and expenses for health insurance, retirement plans and other employee benefits. Following the offering, we will recognize additional annual employee compensation expenses stemming from the adoption of new equity benefit plans. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices require that they be based on the fair market value of the shares of common stock or related stock options at specific points in the future. For an illustration of these expenses, see "Pro Forma Data."

        Occupancy and equipment expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of depreciation charges, rental expenses, furniture and equipment expenses, maintenance, real estate taxes and costs of utilities. Depreciation of premises and equipment is computed using a straight-line method based on the estimated useful lives of the related assets, which range from 3 to 50 years, or the expected lease terms, if shorter. Data processing expenses are the fees we pay to third parties for the use of their software and for processing customer information, deposits and loans.

        Federal deposit insurance premiums are payments we make to the Federal Deposit Insurance Corporation for insurance of our deposit accounts.

        Other expenses include expenses for professional services, advertising, office supplies, postage, telephone, insurance and other miscellaneous operating expenses.

Business Strategy

        Our primary objective is to operate and grow a profitable community-oriented financial institution serving customers in our primary market area. We have sought to achieve this through the adoption of a business strategy designed to maintain a strong capital position and high asset quality. Our operating strategy includes the following:

        Continuing to emphasize residential real estate lending in our primary market area.    Since our founding in 1914, our primary lending activity has been real estate mortgage lending in our primary market area. We intend to continue to this as our primary lending activity. At December 31, 2011, residential mortgage loans accounted for 65.1% of our total loans. While we may seek to moderately increase commercial real estate lending and commercial business lending in an effort to increase yield, we intend that residential real estate lending will remain our primary lending activity.

        Continuing conservative underwriting practices while maintaining a high quality loan portfolio.    We believe that strong asset quality is a key to long-term financial success. We have sought to maintain a high level of asset quality and moderate credit risk by using conservative underwriting standards and by diligent monitoring and collection efforts. At December 31, 2011, nonperforming loans amounted to $25,000, or 0.06% of total loans.

        Seeking to increase our market share in our primary market area by opening one or more branch offices and by introducing new products and services.    Currently, we operate from one office in Dorchester. We believe we can better serve the residents and small businesses of Dorchester and Milton and the surrounding communities by opening one or more branch offices and by introducing new products and services. Currently, we have no definitive plans or arrangements regarding any branching activities. In addition, we plan to become a U.S. Small Business Administration-licensed lender so that we may offer SBA-guaranteed low interest rate loans to eligible small businesses in our primary market area.

Critical Accounting Policies

        We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies.

        Allowance for Loan Losses.    The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: the likelihood of default; the loss exposure at default; the amount and timing of future cash flows on impaired loans; the value of collateral; and the determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Management reviews the level of the allowance at least quarterly and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectibility of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic or other conditions differ substantially from the assumptions used in making the evaluation. In addition, the Federal Deposit Insurance Corporation and Massachusetts Commissioner of Banks, as an integral part of their examination process, periodically review our allowance for loan losses and may require us to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings. See notes 2 and 4 of the notes to consolidated financial statements included in this prospectus.

        Deferred Tax Assets.    Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. Management reviews deferred tax assets on a quarterly basis to identify any uncertainties pertaining to realization of such assets. In determining whether a valuation allowance is required against deferred tax assets, management assesses historical and forecasted operating results, including a review of eligible carryforward periods, tax planning opportunities and other relevant considerations. We believe the accounting estimate related to the valuation allowance is a critical estimate because the underlying assumptions can change from period to period. For example, tax law changes or variances in future projected operating performance could result in a change in the valuation allowance. Should actual factors and conditions differ materially from those used by management, the actual realization of net deferred tax assets could differ materially from the amounts recorded in the financial statements. If we were not able to realize all or part of our deferred tax assets in the future, an adjustment to the related valuation allowance would be charged to income tax expense in the period such determination was made and could have a negative impact on earnings. In addition, if actual factors and conditions differ materially from those used by management, we could incur penalties and interest imposed by taxing authorities.

Comparison of Financial Condition at December 31, 2011 and September 30, 2011 and 2010

        Total Assets.    Total assets increased by $2.5 million, from $66.2 million at September 30, 2011 to $68.7 million at December 31, 2011, primarily due to an increase in cash and cash equivalents. This increase was primarily offset by decreases in investments in available-for-sale securities, loans held-for-sale, and loans, net.

        Total assets increased by $1.8 million, from $64.4 million at September 30, 2010 to $66.2 million at September 30, 2011, primarily due to increases in cash and cash equivalents, interest-bearing time deposits in other banks, premises and equipment, net, and other real estate owned. These increases were primarily offset by decreases in investments in available-for-sale securities, loans held-for-sale, and loans, net.

        Cash and Cash Equivalents.    Cash and cash equivalents increased by $4.5 million, from $8.5 million at September 30, 2011 to $13.0 million at December 31, 2011, primarily due to the proceeds from loan repayments and maturing investment securities. Cash and cash equivalents increased by $4.9 million, from $3.6 million at September 30, 2010 to $8.5 million at September 30, 2011, primarily due to the proceeds from loan repayments and maturing investment securities. Federal funds sold balances increased in an effort to increase the yield earned on liquid assets.

        Interest-Bearing Time Deposits in Other Banks.    These deposits amounted to $1.6 million at both September 30, 2011 and December 31, 2011. These deposits increased by $996,000, from $650,000 at September 30, 2010 to $1.6 million at September 30, 2011. We maintain funds in these accounts in order to improve the yield earned on excess liquidity.

        Loans Held-for-Sale.    Loans held-for-sale decreased by $1.0 million, from $4.4 million at September 30, 2011 to $3.4 million at December 31, 2011, primarily due to normal pipeline variances. Loans held-for-sale decreased by $2.5 million, from $6.9 million at September 30, 2010 to $4.4 million at September 30, 2011, also primarily due to normal pipeline variances.

        Loans, Net.    Loans, net, decreased by $600,000, from $42.4 million at September 30, 2011 to $41.8 million at December 31, 2011. Loans, net, decreased by $1.2 million, from $43.6 million at September 30, 2010 to $42.4 million at September 30, 2011. These decreases were primarily due to loan repayments and the effects of the prevailing low interest rate environment on the demand for residential mortgage loans. The low interest rate environment resulted primarily in demand for fixed rate residential mortgage loans, which we generally sell into the secondary market rather than retain in portfolio.

        The following table sets forth the composition of our loan portfolio at the dates indicated.

			At September 30,
	At December 31, 2011
			2011		2010
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
Residential mortgage	$27,398	65.06%	$27,896	65.44%	$29,298	66.87%
Commercial real estate	6,495	15.42	6,555	15.38	6,782	15.48
Construction	1,266	3.01	908	2.13	731	1.67
Multi-family	927	2.20	931	2.18	950	2.17

Total real estate loans	36,086	85.69	36,290	85.13	37,761	86.19
Commercial loans	837	1.99	928	2.17	795	1.82
Consumer loans:
Home equity loans and lines of credit	4,713	11.19	4,926	11.56	4,703	10.73
Other	476	1.13	486	1.14	554	1.26

Total consumer loans	5,189	12.32	5,412	12.70	5,257	11.99

Total loans	42,112	100.00%	42,630	100.00%	43,813	100.00%

Deferred loan origination fees, net	53		61		68
Allowance for loan losses	(330)		(315)		(326)

Net loans	$41,835		$42,376		$43,555

        Loan Maturity.    The following tables set forth certain information at December 31, 2011 and September 30, 2011 regarding dollar amount of loan principal repayments becoming due during the periods indicated. The tables do not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. The amounts shown below exclude net deferred loan fees.

	December 31, 2011
(In thousands)	Residential Mortgage Loans	Commercial Real Estate Loans	Construction Loans	Multi-family Loans	Commercial Loans	Consumer Loans	Total Loans
Amounts due in:
One year or less	$310	$289	$973	$—	$221	$463	$2,256
More than one year to five years	111	1,898	—	322	367	293	2,991
More than five years to ten years	590	2,850	—	362	200	473	4,475
More than ten years	26,387	1,458	293	243	49	3,960	32,390

Total	$27,398	$6,495	$1,266	$927	$837	$5,189	$42,112

	September 30, 2011
(In thousands)	Residential Mortgage Loans	Commercial Real Estate Loans	Construction Loans	Multi-family Loans	Commercial Loans	Consumer Loans	Total Loans
Amounts due in:
One year or less	$320	$—	$615	$—	$240	$463	$1,638
More than one year to five years	132	2,212	—	323	432	307	3,406
More than five years to ten years	427	2,878	—	363	207	483	4,358
More than ten years	27,017	1,465	293	245	49	4,159	33,228

Total	$27,896	$6,555	$908	$931	$928	$5,412	$42,630

        Fixed vs. Adjustable Rate Loans.    The following table sets forth the dollar amount of all scheduled maturities of loans at December 31, 2011 that are due after December 31, 2012 and have either fixed interest rates or adjustable interest rates. The amounts shown below exclude net deferred loan fees.

(In thousands)	Fixed Rates	Floating or Adjustable Rates	Total
Real estate loans:
Residential	$4,801	$22,287	$27,088
Commercial	288	5,918	6,206
Construction	—	293	293
Multi-family	—	927	927

Total real estate	5,089	29,425	34,514
Commercial loans	199	417	616
Consumer loans	2,274	2,452	4,726

Total	$7,562	$32,294	$39,856

        The following table sets forth the dollar amount of all scheduled maturities of loans at September 30, 2011 that are due after September 30, 2012 and have either fixed interest rates or adjustable interest rates. The amounts shown below exclude net deferred loan fees.

(In thousands)	Fixed Rates	Floating or Adjustable Rates	Total
Real estate loans:
Residential	$3,698	$23,878	$27,576
Commercial	294	6,261	6,555
Construction	—	293	293
Multi-family	—	931	931

Total real estate	3,992	31,363	35,355
Commercial loans	207	481	688
Consumer loans	213	4,736	4,949

Total	$4,412	$36,580	$40,992

        Securities.    Our securities portfolio consists primarily of residential mortgage-backed securities issued by U.S. government agencies and government sponsored enterprises. Investments in available-for-sale securities decreased by $500,000, from $6.1 million at September 30, 2011 to $5.6 million at December 31, 2011, primarily due to repayments. Investments in available-for-sale securities decreased by $1.1 million, from $7.2 million at September 30, 2010 to $6.1 million at September 30, 2011, also primarily due to repayments.

        The following table sets forth the amortized cost and fair values of our securities portfolio at the dates indicated.

			At September 30,
	At December 31, 2011
			2011		2010
(In thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available-for-sale:
Corporate debt securities	$300	$305	$300	$327	$300	$336
Mortgage-backed securities	5,085	5,308	5,510	5,784	6,461	6,721
U.S. Government and federal agency obligations	—	—	—	—	100	100

Total	$5,385	$5,613	$5,810	$6,111	$6,861	$7,157

        At December 31, 2011, we had no investments in a single company or entity (other than the U.S. Government or an agency of the U.S. Government), including both debt and equity securities, that had an aggregate book value in excess of 10% of our total equity.

        The following table sets forth the stated maturities and weighted average yields of investment securities at December 31, 2011. Certain mortgage related securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		After Ten Years		Total
(Dollars in thousands)	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
Securities available-for-sale:
Corporate debt	$—	—%	$—	—%	$—	—%	$305	11.45%	$305	11.45%
Mortgage-backed securities	1,584	3.07	2,553	3.30	644	3.55	527	3.65	5,308	3.30

Total	$1,584	3.07%	$2,553	3.30%	$644	3.55%	$832	6.59%	$5,613	3.76%

        The following table sets forth the stated maturities and weighted average yields of investment securities at September 30, 2011. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		After Ten Years		Total
(Dollars in thousands)	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
Securities available-for-sale:
Corporate debt	$—	—%	$—	—%	$—	—%	$327	11.46%	$327	11.46%
Mortgage-backed securities	1,484	4.19	2,887	3.52	819	3.70	594	3.30	5,784	3.70

Total	$1,484	4.19%	$2,887	3.52%	$819	3.70%	$921	6.15%	$6,111	4.10%

        Deposits.    Our primary sources of funds are retail deposit accounts held primarily by individuals and businesses within our primary market area. Total deposits increased by $2.4 million, from $60.8 million at September 30, 2011 to $63.2 million at December 31, 2011, primarily due to a

$1.8 million increase in certificates of deposit, including a $1.0 million certificate of deposit placed by the Commonwealth of Massachusetts to promote small business lending. Cumulative increases in the balances of other deposit accounts accounted for the remainder of the increase in total deposits. Total deposits increased by $2.9 million, from $57.9 million at September 30, 2010 to $60.8 million at September 30, 2011, primarily due to increased deposit inflows in the normal course of business.

        The following table sets forth the balances of our deposit products at the dates indicated.

			At September 30,
	At December 31, 2011
			2011		2010
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Non interest-bearing demand deposits	$10,710	16.94%	$10,020	16.49%	$8,830	15.24%
Interest bearing deposits:
Money market	8,265	13.07	8,360	13.76	8,300	14.32
Regular and other savings	8,828	13.96	8,766	14.43	7,856	13.56
Certificates of deposit	35,429	56.03	33,607	55.32	32,957	56.88

Total	$63,232	100.00%	$60,753	100.00%	$57,943	100.00%

        The following tables set forth the balance of our time deposits by rate and maturity at December 31, 2011 and September 30, 2011.

	Amount Due at December 31, 2011
(Dollars in thousands)	Less than One Year	More than One Year to Two Years	More Than Two Years to Three Years	More than Three Years	Total	% of Total Certificate Accounts
0.00 – 1.00%	$10,754	$546	$—	$—	$11,300	31.90%
1.01 – 2.00%	14,237	2,455	1,828	—	18,520	52.27
2.01 – 3.00%	753	761	1,204	—	2,718	7.67
3.01 – 4.00%	66	—	—	—	66	0.19
4.01 – 5.00%	2,825	—	—	—	2,825	7.97

Total	$28,635	$3,762	$3,032	$—	$35,429	100.00%

	Amount Due at September 30, 2011
(Dollars in thousands)	Less than One Year	More than One Year to Two Years	More Than Two Years to Three Years	More than Three Years	Total	% of Total Certificate Accounts
0.00 – 1.00%	$7,952	$49	$—	$—	$8,001	23.81%
1.01 – 2.00%	16,165	1,753	1,382	—	19,300	57.43
2.01 – 3.00%	1,286	508	1,566	—	3,360	10.00
3.01 – 4.00%	71	—	—	—	71	0.21
4.01 – 5.00%	2,875	—	—	—	2,875	8.55

Total	$28,349	$2,310	$2,948	$—	$33,607	100.00%

        The following table sets forth our deposit activity for the periods indicated.

	For the Three Months Ended December 31,		For the Years Ended September 30,
(In thousands)	2011	2010	2011	2010
Beginning balance	$60,753	$57,943	$57,943	$54,956

Increase (decrease) before interest credited	2,320	(1,442)	2,158	2,123
Interest credited	159	177	652	864

Net increase (decrease) in deposits	2,479	(1,265)	2,810	2,987

Ending balance	$63,232	$56,678	$60,753	$57,943

        The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity at December 31, 2011 and September 30, 2011. Jumbo certificates of deposit require minimum deposits of $100,000.

Maturity Period at December 31, 2011	Amount
(In thousands)
Three months or less	$5,199
Over three through six months	1,335
Over six through twelve months	12,846
Over twelve months	4,181

Total	$23,561

Maturity Period at September 30, 2011	Amount
(In thousands)
Three months or less	$7,186
Over three through six months	4,868
Over six through twelve months	5,900
Over twelve months	3,546

Total	$21,500

        Borrowings.    Generally, we use borrowings from the Federal Home Loan Bank of Boston to supplement our supply of funds for loans and securities. We did not have any Federal Home Loan Bank of Boston borrowings outstanding at both December 31, 2011 and September 30, 2011. At September 30, 2010, we had outstanding advances of $1.3 million, which were repaid primarily as a result of maturities.

        The following table sets forth selected information regarding our borrowed funds during the periods indicated.

	At or For the Three Months Ended December 31,		At or For the Year Ended September 30,
(Dollars in thousands)	2011	2010	2011	2010
Maximum amount outstanding at any month-end during the period:
FHLB Advances	$—	$1,760	$1,760	$1,948
Average balance outstanding during the period:
FHLB Advances	—	912	527	902
Weighted average interest rate during the period:
FHLB Advances	—%	0.97%	0.99%	3.10%
Balance outstanding at end of period:
FHLB Advances	$—	$1,152	$—	$1,302
Weighted average interest rate at end of period:
FHLB Advances	—%	0.96%	—%	0.89%

Comparison of Operating Results for the Three Months Ended December 31, 2011 and 2010

        Net Income.    Net income decreased by $79,000, from $190,000 in the 2010 period to $111,000 in the 2011 period, primarily due to a decrease in net interest and dividend income, an increase in the provision for loan losses, and a decrease in noninterest income.

        Net Interest and Dividend Income.    Net interest and dividend income decreased by $27,000, from $563,000 in the 2010 period to $536,000 in the 2011 period, primarily due to declining market interest rates. The yield on interest-earnings assets decreased from 5.07% in the 2010 period to 4.50% in the 2011 period, which offset an increase in the average balance of interest-earning assets from $58.5 million to $61.8 million. The average rate paid on interest-bearing liabilities decreased from 1.45% in the 2010 period to 1.23% in the 2011 period, which offset an increase in the average balance of interest-bearing liabilities from $49.2 million to $51.6 million. The interest rate spread decreased from 3.62% in the 2010 period to 3.27% in the 2011 period.

        Average Balances and Yields/Rates.    The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances. Loan fees are included in interest income on loans and are insignificant.

	For the Three Months Ended December 31,
	2011			2010
(Dollars in thousands)	Average Balance	Interest Earned/ Paid	Yield/ Rate	Average Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities(1)	$6,829	$87	5.10%	$7,783	$87	4.47%
Loans, net(2)	46,845	606	5.17	48,962	654	5.34
Other interest-earning assets(3)	8,156	2	0.10	1,775	1	0.23

Total interest-earning assets	61,830	695	4.50	58,520	742	5.07

Noninterest earning assets	4,772			4,701

Total assets	$66,602			$63,221

Interest-bearing liabilities:
Regular savings accounts	$8,869	6	0.27	$7,987	5	0.25
Money market accounts	8,435	13	0.62	8,171	21	1.03
Time deposits	34,339	140	1.63	32,120	151	1.88

Total interest-bearing deposits	51,643	159	1.23	48,278	177	1.47
Federal Home Loan Bank advances	—	—	—	964	2	0.83

Total interest-bearing liabilities	51,643	159	1.23	49,242	179	1.45

Demand deposits	9,695			8,617
Other liabilities	126			401
Equity	5,138			4,961

Total liabilities and equity	$66,602			$63,221

Net interest income		$536			$563

Interest rate spread			3.27%			3.62%

Net yield on earning assets			3.47%			3.85%

(1)
Includes Federal Home Loan Bank of Boston stock, deposits with the Cooperative Central Bank, and available-for-sale securities.

(2)
Includes non accruing loan balances and interest received on such loans, and loans held-for-sale.

(3)
Includes short-term investments.

        Rate/Volume Analysis.    The following table sets forth the effects of changing rates and volumes on our net interest and dividend income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total increase (decrease) column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Three Months Ended December 31, 2011 Compared to Three Months Ended December 31, 2010
	Increase (Decrease) Due to
			Total Increase (Decrease)
(Dollars in thousands)	Volume	Rate
Interest and dividend income:
Securities(1)	$—	$—	$—
Loans, net(2)	(28)	(20)	(48)
Other interest-earning assets(3)	1	—	1

Total interest-earning assets	(27)	(20)	(47)

Interest expense:
Deposits	14	(32)	(18)
Federal Home Loan Bank advances	(2)	—	(2)

Total interest-bearing liabilities	12	(32)	(20)

Net increase (decrease) in interest income	$(39)	$12	$(27)

(1)
Includes Federal Home Loan Bank of Boston stock, deposits with the Cooperative Central Bank, and available-for-sale securities.

(2)
Includes non accruing loan balances and interest received on such loans, and loans held-for-sale.

(3)
Includes short-term investments.

        Provision (Benefit) for Loan Losses.    The provision for loan losses increased by $27,000, from ($12,000) in the 2010 period to $15,000 in the 2011 period. The benefit in the 2010 period reflects the effect of the decrease in the loan portfolio on the calculation of the allowance for loan losses as of December 31, 2010. The provision for loan losses in the 2011 period primarily reflects the establishment of a $20,000 specific reserve made against a commercial real estate loan.

        Noninterest Income.    Noninterest income decreased by $75,000, from $352,000 in the 2010 period to $277,000 in the 2011 period, primarily due to a decline in gain on secondary market activities from $271,000 to $195,000. The decline in gain on secondary market activities was primarily due to reduced volume. Customer service fees increased from $67,000 to $74,000 primarily due to increased service fees charged to one commercial deposit account relationship. That deposit account relationship accounted for $45,000 of total customer service fees in the 2010 period and $53,000 of total customer service fees in the 2011 period.

        Noninterest Expense.    Noninterest expense increased by $4,000, from $608,000 in the 2010 period to $612,000 in the 2011 period. Salaries and employee expense increased from $314,000 to $361,000 primarily due to the hiring of additional employees, including our Chief Financial Officer, and normal expense increases. Professional fees decreased from $83,000 to $46,000 primarily due to decreases in temporary help expense and in foreclosure-related legal fees. Deposit insurance expense decreased from $27,000 to $12,000 primarily due to an adjustment of the expense accrual to reflect the implementation of a new assessment formula.

        Income Tax Expense.    Income tax expense decreased by $52,000, from $128,000 in the 2010 period to $76,000 in the 2011 period, due to lower pre-tax income. The effective tax rate was 40.3% in the 2010 period and 40.6% in the 2011 period.

Comparison of Operating Results for the Years ended September 30, 2011 and 2010

        Net Income.    Net income decreased by $23,000, from $316,000 in 2010 to $293,000 in 2011 primarily due to an increase in noninterest expense.

        Net Interest and Dividend Income.    Net interest and dividend income decreased by $54,000 to $2.1 million in 2011 primarily due to declining market interest rates. The yield on interest-earnings assets decreased from 5.05% in 2010 to 4.65% in 2011, which offset an increase in the average balance of interest-earning assets from $57.7 million to $58.9 million. The average rate paid on interest-bearing liabilities decreased from 1.81% in 2010 to 1.32% in 2011, which offset an increase in the average balance of interest-bearing liabilities from $49.2 million to $50.0 million. The interest rate spread increased from 3.24% in 2010 to 3.33% in 2011.

        Average Balances and Yields/Rates.    The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances. Loan fees are included in interest income on loans and are insignificant.

	For the Years Ended September 30,
	2011			2010
(Dollars in thousands)	Average Balance	Interest Earned/ Paid	Yield/ Rate	Average Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities(1)	$7,319	$277	3.78%	$9,058	$340	3.75%
Loans, net(2)	45,435	2,451	5.39	45,279	2,572	5.68
Other interest-earning assets(3)	6,145	10	0.16	3,388	4	0.12

Total interest-earning assets	58,899	2,738	4.65	57,725	2,916	5.05

Noninterest earning assets	5,128			4,366

Total assets	$64,027			$62,091

Interest-bearing liabilities:
Regular savings accounts	$8,389	21	0.25	$7,924	25	0.32
Money market accounts	8,301	66	0.80	8,193	102	1.24
Time deposits	32,317	564	1.75	32,170	737	2.29

Total interest-bearing deposits	49,007	651	1.33	48,287	864	1.79
Federal Home Loan Bank advances	912	9	0.99	902	28	3.10

Total interest-bearing liabilities	49,919	660	1.32	49,189	892	1.81

Demand deposits	8,674			8,110
Other liabilities	379			174
Equity	5,055			4,618

Total liabilities and equity	$64,027			$62,091

Net interest income		$2,078			$2,024

Interest rate spread			3.33%			3.24%

Net yield on earning assets			3.53%			3.51%

(1)
Includes Federal Home Loan Bank of Boston stock, deposits with the Cooperative Central Bank, and available-for-sale securities.

(2)
Includes non accruing loan balances and interest received on such loans, and loans held-for-sale.

(3)
Includes short-term investments.

        Rate/Volume Analysis.    The following table sets forth the effects of changing rates and volumes on our net interest and dividend income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total increase (decrease) column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Year Ended September 30, 2011 Compared to Year Ended September 30, 2010
	Increase (Decrease) Due to
			Total Increase (Decrease)
(In thousands)	Volume	Rate
Interest and dividend income:
Securities(1)	$(66)	$3	$(63)
Loans, net(2)	9	(130)	(121)
Other interest-earning assets(3)	4	2	6

Total interest-earning assets	(53)	(125)	(178)

Interest expense:
Deposits	6	(219)	(213)
Federal Home Loan Bank advances	—	(19)	(19)

Total interest-bearing liabilities	6	(238)	(232)

Net increase (decrease) in interest income	$(59)	$113	$54

(1)
Includes Federal Home Loan Bank of Boston stock, deposits with the Cooperative Central Bank, and available-for-sale securities.

(2)
Includes non accruing loan balances and interest received on such loans, and loans held-for-sale.

(3)
Includes short-term investments.

        Provision (Benefit) for Loan Losses.    The provision for loan losses decreased by $29,000, from $18,000 in 2010 to ($11,000) in 2011. The benefit in 2011 reflects the combined effect of the decrease in nonaccrual loans and the decrease in the loan portfolio on the calculation of the allowance for loan losses.

        Noninterest Income.    Noninterest income increased by $282,000, from $583,000 in 2010 to $865,000 in 2011 primarily due to an increase in gain on secondary market activities from $255,000 to $525,000. The increase in gain on secondary market activities was primarily due to higher volume. Customer service fees increased from $289,000 to $294,000 primarily due to increased service fees charged to one commercial deposit account relationship. That deposit account relationship accounted for $180,000 of total customer service fees in 2010 and $200,000 of total customer service fees in 2011.

        Noninterest Expense.    Noninterest expense increased by $400,000, from $2.1 million in 2010 to $2.5 million in 2011. Salaries and employee expense increased from $1.1 million to $1.4 million primarily due to primarily due to the hiring of additional employees and normal expense increases. Professional fees increased from $202,000 to $249,000 primarily due to the hiring of a third party compliance consultant in 2011. Data processing expense increased from $174,000 to $188,000 primarily due to processing a higher volume of items and the addition of new customer services, including electronic bill paying. Deposit insurance expense decreased from $100,000 to $67,000 primarily due to an adjustment of the expense accrual to reflect the implementation of a new assessment formula.

Advertising decreased from $59,000 to $38,000 primarily due to the absence in 2011 of employment advertising expense and a general decrease in advertising. In 2010, we incurred $19,000 in employment advertising expense in an effort to increase staffing to service the then-prevailing high residential mortgage loan refinance volume. Other real estate owned expense increased from $1,000 to $40,000 primarily due to the commercial property foreclosed on in December 2010.

        Income Tax Expense.    Income tax expense decreased by $11,000, from $208,000 in 2010 to $197,000 in 2011 due to lower pre-tax income. The effective tax rate was 39.7% in 2010 and 40.2% in 2011.

Risk Management

        Overview.    Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or security when it is due. Interest rate risk is the potential reduction of net interest and dividend income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are recorded at fair value. Other risks that we face are operational risk, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers when due. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

        Credit Risk Management.    Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. This strategy also emphasizes conservative loan-to-value ratios and guarantees of construction and commercial real estate loans by parties with substantial net worth. We have not offered Alt-A, sub-prime or no-documentation mortgage loans.

        When a borrower fails to make a required loan payment, management takes a number of steps to have the borrower cure the delinquency and restore the loan to current status. Management makes initial contact with the borrower when the loan becomes 15 days past due. If payment is not then received by the 30th day of delinquency, additional letters and phone calls generally are made, and a plan of collection is pursued for each individual loan. A particular plan of collection may lead to foreclosure, the timing of which depends on the prospects for the borrower bringing the loan current, the financial strength and commitment of any guarantors, the type and value of the collateral securing the loan and other factors. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. We may consider loan workout arrangements with certain borrowers under certain circumstances, as well as the sale of the nonperforming loans.

        Management informs the board of directors on a monthly basis of the amount of loans delinquent more than 30 days. Management also provides detailed reporting of loans greater than 90 days delinquent, all loans in foreclosure and all foreclosed and repossessed property that we own.

        Analysis of Nonperforming and Classified Assets.    We consider repossessed assets and loans that are 90 days or more past due to be non-performing assets. Residential real estate loans are generally placed on nonaccrual status when they become 90 days past due or are in the process of foreclosure, at which time the accrual of interest ceases and the allowance for any uncollectible accrued interest is established and charged against interest revenue. All closed-end consumer loans 90 days or more past due and equity lines in the process of foreclosure are placed on nonaccrual status. Secured consumer loans are written down to realizable value and unsecured consumer loans are charged-off upon reaching 120 or 180 days past due depending on the type of loan. Commercial real estate loans and commercial business loans and leases which are 90 days or more past due are placed on nonaccrual status, unless secured by sufficient cash or other assets immediately convertible to cash. Typically, when a loan has been placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest on loans. A loan can be returned to accrual status when collectability of principal is reasonably assured based on our determination that the event of delinquency was a one-time incidence.

        Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at fair market value at the date of foreclosure. Any holding costs and changes in fair value after acquisition of the property are reflected in income.

        The following table provides information with respect to our nonperforming assets, including debt restructurings, at the dates indicated.

		At September 30,
	At December 31, 2011
(Dollars in thousands)		2011	2010
Nonaccrual loans:
Real estate loans:
Residential	$—	$—	$369
Commercial	—	—	500

Total real estate	—	—	869
Consumer loans	25	25	—

Total	25	25	869

Accruing loans past due 90 days or more	—	—	—

Total nonaccrual loans and accruing loans past due 90 days	25	25	869

Other real estate owned	500	500	—

Total nonperforming assets	525	525	869
Troubled debt restructurings	—	—	—

Troubled debt restructurings and total nonperforming assets	$525	$525	$869

Total nonperforming loans to total loans(1)	0.06%	0.06%	1.98%
Total nonperforming loans to total assets	0.04%	0.04%	1.35%
Total nonperforming assets and troubled debt restructurings to total assets	0.76%	0.79%	1.35%

(1)
Loans are presented before allowance for loan losses, but include deferred loan costs/fees.

        Interest income that would have been recorded for the three months ended December 31, 2011 had nonaccruing loans been current according to their original terms, was immaterial. Interest income that would have been recorded for the year ended September 30, 2011 had nonaccrual loans been current according to their original terms amounted to $2,000. No income related to nonaccrual loans was included in interest income for either the three months ended December 31, 2011 or the year ended September 30, 2011.

        Other real estate owned at both December 31, 2011 and September 31, 2011 consisted of a single property, a one-unit commercial building in our primary market area, acquired through foreclosure in December 2010. The most recent independent property appraisal, performed in July 2011, indicates a fair market value of $550,000. The property was up for sale at December 31, 2011.

        Federal regulations require us to review and classify assets on a regular basis. In addition, the Federal Deposit Insurance Corporation and the Massachusetts Commissioner of Banks have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. "Substandard assets" must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. "Doubtful assets" have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as "loss" is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. When management classifies an asset as substandard or doubtful, a specific allowance for loan losses may be established. If management classifies an asset as loss, an amount equal to 100% of the portion of the asset classified loss is charged to the allowance for loan losses. The regulations also provide for a "special mention" category, described as assets that do not currently expose Meetinghouse Bank to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving Meetinghouse Bank's close attention. Meetinghouse Bank also utilizes an eight grade internal loan rating system for commercial real estate, construction and commercial loans. See note 4 to the notes to the consolidated financial statements.

        The following table shows the aggregate amounts of our classified assets at the dates indicated.

		At September 30,
	At December 31, 2011
(In thousands)		2011	2010
Special mention assets	$1,791	$2,728	$2,852
Substandard assets	882	647	—
Doubtful assets	—	—	—
Loss assets	—	—	—

Total	$2,673	$3,375	$2,852

        See note 4 to the notes to the consolidated financial statements for further information regarding our classified assets at December 31, 2011 and September 30, 2011.

        Other than as disclosed in the above tables, there are no other loans where management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

        Delinquencies.    The following table provides information about delinquencies in our portfolio at the dates indicated.

	At December 31, 2011
(In thousands)	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due
Real estate loans:
Residential	$211	$—	$—

Total real estate	211	—	—
Consumer loans	39	47	2

Total	$250	$47	$2

	At September 30,
	2011			2010
(In thousands)	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due
Real estate loans:
Residential	$267	$—	$—	$—	$—	$369
Commercial	—	—	—	—	—	500

Total real estate	267	—	—	—	—	869
Consumer loans	308	—	25	5	—	—

Total	$575	$—	$25	$5	$—	$869

        Analysis and Determination of the Allowance for Loan Losses.    The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a regular basis and is based upon our periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. When additional allowances are necessary, a provision for loan losses is charged to earnings.

        Our methodology for assessing the appropriateness of the allowance for loan losses consists of: (1) an allocated component related to impaired loans, and (2) a general component related to the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

        Allowance on Impaired Loans.    The allocated component of the allowance for loan losses relates to loans that are individually evaluated and determined to be impaired. The allowance for each impaired loan is determined by either the present value of expected future cash flows or, if the loan is collateral dependent, by the fair value of the collateral less estimated costs to sell. We identify a loan as impaired when, based upon current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Management evaluates loans other than homogeneous loans for impairment. If a loan is determined to be impaired, an individual loss assessment is performed to determine the probability of a loss and, if applicable, the estimated measurement of the loss. Homogeneous loans are generally excluded from an individual impairment analysis and are collectively evaluated by management to estimate losses inherent in those loans. However, certain homogeneous loans will be individually evaluated for impairment when they reach nonperforming status or become subject to a restructuring agreement. Homogeneous loans are loans originated with similar terms and risk characteristics.

Homogeneous loans include, but are not limited to, residential real estate loans and consumer installment loans.

        Allowance on the Remainder of the Loan Portfolio.    The general component of the allowance for loan losses relates to loans that are not determined to be impaired. Management determines the appropriate loss factor for each group of loans with similar risk characteristics within the portfolio based on loss experience and qualitative and environmental factors for loans in each group. Loan categories will represent groups of loans with similar risk characteristics and may include types of loans categorized by product, large credit exposures, concentrations, loan grade, or any other characteristic that causes a loan's risk profile to be similar to another. We consider qualitative or environmental factors that are likely to cause estimated credit losses associated with our existing portfolio to differ from historical loss experience including changes in lending policies and procedures; changes in the nature and volume of the loan portfolio; changes in experience, ability and depth of loan management; changes in the volume and severity of past due loans, nonaccrual loans and adversely graded or classified loans; changes in the quality of the loan review system; changes in the value of underlying collateral for collateral dependent loans; the existence of or changes in concentrations of credit; changes in economic or business conditions; and the effect of competition, legal and regulatory requirements on estimated credit losses. Our qualitative and environmental factors are reviewed on a quarterly basis and our historical loss experience is reviewed quarterly to ensure they reflect current conditions in our loan portfolio and the economy.

        The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At December 31, 2011
(Dollar amounts in thousands)	Amount	% of Allowance Amount to Total Allowance	% of Loans in Category to Total Loans
Real estate loans
Residential	$158	47.88%	65.06%
Commercial	82	24.85	15.42
Construction	13	3.94	3.01
Multi-family	9	2.73	2.20

Total real estate	262	79.40	85.69
Commercial loans	17	5.15	1.99
Consumer loans	51	15.45	12.32

Total allowance for loan losses	$330	100.00%	100.00%

	At September 30,
	2011			2010
(Dollar amounts in thousands)	Amount	% of Allowance Amount to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance Amount to Total Allowance	% of Loans in Category to Total Loans
Real estate loans
Residential	$161	51.11%	65.44%	$191	58.59%	66.87%
Commercial	65	20.63	15.38	68	20.86	15.48
Construction	9	2.86	2.13	7	2.15	1.67
Multi-family	9	2.86	2.18	9	2.76	2.17

Total real estate	244	77.46	85.13	275	84.36	86.19
Commercial loans	19	6.03	2.17	16	4.91	1.82
Consumer loans	52	16.51	12.70	35	10.73	11.99

Total allowance for loan losses	$315	100.00%	100.00%	$326	100.00%	100.00%

        Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that the Federal Deposit Insurance Corporation and the Massachusetts Commissioner of Banks, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses based on judgments different from ours. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operation.

        Analysis of Loan Loss Experience.    The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	For the Three Months Ended December 31,		Years Ended September 30,
(Dollars in thousands)	2011	2010	2011	2010
Allowance at beginning of period	$315	$326	$326	$308
Provision (benefit) for loan losses	15	(12)	(11)	18
Charge-offs	—	—	—	—
Recoveries	—	—	—	—

Net charge-offs (recoveries)	—	—	—	—

Allowance at end of period	$330	$314	$315	$326

Allowance for loan losses as a percent of non-performing loans	1,375.00%	85.09%	1,260.00%	37.51%
Allowance for loan losses as a percent of total loans	0.78	0.68	0.74	0.74
Net charge-offs (recoveries) to average loans outstanding during the period	—	—	—	—

        Interest Rate Risk Management.    We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Our strategy for managing interest rate risk emphasizes originating adjustable-rate loans for retention in our loan portfolio, selling in the secondary market substantially all newly originated conforming fixed rate residential mortgage loans, promoting core deposit products and short-term time deposits, adjusting the maturities of borrowings and adjusting the investment portfolio mix and duration. We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of derivative financial instruments.

        The board of directors monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

        Our goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest and net income.

        Interest Rate Risk Analysis.    We analyze our interest rate sensitivity position to manage the risk associated with interest rate movements through the use of interest income and equity simulations. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest sensitive." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period.

        Our goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest income and the present value of our equity. Interest income and equity simulations are completed quarterly and presented to the Asset/Liability Committee. The simulations provide an estimate of the impact of changes in interest rates on net interest income and the present value of our equity under a range of assumptions. The numerous assumptions used in the simulation process are reviewed by the board of directors on a quarterly basis. Changes to these assumptions can significantly affect the results of the simulation. The simulation incorporates assumptions regarding the potential timing in the repricing of certain assets and liabilities when market rates change and the changes in spreads between different market rates. The simulation analysis incorporates management's current assessment of the risk that pricing margins will change adversely over time due to competition or other factors.

        Simulation analysis is only an estimate of our interest rate risk exposure at a particular point in time. We continually review the potential effect changes in interest rates could have on the repayment of rate sensitive assets and funding requirements of rate sensitive liabilities.

        The table below sets forth an approximation of our exposure as a percentage of estimated net interest income for the next 12 month period using net interest income simulations. The simulations use projected repricing of assets and liabilities at December 31, 2011 on the basis of contractual maturities, anticipated repayments and scheduled rate adjustments. Prepayment rates can have a significant impact on the simulations. Because of the large percentage of loans we hold, rising or falling interest rates have a significant impact on the prepayment speeds of our earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. Our asset sensitivity would be reduced if prepayments slow and would increase if prepayments accelerated. While we believe such assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

        The following table reflects changes in estimated net interest income for Meetinghouse Bank at December 31, 2011.

	Net Interest Income
Basis Point ("bp") Change in Rates	Amount	Change	% Change
	(Dollars in thousands)
300	$2,519	$325	14.82%
200	2,404	210	9.57
100	2,301	107	4.88
0	2,194	—	—
(100)	1,871	(323)	(14.71)

        Liquidity Management.    Liquidity is the ability to meet current and future financial obligations of a short-term and long-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of securities, borrowings from the Federal Home Loan Bank of Boston and securities sold under agreements to repurchase. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and prepayments on loans are greatly influenced by general interest rates, economic conditions and competition.

        Management regularly adjusts our investments in liquid assets based upon an assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of our interest-rate risk and investment policies.

        Our most liquid assets are cash and cash equivalents, interest-bearing deposits in other banks, and corporate bonds. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At December 31, 2011, cash and cash equivalents totaled $13.0 million. Securities classified as available-for-sale, whose aggregate market value exceeded cost, provide additional sources of liquidity and had a market value of $5.6 million at December 31, 2011. In addition, at December 31, 2011, we had the ability to borrow a total of approximately $14.9 million from the Federal Home Loan Bank of Boston. At December 31, 2011, we had no borrowings outstanding. In addition, at December 31, 2011, we had the ability to borrow $3.2 million from the Co-operative Central Bank, none of which was outstanding at that date.

        In addition, we have a $400,000 line of credit available to us from Bankers' Bank Northeast. At December 31, 2011, we had no borrowings outstanding under this credit facility.

        At December 31, 2011, we had $1.6 million in loan commitments outstanding, which consisted of available lines of credit and unadvanced funds on construction loans. Certificates of deposit due within one year after December 31, 2011 totaled $28.6 million, or 80.8% of certificates of deposit. If these maturing deposits are not renewed, we will be required to seek other sources of funds, including other certificates of deposit and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit. Management believes, however, based on past experience that a significant portion of our certificates of deposit will be renewed. We have the ability to attract and retain deposits by adjusting the interest rates offered.

        We had no contractual obligations outstanding as of December 31, 2011 and September 30, 2011.

Financing and Investing Activities

        The following table presents our primary investing and financing activities during the periods indicated.

		Years Ended September 30,
	Three Months Ended December 31, 2011
(In thousands)		2011	2010
Investing activities:
Loan originations (principal payments), net	$(518)	$(684)	$1,277
Proceeds from calls, maturities and principal repayments of securities available-for-sale	416	1,892	2,347
Proceeds from sales of securities available-for-sale	—	—	—
Purchases of securities available-for-sale	—	883	1,165
Financing activities:
Increase in deposits	2,479	2,810	2,987
Decrease in long-term debt, net	—	217	2,251
Increase (decrease) in short-term borrowings	—	(1,085)	1,085

        Capital Management.    We are subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation and the Massachusetts Commissioner of Banks, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2011, we exceeded all of our regulatory capital requirements to be considered "well capitalized" under regulatory guidelines. See "Regulation and Supervision—Federal Regulations—Capital Requirements," "Regulatory Capital Compliance" and note 12 of the notes to consolidated financial statements.

        The stock offering is expected to increase our consolidated equity by $4.3 million, to $9.5 million at the maximum of the offering range. See "Capitalization." Following completion of this offering, we also will manage our capital for maximum stockholder benefit. The capital from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities. Our financial condition and results of operations will be enhanced by the capital from the offering, resulting in increased interest-earning assets and net income. However, the large increase in equity resulting from the capital raised in the offering will, initially, have an adverse impact on our return on equity. Following the offering, we may use capital management tools such as cash dividends and common share repurchases. However, under Federal Deposit Insurance Corporation regulations, we will not be allowed to repurchase any shares during the first year following the offering, except that stock repurchases of no greater than 5% of outstanding capital stock may be made during this one-year period where compelling and valid business reasons are established to the satisfaction of the Federal Deposit Insurance Corporation.

        Off-Balance Sheet Arrangements.    In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers' requests for funding and take the form of loan commitments and lines of credit. For information about our loan commitments and unused lines of credit, see note 9 of the notes to consolidated financial statements.

        For the three months ended December 31, 2011 and years ended September 30, 2011 and 2010, we did not engage in any off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

        For a discussion of the impact of recent accounting pronouncements, see note 2 of the notes to consolidated financial statements included in this prospectus.

Effect of Inflation and Changing Prices

        The consolidated financial statements and related financial data presented in this prospectus have been prepared according to generally accepted accounting principles in the United States, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs and the effect that general inflation may have on both short-term and long-term interest rates. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Although inflation expectations do affect interest rates, interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Our Management

Board of Directors

        The board of directors of Meetinghouse Bancorp and Meetinghouse Bank are each comprised of eight persons who are elected for terms of three years, approximately one-third of whom are elected annually. The same individuals comprise both boards of directors.

        All of our directors are independent under the current listing standards of the Nasdaq Stock Market, except for Anthony A. Paciulli, who serves as our President and Chief Executive Officer. Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of December 31, 2011. The starting year of service as director relates to service on the board of directors of Meetinghouse Bank. Based on their respective experiences, qualifications, attributes and skills set forth below, the board of directors determined that each current director should serve as a director.

  The following directors have terms ending in 2012:

        William J. Fitzgerald is a Managing Director and Chief Financial Officer of General Catalyst Partners, a venture capital firm, located in Cambridge, Massachusetts. Age 53. Director since 1992.

        Mr. Fitzgerald's background offers the board of directors substantial small company experience, and provides the board with valuable insight regarding the business and consumer environment. In addition, Mr. Fitzgerald offers the board significant business experience from a setting outside of the financial services industry.

        Richard Ng is a medical doctor and the Medical Director of Professionals, Inc. in Worcester, Massachusetts. Dr. Ng's practice focuses on in internal medicine. Age 53. Director since 1995.

        Dr. Ng has lived in Meetinghouse Bank's primary market area for many years and has developed extensive ties to the market area. Additionally, through Dr. Ng's involvement in the community he provides the board of directors with numerous opportunities to continue to serve the local community.

  The following directors have terms ending in 2013:

        Barry T. Hannon retired in 2010 as an attorney. Mr. Hannon was a sole practioner specializing in real estate law and family law. Age 76. Director since 1986.

        As a retired attorney, Mr. Hannon provides the board of directors with important knowledge and insight necessary to assess the legal issues inherent to the business of Meetinghouse Bank.

        Paul G. Hughes retired in 1996 from Brown Brothers Harriman & Co., a privately-held financial institution providing individuals and corporations with expertise in corporate banking, mergers and acquisitions advisory, investment management, wealth management, and investor relations. Age 72. Director since 1983.

        Mr. Hughes' financial institutions industry background provides the board of directors with substantial management and leadership experience.

        Anthony A. Paciulli has served as the President and Chief Executive Officer of Meetinghouse Bank since March 2004. Mr. Paciulli previously served as a Managing Director of Rockland Trust Company in Rockland, Massachusetts from 2001 to 2004. Before joining Rockland Trust Company, Mr. Paciulli served as the Senior Lending Officer at Abington Bank in Abington, Massachusetts. Age 62. Director since 2006.

        Mr. Paciulli's extensive knowledge of Meetinghouse Bank's operations, along with his former experience in the banking industry and involvement in business and civic organizations in the communities that we serve, affords the board of directors with valuable insight regarding the business and operations of Meetinghouse Bank. Mr. Paciulli's knowledge of all aspects of our business, combined with his success and strategic vision, position him well to continue to serve as our President and Chief Executive Officer.

  The following directors have terms ending in 2014:

        Daniel T. Flatley is the Clerk of Meetinghouse Bank and a Vice President at The Flatley Company in Braintree, Massachusetts. The Flatley Company is one of the largest commercial real estate development companies in the Northeast. Age 53. Director since 1992.

        Mr. Flatley's background offers the board of directors substantial commercial, construction and development experience, specifically within the region in which Meetinghouse Bank conducts its business, and provides the board of directors with valuable insight regarding the local business and consumer environment. In addition, Mr. Flatley's background provides the board of directors with critical experience in certain real estate matters, which are essential to the business of Meetinghouse Bank.

        Ralph Gordon is a retired attorney and the Chairman of the Board of Meetinghouse Bank. Mr. Gordon has over 50 years of legal experience in and around the market area of Meetinghouse Bank. Age 81. Director since 1969.

        Mr. Gordon, being affiliated with Meetinghouse Bank for over 40 years, brings in-depth knowledge and understanding of Meetinghouse Bank's history, operations and customer base. In addition, Mr. Gordon has been a resident of Meetinghouse Bank's market area for many years and is an active member of the community.

        Richard W. Shea is a dentist specializing in general dentistry in West Roxbury, Massachusetts. Mr. Shea is also a professor at Tufts University School of Dental Medicine. Age 49. Director since 1995.

        Mr. Shea has strong ties to the community through his dental practice and provides the board of directors with opportunities to continue to serve the local community. He also is a strong advocate of Meetinghouse Bank through his civic and community involvement.

  Executive Officers

        The executive officers of Meetinghouse Bancorp, Inc. and Meetinghouse Bank are elected annually by the board of directors and serve at the board's discretion. The executive officers of Meetinghouse Bancorp and Meetinghouse Bank are:

Name	Position
Anthony A. Paciulli	President and Chief Executive Officer of both Meetinghouse Bank and Meetinghouse Bancorp
Wayne Gove	Chief Financial Officer, Senior Vice President and Chief Compliance Officer of Meetinghouse Bank; Treasurer and Chief Financial Officer of Meetinghouse Bancorp
Steven K. Borgerson	Vice President and Lending Officer of Meetinghouse Bank
Daniel T. Flatley	Clerk of Meetinghouse Bank and Corporate Secretary of Meetinghouse Bancorp

        Below is information regarding our executive officers who are not also directors. Ages presented are as of December 31, 2011.

        Wayne Gove has served as the Chief Financial Officer and Chief Compliance Officer of Meetinghouse Bank since December 2010 and has served as Senior Vice President since January 2012. Before joining Meetinghouse Bank, he served as Senior Vice President and Treasurer of Mt. Washington Bank, a Division of East Boston Savings Bank, in South Boston, Massachusetts from May 2008 to December 2010. Before joining Mt. Washington Bank in May 2008, he served as President of Roxbury Highland Cooperative Bank in Jamaica Plain, Massachusetts. Age 57.

        Steven K. Borgerson has served as Vice President and Lending Officer of Meetinghouse Bank since October 2011. Before joining Meetinghouse Bank, he served as Vice President and Regional Sales Manager of Rockland Trust Company in Rockland, Massachusetts. Age 48.

Board Leadership Structure and Board's Role in Risk Oversight

        The board of directors of Meetinghouse Bancorp has determined that the separation of the offices of Chairman of the Board and President and Chief Executive Officer enhances Board independence and oversight. Moreover, the separation of the Chairman of the Board and President and Chief Executive Officer allows the President and Chief Executive Officer to better focus on his growing responsibilities of managing the daily operations of Meetinghouse Bancorp and Meetinghouse Bank, while allowing the Chairman of the Board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Consistent with this determination, Ralph Gordon serves as Chairman of the Board of Directors. Mr. Gordon is independent under the listing requirements of the NASDAQ Global Market.

        To further strengthen the regular oversight of the full board, various committees of Meetinghouse Bancorp's board of directors are comprised of independent directors. The Compensation Committee of the board of Meetinghouse Bancorp consists solely of independent directors. The Compensation Committee reviews and evaluates the performance of all executive officers of Meetinghouse Bancorp, including the Chief Executive Officer and reports to the board of directors. In addition, the Audit Committee, which is comprised solely of independent directors, oversees Meetinghouse Bancorp's financial practices, regulatory compliance, accounting procedures and financial reporting functions.

        Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of risks Meetinghouse Bancorp faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Senior management also attends board meetings and is available to address any questions or concerns raised by the board on risk management and any other matters.

Executive Compensation

        Summary Compensation Table.    The following information is furnished for the principal executive officer of Meetinghouse Bank. No other executive officer received total compensation for the year ended September 30, 2011 of more than $100,000. Mr. Paciulli is sometimes referred to in this prospectus as the "named executive officer."

Name and Principal Position	Year	Salary	Bonus	All Other Compensation		Total
Anthony A. Paciulli	2011	$180,000	$60,000	$17,000	(1)	$257,000
President and Chief Executive Officer

(1)
Consists of employer contributions to the 401(k) plan ($9,000) and the value of the use of a Bank-owned automobile ($8,000).

Employment Agreements and Severance Arrangements

        Proposed Employment Agreements.    Meetinghouse Bank does not currently maintain employment agreements with any of its employees. Upon completion of the conversion, Meetinghouse Bancorp and Meetinghouse Bank intend to enter into a three-year employment agreement with Anthony A. Paciulli, our President and Chief Executive Officer. Our continued success depends to a significant degree on the skills and competence of Mr. Paciulli and the employment agreement is intended to ensure that we maintain a stable management base following the conversion and offering.

        The employment agreement will provide for a three-year term, subject to annual renewal by the boards of directors for an additional year beyond the then-current expiration date. The initial base salary under the employment agreement will be $193,000. The agreement will also provide for participation in employee benefit plans and programs maintained for the benefit of employees and senior management personnel, including incentive compensation, health and welfare benefits, retirement benefits and certain fringe benefits as described in the agreements, as well as the use of a bank-owned automobile by Mr. Paciulli.

        Upon termination of Mr. Paciulli's employment for "cause," as defined in the agreement, he will receive no further compensation or benefits under the agreement. If we terminate Mr. Paciulli for reasons other than cause, or if he resigns after the occurrence of specified circumstances that constitute constructive termination, referred to in the agreement as a termination for "good reason," he will continue to receive a severance benefit equal to the sum of (i) one year's base salary, plus (ii) the amount of any bonus paid to him during the twelve-month period prior to the date of his termination of employment. In addition, he will receive continued health and life insurance coverage for the remaining unexpired term of the agreement. Under the agreement, Mr. Paciulli will have good reason to terminate his employment if we (i) materially reduce his base salary (other than as part of an overall restructuring of employee compensation), (ii) materially change his position, authority and responsibilities or (iii) we materially breach the agreement.

        Under the employment agreement, if, in connection with or following a change in control (as described in the agreements), we terminate Mr. Paciulli without cause or if he terminates employment voluntarily under certain circumstances that would constitute good reason under the agreement or if he voluntarily terminates employment for any reason within the sixty-day period following the change in control, he will receive a severance payment equal to 3.0 times his base salary then in effect and average bonus paid during the three years prior to the change in control. In addition, he will receive continued coverage under our health and life insurance programs for 36 months. If at the time of a change in control the remaining term of agreement is less than one year, then the term will automatically extend for a period of one year after the date of the change in control.

        Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual's base amount are deemed to be "excess parachute payments" if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and we would not be entitled to deduct such amount. The employment agreement will provide for the reduction of change in control payments to Mr. Paciulli to the extent necessary to ensure that he will not receive "excess parachute payments."

        Upon a voluntary termination or a termination of employment with or without cause or for good reason, Mr. Pacuilli will be required to adhere to a one-year non-competition restriction. The non-competition obligations are waived in the event of a change in control, unless Mr. Paciulli voluntarily terminates employment other than for good reason within sixty days of the change in control.

        Proposed Change in Control Agreements.    Meetinghouse Bank does not currently maintain change in control employment agreements with any of its employees. Upon completion of the conversion, Meetinghouse Bank intends to enter into a two-year change in control agreement with Wayne Gove, Meetinghouse Bank's Chief Financial Officer, and Steven K. Borgerson, Meetinghouse Bank's Vice President and Lending Officer. Under the change in control agreements, if we terminate either of the executive's employment for any reason other than cause (as defined in the agreements) or if the executive terminates his employment for "good reason," in either case in connection with or within one year of a change in control and the executive is not offered a comparable position with our successor, we will pay him a lump sum cash payment equal to two times his base salary then in effect. In addition, he will receive continued coverage under our health and life insurance programs for 24 months. Under each of the agreements, the executive generally has the ability to terminate his employment for "good reason" if we (i) materially reduce his base salary, (ii) materially reduce his authority, duties or responsibilities, (iii) materially reduce the authority, duties or responsibilities of the person to whom he reports, or (iv) relocate his office more than 25 miles. The change in control agreement provides that, if necessary, the payments under the agreement will be reduced so that none of the payments constitute excess parachute payments for purposes of Section 280G of the Code.

        Employee Severance Compensation Plan.    In connection with the conversion, we expect to adopt an employee severance plan to provide benefits to eligible employees who terminate employment in connection with or following a change in control. Employees will become eligible for severance benefits under the plan if they complete a minimum of one year of service and are not subject to a separate employment or change in control agreement. Under the severance plan, if, within twelve months after a change in control, an employee's employment involuntarily terminates, or if an employee voluntarily terminates employment without being offered continued employment in a comparable position (as defined in the plan), the former employee would receive a severance payment equal to two week's of base compensation for each year of service up to a maximum of 52 week's of base compensation and with a minimum of four week's base compensation. Any eligible employee would receive a severance benefit equal to 52 week's base compensation, regardless of the employee's years of service.

  Benefit Plans

        401(k) Profit Sharing Plan.    We maintain a tax-qualified defined contribution plan with a cash or deferred arrangement (the "401(k) Plan") for the benefit of eligible employees of Meetinghouse Bank. Employees become eligible to participate in the 401(k) Plan after they reach age 21 and complete 6 months of service in which they work at least 500 hours. Eligible employees begin participating in the 401(k) Plan at the beginning of the calendar month following the time they meet the eligibility requirements. Participants may make elective deferrals of compensation under the 401(k) Plan on a pre- or post-tax basis of up to 75% of their compensation, subject to limitations imposed by the Internal Revenue Code. For 2012, the pre-tax deferral contribution limit is $17,000; provided, however, that participants over age 50 may make additional elective contributions of up to $5,500 to the 401(k) Plan. Participants are always 100% vested in their elective deferral contributions. In addition to participants making elective deferral contributions under the 401(k) Plan, we currently make matching contributions at a level of 100% of the participant's contributions up to the first 5% of the participant's compensation. Participants fully vest in the employer matching contributions after six years of service. Participants may elect to invest their account balances under the 401(k) Plan in a number of investments.

        Employee Stock Ownership Plan.    In connection with the offering, Meetinghouse Bank intends to adopt a tax-qualified employee stock ownership plan ("ESOP) for the benefit of eligible employees. Employees will become eligible to participate in the ESOP after they have reached age 21 and complete one year of service in which they work at least 1,000 hours. Eligible employees will begin participating in the ESOP on the first day of the calendar month following the time they meet the eligibility requirements. Participants will fully vest in the accounts under the ESOP after six years of service. Participants will also become fully vested in their accounts upon age 65, death or disability, a change in control, or termination of the plan. For eligibility and vesting purposes, all eligible employees will be given credit for prior service worked from their date of hire.

        We expect to engage a third party trustee to purchase, on behalf of the ESOP, 8% of the sum of the shares of Meetinghouse Bancorp common stock sold in the offering (34,000, 40,000, 46,000 and 52,900 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). We intend that the ESOP will fund its stock purchase through a loan from Meetinghouse Bancorp equal to 100% of the aggregate purchase price of the common stock. The ESOP trustee will repay the loan principally through Meetinghouse Bank's contributions to the ESOP and, possibly, dividends paid on common stock held by the plan over a 7-year loan term. The fixed interest rate for the ESOP will be the prime rate as of the date of closing. See "Pro Forma Data."

        The trustee will hold the shares purchased in a loan suspense account and will release the shares from the suspense account on a pro rata basis as it repays the loan. The trustee will allocate the shares released among active participants on the basis of each active participant's proportional share of compensation for the plan year. Generally, participants will receive distributions from the ESOP upon separation from service. The plan will reallocate any unvested shares of common stock forfeited by participants upon their separation from service among the remaining participants in the plan.

        Participants may direct the plan trustee how to vote the shares of common stock credited to their accounts. The plan trustee will vote all unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as it votes those shares for which participants provide instructions, subject to fulfillment of its fiduciary responsibilities as trustee.

        Under applicable accounting requirements, Meetinghouse Bank will record a compensation expense for a leveraged employee stock ownership plan at the fair market value of the shares when they are committed to be released from the suspense account to participants' accounts under the plan.

  Equity Incentive Plan

        Following the conversion, Meetinghouse Bancorp intends to adopt an equity incentive plan that will provide for grants of stock options, restricted stock and related forms of equity-based compensation. In accordance with applicable regulations, Meetinghouse Bancorp anticipates that the plan, if adopted within the first year after the offering, will authorize a number of stock options equal to 10% of the shares sold in the offering and a number of shares of restricted stock equal to 4% of the shares sold in the offering. Therefore, the number of shares reserved under the plan, if adopted within that one-year period, would range from 17,000 shares, assuming 425,000 shares are sold in the offering at the minimum of the offering range, to 23,000 shares, assuming 575,000 shares are sold in the offering at the maximum of the offering range. If Meetinghouse Bancorp adopts the equity incentive plan more than one year after completion of the offering, Meetinghouse Bancorp would not be subject to certain government regulations limiting the number of awards it may reserve or grant under the plan. However, if Meetinghouse Bancorp adopts the equity incentive plan within three years of the completion of the offering, the plan may be subject to other applicable regulatory requirements. Meetinghouse Bancorp may fund the plan with shares it purchases in the open market or with authorized, but unissued shares, of common stock. Meetinghouse Bancorp may also establish a trust to hold shares subject to the terms of the plan. In determining the source of shares transferred to participants of the plan, Meetinghouse Bancorp will consider our financial condition and results of operations, capital requirements, economic conditions and whether sufficient shares are available for purchase in the open market. The equity incentive plan will comply with all applicable regulatory requirements except to the extent waived by any applicable regulatory agency.

  Director Compensation

        The following table sets forth the compensation received by the individuals who served as nonemployee directors of Meetinghouse Bank during the year ended September 30, 2011.

	Fees Earned or Paid in Cash	All Other Compensation	Total
William J. Fitzgerald	$7,800	$—	$7,800
Daniel T. Flatley	7,800	—	7,800
Ralph Gordon	10,500	—	10,500
Barry T. Hannon	7,800	—	7,800
Paul G. Hughes	7,800	—	7,800
Richard Ng	7,800	—	7,800
Richard W. Shea	7,800	—	7,800

        Retainer and Meeting Fees For Directors.    The following table sets forth the applicable retainers and fees that will be paid to our directors for their service on the board of directors of Meetinghouse Bank for the year ending September 30, 2012.

Monthly fee for Chairman of the Board	$875
Monthly fee for all other board members	650

        Following completion of the conversion Meetinghouse Bancorp intends to pay each of its directors an annual retainer of $ [                        ].

Transactions with Related Persons

        Loans and Extensions of Credit.    The Sarbanes-Oxley Act of 2002 generally prohibits loans by Meetinghouse Bancorp to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Meetinghouse Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations generally require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features, although federal regulations allow us to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees that does not give preference to any executive officer or director over any other employee.

        In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, are in excess of the greater of $25,000 or 5% of Meetinghouse Bank's capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of the board of directors. See "Regulation and Supervision—Regulation of Federal Savings Banks—Transactions with Related Parties."

        The outstanding balance of loans extended by Meetinghouse Bank to its executive officers and directors and related parties was $203,000 at December 31, 2011, or approximately 2.3% of pro forma shareholders' equity assuming that 500,000 shares are sold in the offering at the midpoint of the offering range. Such loan was made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Meetinghouse Bank, and did not involve more than the normal risk of collectability or present other unfavorable features when made. The loan was performing according to its original terms at December 31, 2011.

        Other Transactions.    Since the beginning of our last fiscal year, there have been no transactions and there are no currently proposed transactions in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any of our executive officers and directors had or will have a direct or indirect material interest.

Indemnification for Directors and Officers

        Meetinghouse Bancorp's articles of incorporation provide that Meetinghouse Bancorp shall indemnify all officers, directors and employees of Meetinghouse Bancorp to the fullest extent permitted under Maryland law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of Meetinghouse Bancorp. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party to the fullest extent permitted under Maryland law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Meetinghouse Bancorp pursuant to its articles of incorporation or otherwise, Meetinghouse Bancorp has been advised by counsel that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Subscriptions by Executive Officers and Directors

        The following table presents certain information as to the approximate purchases of common stock by our directors and executive officers, including their associates, if any, as defined by applicable regulations. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 30% of the shares sold in the offering. Like all of our depositors, our directors and officers have subscription rights based on their deposits. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories.

	Proposed Purchases of Stock in the Offering
Name	Number of Shares	Dollar Amount	Percent of Common Stock Outstanding at Midpoint of Offering Range
Directors:
William J. Fitzgerald	10,000	$100,000	2.0%
Daniel T. Flatley	10,000	100,000	2.0
Ralph Gordon	10,000	100,000	2.0
Barry T. Hannon	10,000	100,000	2.0
Paul G. Hughes	25,000	250,000	5.0
Richard Ng	2,500	25,000	*
Anthony A. Paciulli	15,500	155,000	3.1
Richard W. Shea	15,000	150,000	3.0
Executive Officers Who Are Not Directors:
Wayne Gove	1,000	10,000	*
Steven K. Borgerson	5,000	50,000	1.0

All directors and executive officers as a group (10 persons)	104,000	$1,040,000	20.8%

*
Less than 1.0%.

Regulation and Supervision

General

        Meetinghouse Bank is a Massachusetts-chartered cooperative bank and will be the wholly-owned subsidiary of Meetinghouse Bancorp, a Maryland corporation, which will be a registered bank holding company. Meetinghouse Bank's deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation and by the Share Insurance Fund of the Co-Operative Central Bank for amounts in excess of the Federal Deposit Insurance Corporation insurance limits. Meetinghouse Bank is subject to extensive regulation by the Massachusetts Commissioner of Banks, as its chartering agency, and by the Federal Deposit Insurance Corporation, its primary federal regulator and deposit insurer. Meetinghouse Bank is required to file reports with, and is periodically examined by, the Federal Deposit Insurance Corporation and the Massachusetts Commissioner of Banks concerning its activities and financial condition and must obtain regulatory approvals before entering into certain transactions, including, but not limited to, mergers with or acquisitions of other financial institutions. As a registered bank holding company, Meetinghouse Bancorp will be regulated by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board").

        The regulatory and supervisory structure establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of depositors and, for purposes of the Federal Deposit Insurance Corporation, the deposit insurance fund, rather than for the protection of stockholders and creditors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies concerning the establishment of deposit insurance assessment fees, classification of assets and establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory requirements and policies, whether by the Massachusetts legislature, the Massachusetts Commissioner of Banks, the Federal Deposit Insurance Corporation, the Federal Reserve Board or Congress, could have a material adverse impact on the financial condition and results of operations of Meetinghouse Bancorp and Meetinghouse Bank. As is further described below, the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act"), has significantly changed the current bank regulatory structure and may affect the lending, investment and general operating activities of depository institutions and their holding companies.

        Set forth below is a summary of certain material statutory and regulatory requirements applicable to Meetinghouse Bancorp and Meetinghouse Bank. The summary is not intended to be a complete description of such statutes and regulations and their effects on Meetinghouse Bancorp and Meetinghouse Bank.

The Dodd-Frank Act

        The Dodd-Frank Act has significantly changed the current bank regulatory structure and will affect into the immediate future the lending and investment activities and general operations of depository institutions and their holding companies.

        The Dodd-Frank Act requires the Federal Reserve Board to establish minimum consolidated capital requirements for bank holding companies that are as stringent as those required for insured depository institutions; the components of Tier 1 capital would be restricted to capital instruments that are currently considered to be Tier 1 capital for insured depository institutions. In addition, the proceeds of trust preferred securities are excluded from Tier 1 capital unless (i) such securities are issued by bank holding companies with assets of less than $500 million or (ii) such securities were issued before May 19, 2010 by bank or savings and loan holding companies with less than $15 billion of assets. The legislation also establishes a floor for capital of insured depository institutions that cannot be lower than the standards in effect today, and directs the federal banking regulators to implement new leverage and capital requirements by December 31, 2011. These new leverage and risk-based capital requirements must take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

        The Dodd-Frank Act also creates a new Consumer Financial Protection Bureau with extensive powers to implement and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rulemaking authority for a wide range of consumer protection laws that apply to all banks and savings associations, among other things, including the authority to prohibit "unfair, deceptive or abusive" acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings associations with more than $10 billion in assets. Banks and savings associations with $10 billion or less in assets will continue to be examined for compliance with federal consumer protection and fair lending laws by their applicable primary federal bank regulators. The Dodd-Frank Act also weakens the federal preemption available for national banks and federal savings associations and gives state attorneys general certain authority to enforce applicable federal consumer protection laws.

        The Dodd-Frank Act made many other changes in banking regulation. Those include authorizing depository institutions, for the first time, to pay interest on business checking accounts, requiring originators of securitized loans to retain a percentage of the risk for transferred loans, establishing regulatory rate-setting for certain debit card interchange fees and establishing a number of reforms for mortgage originations.

        The Dodd Frank Act also broadened the base for Federal Deposit Insurance Corporation insurance assessments. The Federal Deposit Insurance Corporation was required to promulgate rules revising its assessment system so that it is based on the average consolidated total assets less tangible equity capital of an insured institution instead of deposits. That rule took effect April 1, 2011. The Dodd-Frank Act also permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008 and provided for noninterest bearing transaction accounts with unlimited deposit insurance through December 31, 2012.

        The Dodd-Frank Act increased stockholder influence over boards of directors by requiring companies to give stockholders a nonbinding vote on executive compensation and so-called "golden parachute" payments, and by authorizing the Securities and Exchange Commission to promulgate rules that would allow stockholders to nominate and solicit votes for their own candidates using a company's proxy materials. The legislation also directed the Federal Reserve Board to promulgate rules prohibiting excessive incentive compensation paid to bank holding company executives, regardless of whether the company is publicly traded.

        Many of the provisions of the Dodd-Frank Act are not yet effective, and the Dodd-Frank Act requires various federal agencies to promulgate numerous and extensive implementing regulations over the next several years. It is therefore difficult to predict at this time what impact the Dodd-Frank Act and implementing regulations will have on community banks such as Meetinghouse Bank. Although the substance and scope of many of these regulations cannot be determined at this time, it is expected that the legislation and implementing regulations, particularly those provisions relating to the new Consumer Financial Protection Bureau, may increase our operating and compliance costs.

Massachusetts Banking Laws and Supervision

        General.    As a Massachusetts-chartered cooperative bank, Meetinghouse Bank is subject to supervision, regulation and examination by the Massachusetts Commissioner of Banks and to various Massachusetts statutes and regulations which govern, among other things, investment powers, lending and deposit-taking activities, borrowings, maintenance of surplus and reserve accounts, distribution of earnings and payment of dividends. In addition, Meetinghouse Bank is subject to Massachusetts consumer protection and civil rights laws and regulations. The approval of the Massachusetts Commissioner of Banks or the Massachusetts Board of Bank Incorporation is required for a Massachusetts-chartered bank to establish or close branches, merge with other financial institutions, issue stock and undertake certain other activities.

        Massachusetts regulations generally allow Massachusetts banks, with appropriate regulatory approvals, to engage in activities permissible for federally chartered banks or banks chartered by another state. The Commissioner also has adopted procedures reducing regulatory burdens and expense and expediting branching by well-capitalized and well-managed banks.

        Dividends.    A Massachusetts stock bank may declare cash dividends from net profits not more frequently than quarterly. Noncash dividends may be declared at any time. No dividends may be declared, credited or paid if the bank's capital stock is impaired. The approval of the Massachusetts Commissioner of Banks is required if the total of all dividends declared in any calendar year exceeds the total of its net profits for that year combined with its retained net profits of the preceding two years. Dividends from Meetinghouse Bancorp may depend, in part, upon receipt of dividends from Meetinghouse Bank. The payment of dividends from Meetinghouse Bank would be restricted by federal law if the payment of such dividends resulted in Meetinghouse Bank failing to meet regulatory capital requirements.

        Loans to One Borrower Limitations.    Massachusetts banking law grants broad lending authority. However, with certain limited exceptions, total obligations to one borrower may not exceed 20% of the total of the bank's capital, surplus and undivided profits.

        Loans to a Bank's Insiders.    Massachusetts banking laws prohibit any executive officer or director of a bank from borrowing or guaranteeing extensions of credit by such bank except for any of the following loans or extensions of credit with the approval of a majority of the Board of Directors: (i) loans or extension of credit, secured or unsecured, to an officer of the bank in an amount not exceeding $100,000; (ii) loans or extensions of credit intended or secured for educational purposes to an officer of the bank in an amount not exceeding $200,000; (iii) loans or extensions of credit secured by a mortgage on residential real estate to be occupied in whole or in part by the officer to whom the loan or extension of credit is made, in an amount not exceeding $750,000; and (iv) loans or extensions of credit to a director of the bank who is not also an officer of the bank in an amount permissible under the bank's loan to one borrower limit. No such loan or extension of credit may be granted with an interest rate or other terms that are preferential in comparison to loans granted to persons not affiliated with the bank.

        Investment Activities.    In general, Massachusetts-chartered banks may invest in preferred and common stock of any corporation organized under the laws of the United States or any state provided such investments do not involve control of any corporation and do not, in the aggregate, exceed 4% of the bank's deposits. Federal law imposes additional restrictions on Meetinghouse Bank's investment activities. See "—Federal Regulations—Business and Investment Activities."

        Regulatory Enforcement Authority.    Any Massachusetts bank that does not operate in accordance with the regulations, policies and directives of the Massachusetts Commissioner of Banks may be subject to sanctions for noncompliance, including revocation of its charter. The Massachusetts Commissioner of Banks may, under certain circumstances, suspend or remove officers or directors who have violated the law, conducted the bank's business in an unsafe or unsound manner or contrary to the depositors' interests or been negligent in the performance of their duties. Upon finding that a bank has engaged in an unfair or deceptive act or practice, the Massachusetts Commissioner of Banks may issue an order to cease and desist and impose a fine on the bank concerned. The Commissioner also has authority to take possession of a bank and appoint a liquidating agent under certain conditions such as an unsafe and unsound condition to transact business, the conduct of business in an unsafe or unauthorized manner or impaired capital. In addition, Massachusetts consumer protection and civil rights statutes applicable to Meetinghouse Bank permit private individual and class action law suits and provide for the rescission of consumer transactions, including loans, and the recovery of statutory and punitive damages and attorney's fees in the case of certain violations of those statutes.

        Insurance Fund.    All Massachusetts-chartered cooperative banks are required to be members of the Co-operative Central Bank, which maintains the Share Insurance Fund that insures cooperative bank deposits in excess of federal deposit insurance coverage. The Co-operative Central Bank is authorized to charge cooperative banks an annual assessment fee on deposit balances in excess of amounts insured by the Federal Deposit Insurance Corporation.

        Protection of Personal Information.    Massachusetts has adopted regulatory requirements intended to protect personal information. The requirements, which became effective March 1, 2010, are similar to existing federal laws such as the Gramm-Leach-Bliley Act, discussed below under "—Federal Regulations—Other Regulations", that require organizations to establish written information security programs to prevent identity theft. The Massachusetts regulation also contains technology system requirements, especially for the encryption of personal information sent over wireless or public networks or stored on portable devices.

        Massachusetts has other statutes or regulations that are similar to certain of the federal provisions discussed below.

Federal Regulations

        Capital Requirements.    Under the Federal Deposit Insurance Corporation's regulations, federally insured state-chartered banks that are not members of the Federal Reserve System ("state nonmember banks"), such as Meetinghouse Bank, are required to comply with minimum leverage capital requirements. For an institution not anticipating or experiencing significant growth and deemed by the Federal Deposit Insurance Corporation to be, in general, a strong banking organization rated composite 1 under Uniform Financial Institutions Ranking System, the minimum capital leverage requirement is a ratio of Tier 1 capital to total assets of 3.0%. For all other institutions, the minimum leverage capital ratio is not less than 4.0%. Tier 1 capital is the sum of common stockholder's equity, noncumulative perpetual preferred stock (including any related surplus) and minority investments in certain subsidiaries, less intangible assets (except for certain servicing rights and credit card relationships) and certain other specified items.

        Federal Deposit Insurance Corporation regulations also require state nonmember banks to maintain certain ratios of regulatory capital to regulatory risk-weighted assets, or "risk-based capital ratios." Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items to four risk-weighted categories ranging from 0.0% to 100.0%. State nonmember banks must maintain a minimum ratio of total capital to risk-weighted assets of at least 8.0%, of which at least one-half must be Tier 1 capital. Total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items, which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock, subordinated debentures and certain other capital instruments, and a portion of the net unrealized gain on equity securities. The includable amount of Tier 2 capital cannot exceed the amount of the institution's Tier 1 capital.

        Standards for Safety and Soundness.    As required by statute, the federal banking agencies adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness to implement safety and soundness standards. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit system, credit underwriting, loan documentation, interest rate exposure, asset growth, asset quality, earnings, compensation, fees and benefits and, more recently, safeguarding customer information. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.

        Business and Investment Activities.    Under federal law, all state-chartered Federal Deposit Insurance Corporation-insured banks have been limited in their activities as principal and in their debt and equity investments to the type and the amount authorized for national banks, notwithstanding state law. Federal law permits exceptions to these limitations. For example, certain state-chartered cooperative banks may, with Federal Deposit Insurance Corporation approval, continue to exercise state authority to invest in common or preferred stocks listed on a national securities exchange or the Nasdaq Global Market and in the shares of an investment company registered under the Investment Company Act of 1940, as amended. The maximum permissible investment is the lesser of 100.0% of Tier 1 capital or the maximum amount permitted by Massachusetts law. Any such grandfathered authority may be terminated upon the Federal Deposit Insurance Corporation's determination that such investments pose a safety and soundness risk or upon the occurrence of certain events such as the cooperative bank's conversion to a different charter.

        The Federal Deposit Insurance Corporation is also authorized to permit state banks to engage in state authorized activities or investments not permissible for national banks (other than nonsubsidiary equity investments) if they meet all applicable capital requirements and it is determined that such activities or investments do not pose a significant risk to the Federal Deposit Insurance Corporation insurance fund. The Federal Deposit Insurance Corporation has adopted regulations governing the procedures for institutions seeking approval to engage in such activities or investments. The Gramm-Leach-Bliley Act of 1999 specified that a state bank may control a subsidiary that engages in activities as principal that would only be permitted for a national bank to conduct in a "financial subsidiary," if a bank meets specified conditions and deducts its investment in the subsidiary for regulatory capital purposes.

        Prompt Corrective Regulatory Action.    Federal law requires, among other things, that federal bank regulatory authorities take "prompt corrective action" with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

        The Federal Deposit Insurance Corporation has adopted regulations to implement the prompt corrective action legislation. An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater and a leverage ratio of 5.0% or greater. An institution is "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 4.0% or greater, and generally a leverage ratio of 4.0% or greater. An institution is "undercapitalized" if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0%, or generally a leverage ratio of less than 4.0%. An institution is deemed to be "significantly undercapitalized" if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0%, or a leverage ratio of less than 3.0%. An institution is considered to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

        "Undercapitalized" banks must adhere to growth, capital distribution (including dividend) and other limitations and are required to submit a capital restoration plan. A bank's compliance with such a plan must be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5% of the institution's total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an "undercapitalized" bank fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized." "Significantly undercapitalized" banks must comply with one or more of a number of additional measures, including, but not limited to, a required sale of sufficient voting stock to become adequately capitalized, a requirement to reduce total assets, cessation of taking deposits from correspondent banks, the dismissal of directors or officers and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. "Critically undercapitalized" institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

        Transactions with Affiliates.    Transactions between a bank (and, generally, its subsidiaries) and its related parties or affiliates are limited by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. In a holding company context, the parent bank holding company and any companies which are controlled by such parent holding company are affiliates of the bank. Generally, Sections 23A and 23B of the Federal Reserve Act limit the extent to which the bank or its subsidiaries may engage in "covered transactions" with any one affiliate to 10% of such institution's capital stock and surplus and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such institution's capital stock and surplus. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar transactions. In addition, loans or other extensions of credit by the institution to the affiliate are required to be collateralized in accordance with specified requirements. The law also requires that affiliate transactions be on terms and conditions that are substantially the same, or at least as favorable to the institution, as those provided to nonaffiliates.

        The Sarbanes-Oxley Act of 2002 generally prohibits loans by a company to its executive officers and directors. The law contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws, assuming such loans are also permitted under the law of the institution's chartering state. Under such laws, a bank's authority to extend credit to executive officers, directors and 10% stockholders ("insiders"), as well as entities such persons control, is restricted. The law limits both the individual and aggregate amount of loans that may be made to insiders based, in part, on the bank's capital position and requires certain board approval procedures to be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Loans to executive officers are further limited to loans of specific types and amounts.

        Enforcement.    The Federal Deposit Insurance Corporation has extensive enforcement authority over insured state banks, including Meetinghouse Bank. That enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices. The Federal Deposit Insurance Corporation also has authority under federal law to appoint a conservator or receiver for an insured bank under certain circumstances. The Federal Deposit Insurance Corporation is required, with certain exceptions, to appoint a receiver or conservator for an insured state nonmember bank if that bank was "critically undercapitalized" on average during the calendar quarter beginning 270 days after the date on which the institution became "critically undercapitalized."

        Federal Insurance of Deposit Accounts.    Deposit accounts in Meetinghouse Bank are insured by the Federal Deposit Insurance Corporation's Deposit Insurance Fund, generally up to a maximum of $250,000 per separately insured depositor, pursuant to changes made permanent by the Dodd-Frank Act. The Dodd-Frank Act also extended unlimited deposit insurance on noninterest bearing transaction accounts through December 31, 2012. The Federal Deposit Insurance Corporation assesses insured depository institutions to maintain the Deposit Insurance Fund. No institution may pay a dividend if in default of its deposit insurance assessment.

        Under the Federal Deposit Insurance Corporation's risk-based assessment system, insured institutions are assigned to a risk category based on supervisory evaluations, regulatory capital levels and other factors. An institution's assessment rate depends upon the category to which it is assigned and certain adjustments specified by the Federal Deposit Insurance Corporation, with less risky institutions paying lower assessments. Until recently, assessment rates ranged from seven to 77.5 basis points of assessable deposits.

        On February 7, 2011, as required by the Dodd-Frank Act, the Federal Deposit Insurance Corporation published a final rule to revise the deposit insurance assessment system. The rule, which took effect April 1, 2011, changes the assessment base used for calculating deposit insurance assessments from deposits to total assets less tangible (Tier 1) capital. Since the new base is larger than the previous base, the Federal Deposit Insurance Corporation also lowered assessment rates so that the rule would not significantly alter the total amount of revenue collected from the industry. The range of adjusted assessment rates is now 2.5 to 45 basis points of the new assessment base. The rule is expected to benefit smaller financial institutions, which typically rely more on deposits for funding, and shift more of the burden for supporting the insurance fund to larger institutions, which are thought to have greater access to nondeposit funding.

        As part of its plan to restore the Deposit Insurance Fund in the wake of a large number of bank failures, the Federal Deposit Insurance Corporation imposed a special assessment of five basis points for the second quarter of 2009. In addition, the Federal Deposit Insurance Corporation required all insured institutions to prepay their quarterly assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012. In calculating the required prepayment, the Federal Deposit Insurance Corporation assumed a 5% annual growth in the assessment base and applied a three basis point increase in assessment rates effective January 1, 2011. Meetinghouse Bank's pre-payment of $320,000 was recorded as a prepaid expense at December 31, 2009 and is being amortized to expense over three years.

        In addition to Federal Deposit Insurance Corporation assessments, the Financing Corporation ("FICO") is authorized to impose and collect, through the Federal Deposit Insurance Corporation, assessments for costs related to bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. During the calendar year ended December 31, 2011, Meetinghouse Bank paid $5,000 in fees related to the FICO.

        The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The Federal Deposit Insurance Corporation must seek to achieve the 1.35% ratio by September 30, 2020. In setting the assessments necessary to achieve the 1.35% ratio, the Federal Deposit Insurance Corporation is supposed to offset the effect of the increased ratio on insured institutions with assets of less than $10 billion. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the Federal Deposit Insurance Corporation. The Federal Deposit Insurance Corporation has recently exercised that discretion by establishing a long range fund ratio of 2%.

        A material increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Meetinghouse Bank. Management cannot predict what insurance assessment rates will be in the future.

        Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation. We do not know of any practice, condition or violation that might lead to termination of Meetinghouse Bank's deposit insurance.

        Community Reinvestment Act.    Under the Community Reinvestment Act ("CRA"), a bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA does require the Federal Deposit Insurance Corporation, in connection with its examination of a bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to establish or acquire branches and merge with other depository institutions. The CRA requires the Federal Deposit Insurance Corporation to provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system. Meetinghouse Bank's most recent Federal Deposit Insurance Corporation CRA rating was "Satisfactory."

        Massachusetts has its own statutory counterpart to the CRA which is also applicable to Meetinghouse Bank. The Massachusetts version is generally similar to the CRA but utilizes a five-tiered descriptive rating system. The Massachusetts Commissioner of Banks is required to consider a bank's record of performance under the Massachusetts law in considering any application by the bank to establish a branch or other deposit-taking facility, relocate an office or to merge or consolidate with or acquire the assets and assume the liabilities of any other banking institution. Meetinghouse Bank's most recent rating under Massachusetts law was "Satisfactory."

        Federal Reserve System.    The Federal Reserve Board regulations require savings institutions to maintain noninterest earning reserves against their transaction accounts (primarily Negotiable Order of Withdrawal (NOW) and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $58.8 million; a 10% reserve ratio is applied above $58.8 million. The first $10.7 million of otherwise reservable balances are exempted from the reserve requirements. The amounts are adjusted annually. Meetinghouse Bank complies with the foregoing requirements.

        Federal Home Loan Bank System.    Meetinghouse Bank is a member of the Federal Home Loan Bank System, which consists of twelve regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Boston, Meetinghouse Bank is required to acquire and hold a specified amount of shares of capital stock in the Federal Home Loan Bank of Boston. As of December 31, 2011, Meetinghouse Bank was in compliance with this requirement.

        The Federal Home Loan Bank of Boston suspended its dividend payment for the first quarter of 2009 and did not pay a dividend through 2010. The Federal Home Loan Bank has paid dividends in 2011 that are considerably less than those paid before 2009.

Other Regulations

        Some interest and other charges collected or contracted by Meetinghouse Bank are subject to state usury laws and federal laws concerning interest rates and charges. Meetinghouse Bank's operations also are subject to state and federal laws applicable to credit transactions, such as the:

  •
  Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

  •
  Real Estate Settlement Procedures Act, requiring that borrowers for mortgage loans for one- to four-family residential real estate receive various disclosures, including good faith estimates of settlement costs, lender servicing and escrow account practices, and prohibiting certain practices that increase the cost of settlement services;

  •
  Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

  •
  Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed, or other prohibited factors in extending credit;

  •
  Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies; and

  •
  Fair Debt Collection Practices Act, governing the manner in which consumer debts may be collected by collection agencies; and

        The operations of Meetinghouse Bank also are subject to the:

  •
  Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

  •
  Electronic Funds Transfer Act and Regulation E promulgated thereunder, as well as Chapter 167B of the General Laws of Massachusetts, that govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services;

  •
  Gramm-Leach-Bliley Act privacy statute which requires each depository institution to disclose its privacy policy, identify parties with whom certain nonpublic customer information is shared and provide customers with certain rights to "opt out" of disclosure to certain third parties; and

  •
  Title III of The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the "USA PATRIOT Act"), which significantly expanded the responsibilities of financial institutions, in preventing the use of the United States financial system to fund terrorist activities. Among other things, the USA PATRIOT Act and the related regulations required banks operating in the United States to develop anti-money laundering compliance programs, due diligence policies and controls to facilitate the detection and reporting of money laundering.

Holding Company Regulation

        As a bank holding company, Meetinghouse Bancorp will be subject to examination, supervision, regulation, and periodic reporting under the Bank Holding Company Act of 1956, as amended, as administered by the Federal Reserve Board. Meetinghouse Bancorp is required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval would be required for Meetinghouse Bancorp to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if it would, directly or indirectly, own or control more than 5% of any class of voting shares of the bank or bank holding company.

        A bank holding company is generally prohibited from engaging in, or acquiring, direct or indirect control of more than 5% of the voting securities of any company engaged in nonbanking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing securities brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property under certain conditions; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings association.

        A bank holding company that meets specified conditions, including that its depository institutions subsidiaries are "well capitalized" and "well managed," can opt to become a "financial holding company." A "financial holding company" may engage in a broader array of financial activities than permitted a typical bank holding company. Such activities can include insurance underwriting and investment banking. Meetinghouse Bancorp does not anticipate opting for "financial holding company" status at this time.

        Meetinghouse Bancorp will be subject to the Federal Reserve Board's consolidated capital adequacy guidelines for bank holding companies. Traditionally, those guidelines have been structured similarly to the regulatory capital requirements for the subsidiary depository institutions, but were somewhat more lenient. For example, the holding company capital requirements allowed inclusion of certain instruments in Tier 1 capital that are not includable at the institution level. As previously noted, the Dodd-Frank Act requires that the guidelines be amended so that they are at least as stringent as those required for the subsidiary depository institutions. See "—General—The Dodd-Frank Act."

        A bank holding company is generally required to give the Federal Reserve Board prior written notice of any purchase or redemption of then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company's consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. The Federal Reserve Board has adopted an exception to that approval requirement for well-capitalized bank holding companies that meet certain other conditions.

        The Federal Reserve Board has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the Federal Reserve Board's policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization's capital needs, asset quality and overall financial condition. The Federal Reserve Board's policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by using available resources to provide capital funds during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. The Dodd-Frank Act codified the source of strength policy and requires the promulgation of implementing regulations. Under the prompt corrective action laws, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of Meetinghouse Bancorp to pay dividends or otherwise engage in capital distributions.

        The Federal Deposit Insurance Act makes depository institutions liable to the Federal Deposit Insurance Corporation for losses suffered or anticipated by the insurance fund in connection with the default of a commonly controlled depository institution or any assistance provided by the Federal Deposit Insurance Corporation to such an institution in danger of default. That law would have potential applicability if Meetinghouse Bancorp ever held as a separate subsidiary a depository institution in addition to Meetinghouse Bank.

        Meetinghouse Bancorp and Meetinghouse Bank will be affected by the monetary and fiscal policies of various agencies of the United States Government, including the Federal Reserve System. In view of changing conditions in the national economy and in the money markets, it is impossible for management to accurately predict future changes in monetary policy or the effect of such changes on the business or financial condition of Meetinghouse Bancorp or Meetinghouse Bank.

        The status of Meetinghouse Bancorp as a registered bank holding company under the Bank Holding Company Act will not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

        Massachusetts Holding Company Regulation.    Under Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a cooperative bank, is regulated by the Massachusetts Division of Banks as a bank holding company. Each such bank holding company: (i) must obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5% of the voting stock of another banking institution; (ii) must register, and file reports, with the Massachusetts Division of Banks; and (iii) is subject to examination by the Division of Banks. Meetinghouse Bancorp would become a bank holding company regulated by the Massachusetts Division of Banks if it acquires a second banking institution and holds and operates it separately from Meetinghouse Bank.

        Federal Securities Laws.    Our common stock is registered with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended. We are subject to information, proxy solicitation, insider trading restrictions, and other requirements under the Exchange Act.

Federal and State Taxation

Federal Income Taxation

        General.    We report our income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Our federal income tax returns have not been audited in the most recent five year period. For its 2011 fiscal year, Meetinghouse Bank's maximum federal income tax rate was 34%.

        Bad Debt Reserves.    For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and required savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. Approximately $1.1 million of our accumulated bad debt reserves would not be recaptured into taxable income unless Meetinghouse Bank makes a "nondividend distribution" to Meetinghouse Bancorp as described below.

        Distributions.    If Meetinghouse Bank makes "nondividend distributions" to Meetinghouse Bancorp, the distributions will be considered to have been made from Meetinghouse Bank's unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the "nondividend distributions," and then from Meetinghouse Bank's supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Meetinghouse Bank's taxable income. Nondividend distributions include distributions in excess of Meetinghouse Bank's current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of Meetinghouse Bank's current or accumulated earnings and profits will not be so included in Meetinghouse Bank's taxable income.

        The amount of additional taxable income triggered by a nondividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Meetinghouse Bank makes a nondividend distribution to Meetinghouse Bancorp, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. Meetinghouse Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

        Financial institutions in Massachusetts file combined income tax returns with affiliated companies that are not security corporations. The Massachusetts excise tax rate for cooperative banks is currently 9.5% of federal taxable income, adjusted for certain items and will be 9.0% for years beginning after December 31, 2011. Taxable income includes gross income as defined under the Internal Revenue Code, plus interest from bonds, notes and evidences of indebtedness of any state, including Massachusetts, less deductions, but not the credits, allowable under the provisions of the Internal Revenue Code, except for those deductions relating to dividends received and income or franchise taxes imposed by a state or political subdivision. Carryforwards and carrybacks of net operating losses and capital losses are not allowed. Meetinghouse Bank's state tax returns, as well as those of its subsidiaries, have not been audited in the most recent five year period.

        A financial institution or business corporation is generally entitled to special tax treatment as a "security corporation" under Massachusetts law provided that: (a) its activities are limited to buying, selling, dealing in or holding securities on its own behalf and not as a broker; and (b) it has applied for, and received, classification as a "security corporation" by the Commissioner of the Massachusetts Department of Revenue. A security corporation that is also a bank holding company under the Internal Revenue Code must pay a tax equal to 0.33% of its gross income. A security corporation that is not a bank holding company under the Internal Revenue Code must pay a tax equal to 1.32% of its gross income. Meetinghouse Bank's wholly-owned subsidiary, Meetinghouse Securities Corporation, is a Massachusetts securities corporation.

 The Conversion and Stock Offering

        Meetinghouse Bank's board of directors has unanimously approved the plan of conversion. We have filed an application with respect to the conversion with the Massachusetts Commissioner of Banks and the Massachusetts Commissioner of Banks has authorized us to commence the offering. However, the final approval of the Massachusetts Commissioner of Banks is required before we can consummate the conversion and issue shares of common stock. The Federal Deposit Insurance Corporation has issued an intent to issue a letter of non-objection to the conversion subject to certain conditions. The Federal Reserve Bank of Boston has issued the approval required in connection with the transaction. However, any such approvals or non-objections do not constitute a recommendation or endorsement of the plan of conversion by any regulatory agency.

General

        On January 17, 2012, the board of directors of Meetinghouse Bank unanimously adopted a plan of conversion according to which Meetinghouse Bank will convert from a Massachusetts mutual cooperative bank to a Massachusetts stock cooperative bank and become a wholly-owned subsidiary of Meetinghouse Bancorp, a newly formed Maryland corporation. Meetinghouse Bancorp will offer 100% of its common stock to qualifying depositors of Meetinghouse Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicated community offering.

        The following is a brief summary of the pertinent aspects of the conversion. A copy of the plan of conversion is available from Meetinghouse Bank upon request and is available for inspection at the offices of Meetinghouse Bank and at the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation. The plan of conversion is also filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See "Where You Can Find More Information."

Reasons for the Conversion and Offering

        The primary reasons for the conversion and related stock offering are to:

  •
  increase the capital of Meetinghouse Bank to support future lending and operational growth;

  •
  enhance profitability and earnings through reinvesting and leveraging the proceeds, primarily through traditional funding and lending activities;

  •
  support future branching activities;

  •
  retain and attract qualified directors, management and employees by establishing stock-based benefit plans; and

  •
  support the future acquisition of other financial institutions or financial services companies.

        As a stock holding company, Meetinghouse Bancorp will have greater flexibility than Meetinghouse Bank now has in structuring mergers and acquisitions, including the consideration paid in a transaction. Our current mutual cooperative bank structure, by its nature, limits our ability to offer any common stock as consideration in a merger or acquisition. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two. We currently do not have any agreement or understanding as to any specific acquisition.

Effects of Conversion to Stock Form

        General.    Each depositor in Meetinghouse Bank currently has both a deposit account in the institution and a pro rata ownership interest in the net worth of Meetinghouse Bank based upon the balance in his or her account. However, this ownership interest is tied to the depositor's account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that Meetinghouse Bank is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Meetinghouse Bank after other claims are paid. Any depositor who opens a deposit account at Meetinghouse Bank obtains a pro rata ownership interest in the net worth of Meetinghouse Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of Meetinghouse Bank, which is lost to the extent that the balance in the account is reduced.

        When a mutual cooperative bank converts to stock holding company form, depositors lose all rights to the net worth of the mutual cooperative bank, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion. Additionally, permanent nonwithdrawable capital stock is created and offered to depositors which represents the ownership of the institution's net worth. The common stock of Meetinghouse Bancorp is separate and apart from deposit accounts and cannot be and is not insured by the Federal Deposit Insurance Corporation, any other governmental agency or the Share Insurance Fund. Certificates are issued to evidence ownership of the permanent stock. The stock certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any deposit account the seller may hold in the institution.

        Continuity.    While the conversion and offering are being accomplished, the normal business of Meetinghouse Bank will continue without interruption, including being regulated by the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation. After the conversion and offering, Meetinghouse Bank will continue to provide services for depositors and borrowers under its current policies by its present management and staff. The directors of Meetinghouse Bank at the time of conversion will serve as directors of Meetinghouse Bank after the conversion and offering. The initial board of directors of Meetinghouse Bancorp is composed of the individuals who serve on the board of directors of Meetinghouse Bank. All officers of Meetinghouse Bank at the time of conversion will retain their positions after the conversion and offering.

        Deposit Accounts and Loans.    Meetinghouse Bank's deposit accounts, account balances and existing Federal Deposit Insurance Corporation and Share Insurance Fund of The Co-operative Central Bank insurance coverage of deposit accounts will not be affected by the conversion. Furthermore, the conversion will not affect the loan accounts, loan balances or obligations of borrowers under their individual contractual arrangements with Meetinghouse Bank.

        Effect on Voting Rights.    Voting rights in Meetinghouse Bank, as a mutual cooperative bank, belong to its depositors. After the conversion, depositors will no longer have voting rights in Meetinghouse Bank and, therefore, will no longer be able to elect directors of Meetinghouse Bank or control its affairs. Instead, Meetinghouse Bancorp, as the sole stockholder of Meetinghouse Bank, will possess all voting rights in Meetinghouse Bank. The holders of the common stock of Meetinghouse Bancorp will possess all voting rights in Meetinghouse Bancorp. Depositors of Meetinghouse Bank will not have voting rights after the conversion except to the extent that they become stockholders of Meetinghouse Bancorp by purchasing common stock.

        Liquidation Account.    In the unlikely event of a complete liquidation of Meetinghouse Bank before the conversion, each depositor in Meetinghouse Bank would receive a pro rata share of any assets of Meetinghouse Bank remaining after payment of claims of all creditors, including the claims of all depositors up to the withdrawal value of their accounts. Each depositor would receive a pro rata share of the remaining assets in the same proportion as the value of his or her deposit account to the total value of all deposit accounts in Meetinghouse Bank at the time of liquidation.

        After the conversion, holders of withdrawable deposits in Meetinghouse Bank, including certificates of deposit, will not be entitled to share in any residual assets upon liquidation of Meetinghouse Bank. However, under applicable regulations, Meetinghouse Bank will, at the time of the conversion, establish a liquidation account in an amount equal to its total net worth as of the date of the latest statement of financial condition contained in the final prospectus relating to the conversion.

        Meetinghouse Bank will maintain the liquidation account after the conversion for the benefit of eligible account holders and supplemental eligible account holders who retain their savings accounts in Meetinghouse Bank. Each eligible account holder and supplemental account holder will, with respect to each deposit account held, have a related inchoate interest in a sub-account portion of the liquidation account balance.

        The initial sub-account balance for a savings account held by an eligible account holder or a supplemental eligible account holder will be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the holder's "qualifying deposit" in the deposit account and the denominator is the total amount of the "qualifying deposits" of all eligible or supplemental eligible account holders. The initial subaccount balance will not be increased, but it will be decreased as provided below.

        If the deposit balance in any deposit account of an eligible account holder or supplemental eligible account holder at the close of business on any annual closing day of Meetinghouse Bank (which is September 30) after December 31, 2010 or December 31, 2011, is less than the lesser of the deposit balance in a deposit account at the close of business on any other annual closing date after December 31, 2010 or December 31, 2011, or the amount of the "qualifying deposit" in a savings account on December 31, 2010 or December 31, 2011, then the subaccount balance for a savings account will be adjusted by reducing the subaccount balance in an amount equal to such reduction in the savings balance. Once reduced, the subaccount balance will not be subsequently increased, notwithstanding any increase in the savings balance of the related savings account. If any savings account is closed, the related subaccount balance will be reduced to zero.

        Upon a complete liquidation of Meetinghouse Bank, each eligible account holder and supplemental account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance(s) for deposit account(s) held by the holder before any liquidation distribution may be made to stockholders. No merger, consolidation, bulk purchase of assets with assumptions of savings accounts and other liabilities or similar transactions with another federally insured institution in which Meetinghouse Bank is not the surviving institution will be considered to be a complete liquidation. In any of these transactions, the liquidation account will be assumed by the surviving institution.

        In the unlikely event Meetinghouse Bank is liquidated after the conversion, depositors will be entitled to full payment of their deposit accounts before any payment is made to Meetinghouse Bancorp as sole stockholder of Meetinghouse Bank. There are no plans to liquidate either Meetinghouse Bank or Meetinghouse Bancorp in the future.

Material Income Tax Consequences

        In connection with the conversion, we have received an opinion of counsel with respect to federal tax laws that no gain or loss will be recognized by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinion summarized below addresses all material federal income tax consequences that are generally applicable to persons receiving subscription rights.

        Kilpatrick Townsend & Stockton LLP has issued an opinion to us that, for federal income tax purposes:

  •
  the conversion of Meetinghouse Bank from the mutual to the stock form of organization will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by account holders and no gain or loss will be recognized by Meetinghouse Bank by reason of such conversion;

  •
  no gain or loss will be recognized by Meetinghouse Bancorp upon the sale of shares of common stock in the offering;

  •
  it is more likely than not that the fair market value of the nontransferable subscription rights to purchase shares of common stock of Meetinghouse Bancorp to be issued to eligible account holders, supplemental eligible account holders and other recipients of subscription rights is zero and, accordingly, that no income will be realized by eligible account holders, supplemental eligible account holders and other recipients of subscription rights upon the issuance to them of the subscription rights or upon the exercise of the subscription rights; and

  •
  it is more likely than not that the tax basis to the holders of shares of common stock purchased in the stock offering pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the stock offering.

        The reasoning in support of Kilpatrick Townsend & Stockton LLP's statement set forth in the third and fourth bullet points above is set forth below. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

        Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

        The opinion of Kilpatrick Townsend & Stockton LLP is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See "Where You Can Find More Information."

Subscription Offering and Subscription Rights

        General.    Under the plan of conversion, we have granted rights to subscribe for Meetinghouse Bancorp common stock to the following persons in the following order of priority:

  •
  Persons with deposits in Meetinghouse Bank with balances aggregating $50 or more ("qualifying deposits") as of the close of business on December 31, 2010 ("eligible account holders").

  •
  Persons with qualifying deposits in Meetinghouse Bank as of the close of business on December 31, 2011 ("supplemental eligible account holders"), other than our officers, directors and their associates.

  •
  Our employee stock ownership plan.

  •
  Our officers, directors and employees who do not have a higher priority right.

        The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having priority rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion. See "—Limitations on Purchases of Shares." All persons on a joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by owners of a joint account.

        We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest.

        Category 1: Eligible Account Holders.    Subject to the purchase limitations as described below under "—Limitations on Purchases of Shares," each eligible account holder has the right to subscribe for up to the greater of:

  •
  $150,000 of common stock (which equals 15,000 shares);

  •
  one-tenth of 1% of the total offering of common stock; or

  •
  15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

        If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person's total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Unless waived by the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation, subscription rights of eligible account holders who are also executive officers or directors of Meetinghouse Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Meetinghouse Bank in the one year period preceding December 31, 2010.

        To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at December 31, 2010. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber's stock allocation.

        Category 2: Supplemental Eligible Account Holders.    Subject to the purchase limitations as described below under "—Limitations on Purchases of Shares," each supplemental eligible account holder has the right to subscribe for up to the greater of:

  •
  $150,000 of common stock (which equals 15,000 shares);

  •
  one-tenth of 1% of the total offering of common stock; or

  •
  15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

        If eligible account holders subscribe for all of the shares being sold, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person's total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

        To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at December 31, 2011. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber's stock allocation.

        Category 3: Tax-Qualified Employee Benefit Plans.    Our tax-qualified employee benefit plans have the right to purchase up to 10% of the shares of common stock sold in the offering. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 8% of the shares sold in the offering. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of conversion. If eligible account holders and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for our tax-qualified employee benefit plans. If the plan's subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from us.

        Category 4: Employees, Officers and Directors.    Subject to the purchase limitations as described below under "—Limitations on Purchases of Shares," each employee, officer and director of Meetinghouse Bank at the time of the offering who is not eligible in the preceding priority categories has the right to purchase $150,000 of common stock (which equals 15,000 shares); provided, however, that the aggregate number of shares of common stock that may be purchased by employees, officers and directors in the conversion is limited to 30% of the total number of shares of common stock sold in the offering (including shares purchased by employees, officers and directors under this category and under the preceding priority categories, but not including shares purchased by the employee stock ownership plan). If eligible account holders, supplement eligible account holders and the employee stock ownership plan subscribe for all of the shares being sold, no shares will be available for persons in this category. If shares are available for persons in this category but there are not sufficient shares to satisfy all subscriptions by such persons, shares will be allocated among such subscribing persons on an equitable basis, such as by giving weight to the order size, period of service, compensation and position of the individual subscriber.

        Expiration Date for the Subscription Offering.    The subscription offering, and all subscription rights under the plan of conversion, will terminate at 12:00 Noon, Eastern time, on [                        , 2012]. We will not accept orders for common stock in the subscription offering received after the expiration date. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.

        Massachusetts regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest at our passbook savings rate and without deduction, and all withdrawal authorizations will be canceled unless we receive approval of the Massachusetts Commissioner of Banks and Federal Deposit Insurance Corporation to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to modify or rescind their orders. If we do not receive an affirmative response from a subscriber to modify their order, the subscriber's order will be rescinded and all funds received will be promptly returned with interest and without deduction, or withdrawal authorizations will be canceled.

        Persons in Nonqualified States.    We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of conversion reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state's securities laws would be impracticable for reasons of cost or otherwise.

        Restrictions on Transfer of Subscription Rights and Shares.    Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. With the exception of individual retirement account stock purchases, the subscription rights of a qualifying account may not be transferred to an account that is in a different form of ownership. Adding or deleting a name or otherwise altering the form of beneficial ownership of a qualifying account will result in the loss of your subscription rights. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal and state regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the offering.

        If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation or another agency of the U.S. Government. We will pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Community Offering

        To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may offer shares in a community offering with a first priority given to natural persons who are residents of the communities of Dorchester and Milton.

        We will consider persons to be residents of the above listed communities if they occupy a dwelling in the community and have established an ongoing physical presence in the community that is not merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to whether a person is a resident of such communities. In all cases, the determination of residence status will be made by us in our sole discretion.

        Stock sold in the direct community offering will be offered and sold in a manner to achieve a wide distribution of the stock. Each person may purchase up to $150,000 of common stock, subject to the overall maximum purchase limitations. Allocation of shares if an oversubscription occurs in this category of the offering will give preference to natural persons residing in the communities of

Dorchester and Milton, such that each such person may receive 100 shares, and thereafter, on a pro rata basis to such persons based on the amount of their respective subscriptions or other reasonable basis until all available shares have been allocated. If shares remain after filling all subscriptions of persons living in the communities of Dorchester and Milton and an oversubscription occurs among other persons in this category of the offering, the allocation process to cover orders for such other persons shall be the same as described for natural persons residing in the communities of Dorchester and Milton.

        The direct community offering, if any, may commence concurrently with or subsequent to the commencement of the subscription offering and shall be for a period of not more than 45 days unless extended by Meetinghouse Bancorp, with the approval of the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation. If we receive regulatory approval for an extension, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to confirm, increase, decrease or rescind their orders. If we do not receive an affirmative response from a subscriber to confirm, increase or decrease their order, the subscriber's order will be rescinded and all funds received will be promptly returned with interest. We may terminate the direct community offering at any time after we have received orders for at least the minimum number of shares available for purchase in the offering.

        The opportunity to subscribe for shares of common stock in the community offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community Offering

        Our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a widespread distribution of our shares of common stock. If a syndicated community offering is held, Keefe, Bruyette & Woods will serve as sole manager and will assist us in selling our common stock on a best efforts basis. In such capacity, Keefe, Bruyette & Woods may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms. Neither Keefe, Bruyette & Woods nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering.

        In the syndicated community offering, any person may purchase up to $150,000 (which equals 15,000 shares) of common stock, subject to the overall purchase and ownership limitations. See "—Limitations on Purchases of Shares." We retain the right to accept or reject in whole or in part any orders in the syndicated community offering. Unless the Massachusetts Commissioner of Banks permits otherwise, accepted orders for our common stock in the syndicated community offering will first be filled up to a maximum of 2% of the shares sold in the offering on a basis that will promote a widespread distribution of our common stock. Thereafter any remaining shares will be allocated on an equal number of shares per order basis until all shares have been allocated or orders have been filled, as the case may be. Unless the syndicated community offering begins during the subscription offering or the community offerings, the syndicated community offering will begin as soon as possible after the completion of the subscription and community offerings.

        Normal customer ticketing will be used for orders through Keefe, Bruyette & Woods or other participating broker-dealers. Alternatively, order forms may be used to purchase shares of common stock in the syndicated offering. Investors in the syndicated offering electing to use stock order forms would follow the same procedures applicable to purchasing shares in the subscription and community offering. See "—Procedure for Purchasing Shares in the Subscription and Community Offerings".

        The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Under these rules, Keefe, Bruyette & Woods and the other broker-dealers participating in the syndicated community offering generally will accept payment for shares of common stock to be purchased in the syndicated community offering through a "sweep" arrangement or on a delivery versus payment basis through the facilities of the Depository Trust Company. Under a "sweep" arrangement, a customer's brokerage account at the applicable participating broker-dealer will be debited in the amount of the purchase price for the shares of common stock that such customer intends to purchase in the syndicated community offering on the closing date. Such customers must authorize participating broker-dealers to debit their brokerage accounts and must have the funds for full payment in their accounts on, but not before, the closing date. Funds received through a sweep arrangement or delivery versus payment will be promptly transmitted to the Bank's segregated account.

        The closing of the syndicated community offering is subject to conditions set forth in an agency agreement among Meetinghouse Bancorp, Meetinghouse Bank and Keefe, Bruyette & Woods. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering, less fees and commissions payable, will be delivered promptly to us. If, gross proceeds equal to at least the minimum of the offering range are not received, or other closing conditions are not satisfied, the offering will not close and funds will be promptly returned.

        If for any reason we cannot affect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are a significant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Massachusetts Commissioner of Banks and the Financial Industry Regulatory Authority must approve any such arrangements.

Limitations on Purchases of Shares

        In addition to the purchase limitations described above under "—Subscription Offering and Subscription Rights," "—Community Offering" and "Syndicated Community Offering," the plan of conversion provides for the following purchase limitations:

  •
  Except for our tax-qualified employee benefit plans, no individual may purchase in the aggregate more than $150,000 of the common stock, or 15,000 shares, sold in the offerings, subject to increase or decrease as described below. In addition, except for our tax-qualified employee benefit plans, no person, either alone or together with associates of or persons acting in concert with such person, may purchase more than $250,000 of the common stock, or 25,000 shares sold in the offerings, subject to increase or decrease as described below.

  •
  Our tax-qualified employee benefit plans are entitled to purchase up to 10.0% of the shares sold in the conversion. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 8.0% of the shares sold in the conversion.

  •
  Each subscriber must subscribe for a minimum of 25 shares.

  •
  Our directors and executive officers, together with their associates, may purchase in the aggregate up to 30% of the common stock sold in the offering.

        We may, in our sole discretion, increase or decrease the individual or aggregate purchase limitation to up to 5% of the shares of common stock sold in the offering or down to no less than 1/10 of 1.0% of the shares offered in the offering. We do not intend to increase or decrease the maximum purchase limitation unless market conditions warrant. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. We, in our discretion, also may give other large subscribers the right to increase their subscriptions.

        If we increase the maximum purchase limitation to 5% of the shares of common stock sold in the offering, we may further increase the maximum purchase limitation to 9.99%, provided that orders for common stock exceeding 5% of the shares of common stock sold in the offering may not exceed in the aggregate 10% of the total shares of common stock sold in the offering.

        The plan of conversion defines "acting in concert" to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships or the fact that persons share a common address (whether or not related by blood or marriage) or may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of conversion, our directors are not deemed to be acting in concert solely by reason of their board membership.

        The plan of conversion defines "associate," with respect to a particular person, to mean:

  •
  a corporation or organization, other than Meetinghouse Bancorp or Meetinghouse Bank or a majority-owned subsidiary of Meetinghouse Bancorp or Meetinghouse Bank, of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

  •
  a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

  •
  any relative or spouse of the person or any relative of the spouse who has the same home as such person or who is a director or senior officer of Meetinghouse Bancorp, Meetinghouse Bank or any of their subsidiaries.

        For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the aggregate purchase limitation described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of conversion. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are "associates" or "acting in concert."

Marketing Arrangements

        We have retained Keefe, Bruyette & Woods as financial advisors to consult with and advise and assist us, on a best efforts basis, in the distribution of shares in the offering. Keefe, Bruyette & Woods is a broker-dealer registered with the Securities and Exchange Commission and a member of the FINRA. Keefe, Bruyette & Woods will assist us in the conversion by acting as marketing advisor with respect to the subscription offering and will represent us as placement agent on a best efforts basis in the sale of the common stock in the community offering, if held. The services that Keefe, Bruyette & Woods will provide include, but are not limited to:

  •
  providing advice on the financial and securities market implications of the plan of conversion and related corporate documents, including our business plan;

  •
  assisting in structuring our stock offering, including developing and assisting in implementing a market strategy for the stock offering;

  •
  reviewing all offering documents, including this prospectus, stock order forms and related offering materials;

  •
  assisting us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

  •
  assisting us in analyzing proposals from outside vendors retained in connection with the stock offering, including printers, transfer agents and appraisal firms;

  •
  assisting us in the drafting and distribution of press releases as required or appropriate in connection with the stock offering;

  •
  meeting with the board of directors and management to discuss any of these services; and

  •
  providing such other financial advisory and investment banking services in connection with the stock offering as may be agreed upon by Keefe, Bruyette & Woods and us.

        We have also engaged Keefe, Bruyette & Woods to act as our conversion agent in connection with the stock offering. In its role as conversion agent, Keefe, Bruyette & Woods will assist us in the stock offering as follows:

  •
  consolidate accounts and develop a central file;

  •
  prepare proxy forms and proxy materials;

  •
  tabulate proxies and ballots;

  •
  act as inspector of election at the special meeting of members;

  •
  assist us in establishing and managing the stock information center;

  •
  assist our financial printer with the labeling of stock offering materials;

  •
  process stock order forms and certification forms and produce daily reports and analyses;

  •
  assist our transfer agent with the generation and mailing of stock certificates;

  •
  advise us on interest and refund calculations; and

  •
  create tax forms for interest reporting.

        For its conversion agent services, Keefe, Bruyette & Woods will be paid a fee of $15,000. We will also reimburse Keefe, Bruyette & Woods for its reasonable out of-pocket expenses related to its conversion agent services up to a maximum of $10,000. For its financial advisory services, Keefe, Bruyette & Woods will receive a success fee equal to 1.25% of the aggregate dollar amount of the common stock sold in the subscription offering to persons other than the employee stock ownership plan and directors, officers and employees of Meetinghouse Bank or their immediate families and a success fee equal to 2.00% of the aggregate dollar amount of the common stock sold in the community offering, with a minimum success fee of $150,000. We have paid Keefe, Bruyette & Woods a management fee of $25,000 that will be applied against the success fee. We will reimburse Keefe, Bruyette & Woods for its expenses, not to exceed $5,000, associated with its financial and advisory services; provided, however, that Keefe, Bruyette & Woods will be entitled to an additional expense reimbursement not to exceed $5,000 in the event of a resolicitation or material delay in the offering. In addition, Keefe, Bruyette & Woods will be reimbursed for fees and expenses of its counsel not to exceed $75,000 (or not to exceed $100,000 in the event of a resolicitation or material delay in the offering).

        Keefe, Bruyette & Woods has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the stock to be sold. Keefe, Bruyette & Woods expresses no opinion as to the prices at which common stock to be issued may trade.

        We have also agreed to indemnify Keefe, Bruyette & Woods against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933 and the performance of Keefe, Bruyette & Woods of its services in connection with the conversion.

Description of Sales Activities

        Meetinghouse Bank's officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form. Meetinghouse Bank's officers may answer questions regarding our business when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. Meetinghouse Bank's officers and employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.

        None of Meetinghouse Bank's personnel participating in the offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. Meetinghouse Bank's personnel will assist in the above-described sales activities under an exemption from registration as a broker or dealer provided by Rule 3a4-l promulgated under the Securities Exchange Act of 1934. Rule 3a4-l generally provides that an "associated person of an issuer" of securities will not be deemed a broker solely by reason of participation in the sale of securities of the issuer if the associated person meets certain conditions. These conditions include, but are not limited to, that the associated person participating in the sale of an issuer's securities not be compensated in connection with the offering at the time of participation, that the person not be associated with a broker or dealer and that the person observe certain limitations on his or her participation in the sale of securities. For purposes of this exemption, "associated person of an issuer" is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

Procedure for Purchasing Shares in the Subscription and Community Offerings

        Use of Order Forms.    To purchase shares in the subscription offering, a properly completed and executed order form must be received (not postmarked) by us in our stock information center by 12:00 Noon, Eastern time, on [                        , 2012]. Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the space provided on the order form for withdrawal of full payment from a deposit account with Meetinghouse Bank. To purchase shares in the community offering, you must deliver a properly completed and executed order form to us, accompanied by the required payment for each share subscribed for, before the community offering terminates, which may be on, or at any time after, the end of the subscription offering. If you are ordering shares in the subscription offering, by signing the order form you are representing that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

        However, signing the stock order form will not cause you to waive your rights under the Securities Act of 1933.

        To ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account and the account number. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest. Failure to list all of your accounts may result in fewer shares being allocated to you than if all of your accounts were listed.

        We need not accept order forms that are received after the expiration of the subscription offering or community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. We are not required to notify purchasers of incomplete or improperly executed order forms. In addition, we are not obligated to accept orders submitted on photocopied or facsimiled stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Under the plan of conversion, our interpretation of the terms and conditions of the plan of conversion and of the order form will be final. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the offering has not been completed by                        , 2012.

        We will not accept order forms where the order form is not executed. By executing and returning the order form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in this offering. The order form could be used as support to show that you understand the nature of this investment. You may submit your stock order form and payment by mail using the stock order reply envelope provided, by bringing your stock order form to our stock information center, or by overnight delivery to the indicated address on the order form. Our stock information center is located at the office of Meetinghouse Bank. Stock order forms may be delivered to Meetinghouse Bank's office.

        To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the end of the subscription and community offering, as required by Rule 15c2-8 under the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days before that date or hand delivered any later than two days before that date. Execution of the order form will confirm receipt or delivery under Rule 15c2-8. Order forms will be distributed only when preceded or accompanied by a prospectus.

        Payment for Shares.    Payment for subscriptions may be made by check, bank draft or money order, or by authorization of withdrawal from deposit accounts maintained with Meetinghouse Bank. Funds received before the completion of the offering will be maintained in a segregated account at Meetinghouse Bank. All checks, bank drafts and money orders must be made payable to the Meetinghouse Bancorp segregated account in compliance with Securities and Exchange Commission Rule 15c2-4. However, we will not maintain more than one escrow account. All subscriptions received will bear interest at Meetinghouse Bank's passbook savings rate, which is subject to change at any time and is currently 0.25% per annum. Subscriber's funds will be transmitted to the segregated account no later than noon of the next business day where they will be invested in investments that are permissible under Securities and Exchange Commission Rule 15c2-4. Appropriate means by which withdrawals may be authorized are provided on the order form. No wire transfers or third party checks will be accepted. Interest will be paid on payments made by check, bank draft or money order at our lowest tier money market passbook savings rate from the date payment is received at the stock information center until the completion or termination of the offering. Payment in cash will not be accepted unless the cash is converted into a bank check or money order. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the offering, but a hold will be placed on the funds, making them unavailable to the depositor until completion or termination of the offering. When the offering is completed, the funds received in the offering will be used to purchase the shares of common stock ordered, subject to the priority and allocation provisions in the plan of conversion. The shares of common stock issued in the offering cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency or the Share Insurance Fund. If the offering is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.

        If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the completion of the offering, though the account must contain the full amount necessary for payment at the time the subscription order is received. We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are actually transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our passbook savings rate.

        Regulations prohibit Meetinghouse Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

        The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for upon the completion of the offering; provided that there is in force from the time of its subscription until the completion of the offering a loan commitment from an unrelated financial institution or from us to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

        We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time before the 48 hours before the completion of the offering. This payment may be made by wire transfer.

        Using IRA Funds to Purchase Shares.    Our IRAs do not permit investment in common stock. A depositor interested in using his or her IRA funds to purchase common stock must do so through a self-directed IRA. Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that the funds will be used to purchase our common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for such transfers. The new trustee would hold the common stock in a self-directed account in the same manner as we now hold the depositor's IRA funds. An annual administrative fee may be payable to the new trustee. You may use funds currently in an independent self-directed IRA to purchase stock by having your trustee complete and return the subscription form together with a check made payable to Meetinghouse Bancorp before the expiration of the subscription offering. Depositors interested in using funds in an IRA with us to purchase common stock should contact the stock information center as soon as possible preferably at least two weeks before the offering deadline so that the necessary forms may be forwarded for execution and returned before the subscription offering ends. In addition, federal laws and regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of common stock in the subscription offering, make purchases for the exclusive benefit of IRAs.

How We Determined the Offering Range and the $10.00 Per Share Purchase Price

        Federal and state regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma value, as determined by an independent appraisal and as approved by our board of directors. We have retained RP Financial, Inc. which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. RP Financial will receive fees totaling $30,000 for its appraisal services, plus $5,000 for each appraisal valuation update, and a maximum of $3,500 for reimbursement of out-of-pocket expenses. We have agreed to indemnify RP Financial and its employees and affiliates for certain costs and expenses, including reasonable legal fees arising out of, related to, or based upon the offering and due to any misstatement or untrue statement or intentional omission by Meetinghouse Bank. RP Financial has not received any other compensation from us in the past three years.

        RP Financial prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed our conversion application as filed with the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation and our registration statement as filed with the Securities and Exchange Commission. Furthermore, RP Financial visited our facilities and had discussions with management. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.

        In connection with its appraisal, RP Financial reviewed the following factors, among others:

  •
  our present and projected operating results and financial condition;

  •
  the economic and demographic conditions of our primary market area;

  •
  pertinent historical financial and other information relating to Meetinghouse Bank;

  •
  a comparative evaluation of our operating and financial statistics with those of other thrift institutions;

  •
  the proposed price per share;

  •
  the aggregate size of the offering of common stock;

  •
  the impact of the conversion on our capital position and earnings potential; and

  •
  the trading market for securities of comparable institutions and general conditions in the market for such securities.

        RP Financial's analysis utilized three selected valuation procedures, the price/tangible book method, the price/core earnings method, and the price/assets method, all of which are described in its report. RP Financial's appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See "Where You Can Find More Information." RP Financial placed the greatest emphasis on the price/core earnings and price/tangible book methods in estimating pro forma market value. RP Financial compared the pro forma price/tangible book and price/core earnings ratios for Meetinghouse Bancorp to the same ratios for a peer group of comparable companies. In selecting a peer group from all publicly-traded, fully-converted thrift companies, RP Financial applied the following selection criteria: thrift institutions based in Massachusetts with assets less than $750 million, a tangible equity to assets ratio of greater than 8.0% and positive core earnings; and thrift institutions based in the New England and Mid-Atlantic regions of the U.S., with assets less than $500 million, a tangible equity-to-assets ratio of greater than 8.0% and positive core earnings. For purposes of RP Financial's appraisal report, core earnings are generally defined as reported earnings adjusted for nonrecurring gains and losses from the sale or write-down of assets or liabilities on a tax-effected basis. The peer group included companies with:

  •
  average assets of $431 million;

  •
  average nonperforming assets of 1.57% of total assets;

  •
  average net loans of 63.7% of total assets;

  •
  average equity of 15.6% of total assets; and

  •
  average core earnings of 0.37% of average assets.

        On the basis of the analysis in its report, RP Financial has advised us that, in its opinion, as of February 17, 2012, our estimated pro forma market value was within the valuation range of $4,250,000 and $5,750,000, with a midpoint of $5,000,000.

        The following table presents a summary of selected pricing ratios for Meetinghouse Bancorp, for the peer group companies and for all publicly traded thrifts. Compared to the average pricing ratios of the peer group at the maximum of the offering range, our stock would be priced at a premium of 83.6% to the peer group on a price-to-core earnings basis, a discount of 23.3% to the peer group on a price-to-book basis and a discount of 24.4% on a price-to-tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be less expensive than the peer group on an earnings, book value and tangible book value basis. In addition to a peer group comparison of equity and earnings pricing ratios, RP Financial's valuation took into consideration the recent volatility of the stock markets, bank and thrift stocks in general and the appraisal peer group. The pro forma pricing ratios and uneven after-market price performance of recently converted banks and thrifts was also considered. The appraisal, as approved by our board of directors, concluded that the pro forma pricing ratio discounts represented an appropriate balance of these various considerations in establishing Meetinghouse Bancorp's valuation, and the number of shares to be sold.

	Price to Core Earnings Multiple		Price to Book Value Ratio(1)	Price to Tangible Book Value Ratio(1)
Meetinghouse Bancorp (pro forma):
Minimum	27.40	x	51.76%	51.76%
Midpoint	34.39		56.34	56.34
Maximum	42.38		60.31	60.31
Maximum, as adjusted	53.11		64.27	64.27
Peer Group:
Alliance Bancorp, Inc. (ALLB)	N/M		73.99	73.99
Chicopee Bancorp, Inc. (CBNK)	N/M		90.90	90.90
FedFirst Financial Crop. (FFCO)	N/M		70.14	71.65
Hampden Bancorp, Inc. (HBNK)	N/M		87.49	87.49
Mayflower Bancorp, Inc. (MFLR)	18.49		74.86	74.86
Newport Bancorp, Inc. (NFSB)	31.41		87.44	87.44
OBA Financial Services, Inc. (OBAF)	N/M		78.76	78.76
Peoples Federal Bancshares, Inc. (PEOP)	37.50		93.75	93.75
Standard Financial Corp. (STND)	17.39		69.87	79.40
WVS Financial Corp. (WVFC)	10.59		59.31	59.31
Average	23.08		78.65	79.76
Median	18.49		76.81	79.08
All publicly-traded thrift institutions(2):
Average	19.54		80.31	86.89
Median	17.54		77.92	80.12

N/M—Not meaningful.

(1)
Ratios are based on book value as of December 31, 2011 and share prices as of February 17, 2012.

(2)
Excludes mutual holding companies.

        The pro forma information presented under "Pro Forma Data" reflects an estimated expense for the equity incentive plan that may be adopted by Meetinghouse Bancorp and the resulting effect on the pro forma price-to-earnings multiples for Meetinghouse Bancorp.

        Our board of directors reviewed RP Financial's appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the valuation range was reasonable and adequate. Assuming that the shares are sold at $10.00 per share in the conversion, the estimated number of shares would be between 425,000 shares at the minimum of the valuation range and 575,000 shares at the maximum of the valuation range, with a midpoint of 500,000 shares. The purchase price of $10.00 per share was determined by the board of directors, taking into account, among other factors, offering the common stock in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.

        Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Massachusetts Commissioner of Banks and Federal Deposit Insurance Corporation, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

        If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering, subject to final approval by our board of directors. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 661,250 shares without any further notice to you.

        No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, we may either: terminate the stock offering and promptly return all funds without deduction; set a new offering range, notify all subscribers and give them the opportunity to place a new order for shares of Meetinghouse Bancorp common stock; or take such other actions as may be permitted by the Massachusetts Commissioner of Banks and Federal Deposit Insurance Corporation. If the offering is terminated all subscriptions will be cancelled and subscription funds will be returned promptly with interest and without deduction, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If RP Financial establishes a new valuation range, it must be approved by the Massachusetts Commissioner of Banks and Federal Deposit Insurance Corporation.

        In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the consolidated financial statements and other data provided by us nor independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

        Copies of the appraisal report of RP Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under "Where You Can Find More Information."

Delivery of Certificates

        Certificates representing the common stock sold in the offering will be mailed by our transfer agent to the persons whose subscriptions or orders are filled at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the offering. We will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock may have commenced.

Restrictions on Transfer of Shares After the Conversion Applicable to Officers and Directors

        Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers.

        Shares of common stock purchased by our directors and officers may not be sold for a period of one year following the offering, except upon the death or substantial disability, as determined by the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation, of the stockholder or upon the written approval of the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation. Shares purchased by these persons in the open market after the offering will be free of this restriction. Shares of common stock issued to directors and officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

        Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their deposits with Meetinghouse Bank as account holders. Any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, applicable banking regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the offering.

        We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the common stock to be issued in the offering. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Interpretation and Amendment

        To the extent permitted by law, all interpretations by us of the plan of conversion will be final; however, such interpretations have no binding effect on the Massachusetts Commissioner of Banks or Federal Deposit Insurance Corporation. The plan of conversion provides that, if deemed necessary or desirable, we may substantively amend the plan of conversion as a result of comments from regulatory authorities or otherwise.

Restrictions on the Acquisition of Meetinghouse Bancorp

General

        Certain provisions in the articles of incorporation and bylaws of Meetinghouse Bancorp may have antitakeover effects. In addition, regulatory restrictions may make it more difficult for persons or companies to acquire control of us.

Antitakeover Effects of Articles of Incorporation and Bylaws of Meetinghouse Bancorp

        Although our board of directors is not aware of any effort that might be made to obtain control of us after the offering, the board of directors believed it appropriate to adopt certain provisions permitted by federal and state regulations that may have the effect of deterring a future takeover attempt that is not approved by our board of directors. The following description of these provisions is only a summary and does not provide all of the information contained in our articles of incorporation and bylaws. See "Where You Can Find More Information" as to where to obtain a copy of these documents.

        Limitation on Voting Rights.    Our articles of incorporation provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of Meetinghouse Bancorp or any subsidiary or a trustee of a plan.

  Board of Directors.

        Classified Board.    Our board of directors is divided into three classes as nearly as equal in number as possible. The stockholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of Meetinghouse Bancorp.

        Filling of Vacancies; Removal.    Our bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled only by a vote of a majority of the directors then in office. A person elected to fill a vacancy on the board of directors will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor shall have been elected and qualified. Our bylaws provide that a director may be removed from the board of directors before the expiration of his or her term only for cause and only upon the vote of a majority of the shares entitled to vote in the election of directors. These provisions make it more difficult for stockholders to remove directors and replace them with their own nominees.

        Qualification.    Our bylaws provide that to be eligible to serve on the board of directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency. These provisions contained in our bylaws may prevent stockholders from nominating themselves or persons of their choosing for election to the board of directors.

        Elimination of Cumulative Voting.    Our articles of incorporation provide that no shares will be entitled to cumulative voting. The elimination of cumulative voting makes it more difficult for a stockholder group to elect a director nominee.

        Special Meetings of Stockholders.    Our stockholders must act only through an annual or special meeting. Special meetings of stockholders may only be called by the Chairman, the President, by two-thirds of the total number of directors or by the Secretary upon the written request of the holders of a majority of all the shares entitled to vote at a meeting. The limitations on the calling of special meetings of stockholders may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

        Amendment of Articles of Incorporation.    Our articles of incorporation provide that certain amendments to our articles of incorporation relating to a change in control of us must be approved by at least 75% of the outstanding shares entitled to vote.

        Amendment of Bylaws.    Our articles of incorporation provide that our bylaws may not be adopted, repealed, altered, amended or rescinded by stockholders except by the affirmative vote of the holders of at least 75% of the voting stock.

        Advance Notice Provisions for Stockholder Nominations and Proposals.    Our bylaws establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of our board of directors or by a stockholder who has given appropriate notice to us before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given us appropriate notice of the stockholder's intention to bring that business before the meeting. Our Secretary must receive notice of the nomination or proposal not less than 90 days before the date of the annual meeting; provided, however, that if less than 100 days' notice of prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder who desires to raise new business must provide us with certain information concerning the nature of the new business, the stockholder, the stockholder's ownership of Meetinghouse Bancorp and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing stockholder.

        Advance notice of nominations or proposed business by stockholders gives our board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about those matters.

        Authorized but Unissued Shares of Capital Stock.    Following the offering, we will have authorized but unissued shares of common and preferred stock. Our articles of incorporation authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates, and liquidation preferences. Such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Regulatory Restrictions

        Maryland Corporate Law and Business Combinations with Interested Stockholders.    Under Maryland law, "business combinations" between Meetinghouse Bancorp and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (1) any person who beneficially owns 10% or more of the voting power of Meetinghouse Bancorp's voting stock after the date on which Meetinghouse Bancorp had 100 or more beneficial owners of its stock; or (2) an affiliate or associate of Meetinghouse Bancorp at any time after the date on which Meetinghouse Bancorp had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of Meetinghouse Bancorp. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

        After the five-year prohibition, any business combination between Meetinghouse Bancorp and an interested stockholder generally must be recommended by the board of directors of Meetinghouse Bancorp and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of Meetinghouse Bancorp and (2) two-thirds of the votes entitled to be cast by holders of voting stock of Meetinghouse Bancorp other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if Meetinghouse Bancorp's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

        Change in Bank Control Act.    Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice. For this purpose, the term "control" means the acquisition of the ownership, control or holding of the power to vote 25% or more of any class of a bank holding company's voting stock, and the term "person" includes an individual, corporation, partnership, and various other entities. In addition, a person is presumed to acquire control if the person acquires the ownership, control or holding of the power to vote of 10% or more of any class of the holding company's voting stock if specified factors are present, such as having a class of securities registered under Section 12 of the Securities Exchange Act of 1934, which will be the case with Meetinghouse Bancorp.

        Accordingly, the filing of a notice with the Federal Reserve Board would be required before any person could acquire 10% or more of the common stock of Meetinghouse Bancorp, unless the individual files a rebuttal of control that is accepted by the Federal Reserve Board. The statute and underlying regulations authorize the Federal Reserve Board to disapprove a proposed acquisition on certain specified grounds.

        Bank Holding Company Act.    Federal law provides that no company may acquire control of a bank directly or indirectly without the prior approval of the Federal Reserve Board. Any company that acquires control of a bank becomes a "bank holding company" subject to registration, examination and regulation by the Federal Reserve Board. Pursuant to federal regulations, the term "company" is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and "control" of a bank is deemed to exist if a company has voting control, directly or indirectly of at least 25% of any class of a bank's voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain Federal Reserve Board approval before acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company. An acquisition of control of a bank that requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act is not subject to the notice requirements of the Change in Bank Control Act.

        Accordingly, the prior approval of the Federal Reserve Board under the Bank Holding Company Act would be required:

  •
  before any bank holding company could acquire 5% or more of the common stock of Meetinghouse Bancorp; and

  •
  before any other company could acquire 25% or more of the common stock of Meetinghouse Bancorp.

        Restrictions applicable to the operations of bank holding companies may also deter companies from seeking to obtain control of Meetinghouse Bancorp. See "Regulation and Supervision."

        Massachusetts Banking Law.    Under Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a cooperative bank, is regulated as a bank holding company. Each Massachusetts bank holding company: (i) must obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5% of the voting stock of another banking institution; (ii) must register, and file reports, with the Massachusetts Division of Banks; and (iii) is subject to examination by the Massachusetts Division of Banks. Meetinghouse Bancorp would become a Massachusetts bank holding company if it acquires a second banking institution and holds and operates it separately from Meetinghouse Bank.

        In addition, for a period of three years following completion of a conversion to stock form, no person may directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of a converting mutual cooperative bank without prior written approval of the Massachusetts Commissioner of Banks.

Description of Meetinghouse Bancorp Capital Stock

The common stock of Meetinghouse Bancorp will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency or by the Share Insurance Fund.

General

        Meetinghouse Bancorp is authorized to issue 5,000,000 shares of common stock having a par value of $.01 per share and 500,000 shares of preferred stock having a par value of $.01 per share. Each share of Meetinghouse Bancorp's common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. Meetinghouse Bancorp will not issue any shares of preferred stock in the conversion.

Common Stock

        Dividends.    Meetinghouse Bancorp cannot pay dividends on its common stock if, after giving effect to the distribution, it would be unable to pay its indebtedness as the indebtedness comes due in the usual course of business or its total assets exceed the sum of its liabilities and the amount needed, if Meetinghouse Bancorp were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference upon dissolution. The holders of common stock of Meetinghouse Bancorp will be entitled to receive and share equally in dividends as may be declared by the board of directors of Meetinghouse Bancorp out of funds legally available for dividends. If Meetinghouse Bancorp issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends. See "Our Dividend Policy" and "Regulation and Supervision."

        Voting Rights.    After the conversion, the holders of common stock of Meetinghouse Bancorp will possess exclusive voting rights in Meetinghouse Bancorp. They will elect Meetinghouse Bancorp's board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Except as discussed under "Restrictions on the Acquisition of Meetinghouse Bancorp—Antitakeover Effects of Articles of Incorporation and Bylaws of Meetinghouse Bancorp—Limitations on Voting Rights," each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Meetinghouse Bancorp issues preferred stock, holders of Meetinghouse Bancorp preferred stock may also possess voting rights.

        Liquidation.    If there is any liquidation, dissolution or winding up of Meetinghouse Bank, Meetinghouse Bancorp, as the sole holder of Meetinghouse Bank's capital stock, would be entitled to receive all of Meetinghouse Bank's assets available for distribution after payment or provision for payment of all debts and liabilities of Meetinghouse Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of Meetinghouse Bancorp, the holders of its common stock would be entitled to receive all of the assets of Meetinghouse Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. If Meetinghouse Bancorp issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

        Preemptive Rights; Redemption.    Holders of the common stock of Meetinghouse Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

        Meetinghouse Bancorp will not issue any preferred stock in the conversion and it has no current plans to issue any preferred stock after the conversion. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock will be                        ,            ,             .

Registration Requirements

        We have registered our common stock to be issued in the offering with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

        The legality of our common stock has been passed upon for us by Kilpatrick Townsend & Stockton LLP, Washington, D.C. The federal tax consequences of the conversion have been opined upon by Kilpatrick Townsend & Stockton LLP. Kilpatrick Townsend & Stockton LLP has consented to the references to its opinions in this prospectus. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Hinckley, Allen & Snyder LLP, Hartford, Connecticut.

Experts

        The consolidated balance sheets of Meetinghouse Bank and Subsidiary as of September 30, 2011 and 2010, and the related consolidated statements of income, changes in equity and cash flows for the years ended September 30, 2011 and 2010, included in this prospectus and in the registration statement have been so included in reliance upon the report of Shatswell, MacLeod & Company, P.C., an independent registered public accounting firm, appearing elsewhere in this prospectus and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

        RP Financial has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this prospectus.

Where You Can Find More Information

        We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered for sale in the stock offering. This prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission's public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the Securities and Exchange Commission at http://www.sec.gov.

        Meetinghouse Bank has filed an application for approval of the plan of conversion with the Massachusetts Division of Banks an a notice of the plan of conversion with the Federal Deposit Insurance Corporation. Meetinghouse Bancorp has filed a bank holding company application with the Federal Reserve Bank of Boston. This prospectus omits certain information contained in those applications and notices. The application may be inspected, without charge, at the offices of the Massachusetts Commissioner of Banks, 1000 Washington Street, 10th Floor, Boston, Massachusetts, and the notice may be inspected, without charge, at the offices of the Regional Director of the Federal Deposit Insurance Corporation, 15 Braintree Hill Office Park, Braintree, Massachusetts. The bank holding company application is available on an expedited basis from the Federal Reserve Bank of Boston, P. O. Box 55882, Boston, Massachusetts 02205.

        A copy of the plan of conversion and Meetinghouse Bancorp's articles of incorporation and bylaws are available without charge from Meetinghouse Bank and at its main office.

        The appraisal report of RP Financial has been filed as an exhibit to our registration statement, to our application to the Massachusetts Commissioner of Banks, and to the notice to the Federal Deposit Insurance Corporation. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its website at http://www.sec.gov. The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Federal Deposit Insurance Corporation and the Massachusetts Commissioner of Banks as described above.

Index to Consolidated Financial Statements
of Meetinghouse Bank and Subsidiary

Page
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets as of December 31, 2011 (unaudited) and September 30, 2011 and 2010	F-2
Consolidated Statements of Income for the Three Months Ended December 31, 2011 and 2010 (unaudited) and the Years Ended September 30, 2011 and 2010	F-3
Consolidated Statements of Changes in Equity for the Three Months Ended December 31, 2011 (unaudited) and the Years Ended September 30, 2011 and 2010	F-4
Consolidated Statements of Cash Flows for the Three Months Ended December 31, 2011 and 2010 (unaudited) and the Years Ended September 30, 2011 and 2010	F-5
Notes to Consolidated Financial Statements	F-6

* * * *

        All schedules are omitted as the required information either is not applicable or is included in the consolidated financial statements or related notes. Separate financial statements for Meetinghouse Bancorp have not been included in this prospectus because Meetinghouse Bancorp has engaged only in organizational activities to date and has no significant assets, contingent or other liabilities, revenues or expenses.

The Audit Committee
Meetinghouse Bank
Dorchester, Massachusetts

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have audited the accompanying consolidated balance sheets of Meetinghouse Bank and Subsidiary as of September 30, 2011 and 2010 and the related consolidated statements of income, changes in equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Meetinghouse Bank and Subsidiary as of September 30, 2011 and 2010, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts
November 17, 2011

MEETINGHOUSE BANK AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

		September 30,
	December 31, 2011
		2011	2010
	(unaudited)
ASSETS
Cash and due from banks	$2,588,159	$2,379,311	$3,567,800
Federal funds sold	4,360,000	222,000	0
Interest-bearing demand deposits with other banks	6,039,944	5,911,618	38,823

Cash and cash equivalents	12,988,103	8,512,929	3,606,623
Interest-bearing time deposits in other banks	1,646,000	1,646,000	650,000
Investments in available-for-sale securities (at fair value)	5,613,056	6,110,844	7,157,051
Federal Home Loan Bank stock, at cost	527,300	527,300	527,300
Loans held-for-sale	3,436,395	4,425,505	6,919,024
Loans, net of allowance for loan losses of $330,424 as of December 31, 2011 (unaudited), $315,506 as of September 30, 2011 and $326,281 as of September 30, 2010	41,835,379	42,375,521	43,555,401
Premises and equipment, net	1,168,318	1,177,116	939,940
Other real estate owned	500,126	500,126	0
Cooperative Central Bank deposit	426,950	426,950	426,950
Net deferred tax asset	0	0	72,950
Accrued interest receivable	163,920	182,006	206,930
Other assets	357,854	318,744	292,224

Total assets	$68,663,401	$66,203,041	$64,354,393

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$10,710,169	$10,019,519	$8,829,707
Interest-bearing	52,521,714	50,733,730	49,113,393

Total deposits	63,231,883	60,753,249	57,943,100
Federal Home Loan Bank advances	0	0	1,301,747
Net deferred tax liability	119,703	91,744	0
Other liabilities	79,082	192,923	236,567

Total liabilities	63,430,668	61,037,916	59,481,414

Equity:
Surplus	5,093,980	4,983,275	4,690,284
Accumulated other comprehensive income	138,753	181,850	182,695

Total equity	5,232,733	5,165,125	4,872,979

Total liabilities and equity	$68,663,401	$66,203,041	$64,354,393

The accompanying notes are an integral part of these consolidated financial statements.

MEETINGHOUSE BANK AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Years Ended September 30,
	2011	2010	2011	2010
	(unaudited)
Interest and dividend income:
Interest and fees on loans	$605,719	$654,043	$2,450,763	$2,572,307
Interest and dividends on securities	86,862	87,368	277,471	340,378
Other interest	2,507	1,090	9,915	3,630

Total interest and dividend income	695,088	742,501	2,738,149	2,916,315

Interest expense:
Interest on deposits	158,747	177,189	651,538	863,667
Interest on Federal Home Loan Bank advances	0	2,222	8,495	28,533

Total interest expense	158,747	179,411	660,033	892,200

Net interest and dividend income	536,341	563,090	2,078,116	2,024,115
Provision (benefit) for loan losses	14,918	(11,737)	(10,775)	18,091

Net interest and dividend income after provision (benefit) for loan losses	521,423	574,827	2,088,891	2,006,024

Noninterest income:
Gain on secondary market activities	194,537	270,579	524,712	255,269
Customer service fees	74,341	66,725	294,141	289,471
Other income	7,660	14,270	46,392	37,930

Total noninterest income	276,538	351,574	865,245	582,670

Noninterest expense:
Salaries and employee benefits	361,462	313,994	1,372,378	1,083,990
Occupancy and equipment expense	53,888	51,211	229,181	200,212
Professional fees	45,744	83,277	249,109	201,776
Data processing	52,185	46,438	188,113	173,587
Deposit insurance expense	12,273	26,574	66,800	99,945
Advertising	9,264	9,692	37,918	58,684
Supplies	11,149	13,617	42,419	46,689
Other real estate owned expense (income)	5,735	(5,437)	40,224	597
Other expense	60,006	69,078	237,888	198,999

Total noninterest expense	611,706	608,444	2,464,030	2,064,479

Income before income tax expense	186,255	317,957	490,106	524,215
Income tax expense	75,550	128,251	197,115	208,078

Net income	$110,705	$189,706	$292,991	$316,137

The accompanying notes are an integral part of these consolidated financial statements.

MEETINGHOUSE BANK AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the Three Months Ended December 31, 2011 (unaudited)
and the Years Ended September 30, 2011 and 2010

	Surplus	Accumulated Other Comprehensive Income	Total
Balance, September 30, 2009	$4,374,147	$101,214	$4,475,361
Comprehensive income:
Net income	316,137	0	0
Net change in unrealized holding gain on available-for-sale securities, net of tax effect	0	81,481	0
Comprehensive income	0	0	397,618

Balance, September 30, 2010	4,690,284	182,695	4,872,979
Comprehensive income:
Net income	292,991	0	0
Net change in unrealized holding gain on available-for-sale securities, net of tax effect	0	(845)	0
Comprehensive income	0	0	292,146

Balance, September 30, 2011	4,983,275	181,850	5,165,125
Comprehensive income:
Net income	110,705	0	0
Net change in unrealized holding gain on available-for-sale securities, net of tax effect	0	(43,097)	0
Comprehensive income	0	0	67,608

Balance, December 31, 2011 (unaudited)	$5,093,980	$138,753	$5,232,733

        Reclassification disclosure:

	Three Months Ended December 31,		Years Ended September 30,
	2011	2010	2011	2010
	(unaudited)
Net unrealized holding (losses) gains on available-for-sale securities	$(72,862)	$(52,456)	$3,995	$132,812

Other comprehensive (loss) income before income tax effect	(72,862)	(52,456)	3,995	132,812
Income tax benefit (expense)	29,765	18,998	(4,840)	(51,331)

Other comprehensive (loss) income, net of tax	$(43,097)	$(33,458)	$(845)	$81,481

        Accumulated other comprehensive income as of December 31, 2011 (unaudited), September 30, 2011 and 2010 consists of net unrealized holding gains on available-for-sale securities, net of taxes.

The accompanying notes are an integral part of these consolidated financial statements.

MEETINGHOUSE BANK AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,		Years Ended September 30,
	2011	2010	2011	2010
	(unaudited)
Cash flows from operating activities:
Net income	$110,705	$189,706	$292,991	$316,137
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of securities, net	9,196	13,416	41,159	49,740
Provision (benefit) for loan losses	14,918	(11,737)	(10,775)	18,091
Change in deferred loan costs, net	7,707	2,634	6,392	12,989
Loans originated for sale	(27,461,783)	(32,500,835)	(63,423,249)	(55,414,812)
Proceeds from sale of loans	28,645,430	36,129,881	66,441,480	48,751,057
Gain on loans sold	(194,537)	(270,579)	(524,712)	(255,269)
Depreciation and amortization	20,074	14,826	69,967	56,388
Decrease in accrued interest receivable	18,086	8,471	24,924	11,243
(Increase) decrease in other assets	(43,040)	38,391	(14,205)	(229,856)
Deferred tax expense	57,724	100,758	159,854	158,728
(Decrease) increase in accrued expenses and other liabilities	(113,841)	(78,405)	(43,644)	54,958

Net cash provided by (used in) operating activities	1,070,639	3,636,527	3,020,182	(6,470,606)

Cash flows from investing activities:
Purchases of interest-bearing time deposits in other banks	0	0	(996,000)	(400,000)
Purchases of available-for-sale securities	0	0	(883,040)	(1,164,531)
Proceeds from maturities of available-for-sale securities	415,730	733,384	1,892,083	2,346,816
Loan originations and principal collections, net	517,517	526,068	684,137	(1,277,226)
Capital expenditures	(7,346)	(136,611)	(319,458)	(116,622)

Net cash provided by (used in) investing activities	925,901	1,122,841	377,722	(611,563)

Cash flows from financing activities:
Net increase in demand deposits, NOW and savings accounts	656,613	318,135	2,160,497	1,782,250
Net increase (decrease) in time deposits	1,822,021	(1,583,495)	649,652	1,204,635
Advances received from Federal Home Loan Bank	0	1,000,000	1,000,000	0
Repayments of Federal Home Loan Bank advances	0	(64,330)	(1,216,747)	(2,251,454)
Net change in short-term advances	0	(1,085,000)	(1,085,000)	1,085,000

Net cash provided by (used in) financing activities	2,478,634	(1,414,690)	1,508,402	1,820,431

Net increase (decrease) in cash and cash equivalents	4,475,174	3,344,678	4,906,306	(5,261,738)
Cash and cash equivalents at beginning of period	8,512,929	3,606,623	3,606,623	8,868,361

Cash and cash equivalents at end of period	$12,988,103	$6,951,301	$8,512,929	$3,606,623

Supplemental disclosures:
Loans transferred to other real estate owned	$0	$500,126	$500,126	$0
Interest paid	158,580	178,797	660,594	899,935
Income taxes paid	11,956	27,493	89,418	29,580

The accompanying notes are an integral part of these consolidated financial statements.

MEETINGHOUSE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended December 31, 2011 and 2010 (unaudited)
and the Years Ended September 30, 2011 and 2010

NOTE 1—NATURE OF OPERATIONS

        Meetinghouse Bank (the "Bank") is headquartered in Dorchester, Massachusetts. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential and commercial real estate loans, construction loans, and in consumer and small business loans.

NOTE 2—ACCOUNTING POLICIES

        The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and predominant practices within the banking industry. The consolidated financial statements are prepared using the accrual basis of accounting. The significant accounting policies are summarized below to assist the reader in better understanding the consolidated financial statements and other data contained herein.

USE OF ESTIMATES:

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BASIS OF PRESENTATION:

        The accompanying consolidated financial statements include the accounts of Meetinghouse Bank and the Bank's wholly-owned subsidiary, Meetinghouse Securities Corporation, which was established solely for the purpose of acquiring and holding investments permissible for banks to hold under Massachusetts law. All significant intercompany accounts and transactions have been eliminated in the consolidation.

CASH AND CASH EQUIVALENTS:

        For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks, interest-bearing demand deposits with other banks and federal funds sold.

SECURITIES:

        Investments in debt securities are adjusted for amortization of premiums and accretion of discounts computed utilizing the interest method. Gains or losses on sales of investment securities are computed on a specific identification basis.

        The Bank classifies debt and equity securities into one of three categories: held-to-maturity, available-for-sale, or trading. These security classifications may be modified after acquisition only under certain specified conditions. In general, securities may be classified as held-to-maturity only if the Bank has the positive intent and ability to hold them to maturity. Trading securities are defined as those

MEETINGHOUSE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended December 31, 2011 and 2010 (unaudited)
and the Years Ended September 30, 2011 and 2010

NOTE 2—ACCOUNTING POLICIES (Continued)

bought and held principally for the purpose of selling them in the near term. All other securities must be classified as available-for-sale.

  •
  Held-to-maturity securities are measured at amortized cost in the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings or in a separate component of equity. They are merely disclosed in the notes to the consolidated financial statements.

  •
  Available-for-sale securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings, but are reported as a net amount (less expected tax) in a separate component of equity until realized.

  •
  Trading securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses for trading securities are included in earnings.

        For any debt security with a fair value less than its amortized cost basis, the Bank will determine whether it has the intent to sell the debt security or whether it is more likely than not it will be required to sell the debt security before the recovery of its amortized cost basis. If either condition is met, the Bank will recognize a full impairment charge to earnings. For all other debt securities that are considered other-than-temporarily impaired and do not meet either condition, the credit loss portion of impairment will be recognized in earnings as realized losses. The other-than-temporary impairment related to all other factors will be recorded in other comprehensive income.

        Declines in marketable equity securities below their cost that are deemed other than temporary are reflected in earnings as realized losses.

        As a member of the Federal Home Loan Bank (FHLB), the Bank is required to invest in $100 par value stock of the FHLB. The FHLB capital structure mandates that members must own stock as determined by their Total Stock Investment Requirement which is the sum of a member's Membership Stock Investment Requirement and Activity-Based Stock Investment Requirement. The Membership Stock Investment Requirement is calculated as 0.35% of member's Stock Investment Base, subject to a minimum investment of $10,000 and a maximum investment of $25,000,000. The Stock Investment Base is an amount calculated based on certain assets held by a member that are reflected on call reports submitted to applicable regulatory authorities. The Activity-Based Stock Investment Requirement is calculated as 4.5% of a member's outstanding principal balances of FHLB advances plus a percentage of advance commitments, 4.5% of standby letters of credit issued by the FHLB and 4.5% of the value of intermediated derivative contracts. Management evaluates the Bank's investment in FHLB of Boston stock for other-than-temporary impairment at least on a quarterly basis and more frequently when economic or market conditions warrant such evaluation. Based on its most recent analysis of the FHLB of Boston as of September 30, 2011 and December 31, 2011 (unaudited), management deems its investment in FHLB of Boston stock to be not other-than-temporarily impaired.

        On December 8, 2008, the Federal Home Loan Bank of Boston announced a moratorium on the repurchase of excess stock held by its members. The moratorium will remain in effect indefinitely.

MEETINGHOUSE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended December 31, 2011 and 2010 (unaudited)
and the Years Ended September 30, 2011 and 2010

NOTE 2—ACCOUNTING POLICIES (Continued)

LOANS HELD-FOR-SALE:

        Loans held-for-sale are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

LOANS:

        Loans receivable that management has the intent and ability to hold until maturity or payoff are reported at their outstanding principal balances adjusted for amounts due to borrowers on unadvanced loans, any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

        Interest on loans is recognized on a simple interest basis.

        Loan origination and commitment fees and certain direct origination costs are deferred, and the net amount amortized as an adjustment of the related loan's yield. The Bank is amortizing these amounts over the contractual life of the related loans.

        Residential real estate loans are generally placed on nonaccrual when reaching 90 days past due or in process of foreclosure. All closed-end consumer loans 90 days or more past due and any equity line in the process of foreclosure are placed on nonaccrual status. Secured consumer loans are written down to realizable value and unsecured consumer loans are charged-off upon reaching 120 or 180 days past due depending on the type of loan. Commercial real estate loans and commercial business loans and leases which are 90 days or more past due are placed on nonaccrual status, unless secured by sufficient cash or other assets immediately convertible to cash. When a loan has been placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest on loans. A loan can be returned to accrual status when collectibility of principal is reasonably assured and the loan has performed for a period of time, generally six months.

        Cash receipts of interest income on impaired loans are credited to principal to the extent necessary to eliminate doubt as to the collectibility of the net carrying amount of the loan. Some or all of the cash receipts of interest income on impaired loans is recognized as interest income if the remaining net carrying amount of the loan is deemed to be fully collectible. When recognition of interest income on an impaired loan on a cash basis is appropriate, the amount of income that is recognized is limited to that which would have been accrued on the net carrying amount of the loan at the contractual interest rate. Any cash interest payments received in excess of the limit and not applied to reduce the net carrying amount of the loan are recorded as recoveries of charge-offs until the charge-offs are fully recovered.

ALLOWANCE FOR LOAN LOSSES:

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

MEETINGHOUSE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended December 31, 2011 and 2010 (unaudited)
and the Years Ended September 30, 2011 and 2010

NOTE 2—ACCOUNTING POLICIES (Continued)

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        The general component of the allowance for loan losses is based on historical loss experience adjusted for qualitative factors stratified by the following loan segments: owner and non-owner occupied residential real estate, Home Equity, Multifamily commercial real estate, construction, commercial and consumer. Management uses a rolling average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment. This historical loss factor is adjusted for the following qualitative factors: levels/trends in delinquencies; trends in volume and terms of loans; effects of changes in risk selection and underwriting standards and other changes in lending policies, procedures and practices; experience/ability/depth of lending management and staff; and national and local economic trends and conditions. There were no changes in the Bank's policies or methodology pertaining to the general component of the allowance for loan losses during 2011.

        The qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:

        Residential real estate:    Residential real estate includes owner and non-owner occupied and home equity loan segment. The Bank originates most of the loans in this segment according to FNMA/FHLMC underwriting guidelines. Most loans in this segment are collateralized by residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment. There are some non-owner occupied residential real estate with multiple investment properties that are evaluated as commercial real estate property.

        Commercial real estate:    Commercial real estate includes multi-family and certain non-owner occupied residential real estate. Loans in this segment are primarily income-producing properties throughout Massachusetts. The underlying cash flows generated by the properties are adversely impacted by a downturn in the economy as evidenced by increased vacancy rates, which in turn, will have an effect on the credit quality in this segment. Management periodically obtains rent rolls and continually monitors the cash flows of these loans.

        Construction loans:    Loans in this segment primarily include speculative real estate development loans for which payment is derived from sale of the property. Credit risk is affected by cost overruns, time to sell at an adequate price, and market conditions.

        Commercial loans:    Loans in this segment are made to businesses and are generally secured by assets of the business. Repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased consumer spending, will have an effect on the credit quality in this segment.

MEETINGHOUSE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended December 31, 2011 and 2010 (unaudited)
and the Years Ended September 30, 2011 and 2010

NOTE 2—ACCOUNTING POLICIES (Continued)

        Consumer loans:    Loans in this segment are generally unsecured and repayment is dependent on the credit quality of the individual borrower.

        The allocated component relates to loans that are classified as impaired. Impairment is measured on a loan by loan basis for commercial, commercial real estate and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. An allowance is established when the discounted cash flows (or collateral value) of the impaired loan is lower than the carrying value of that loan. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential real estate loans for impairment disclosures, unless such loans are subject to a troubled debt restructuring agreement.

        A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

        The Bank periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring ("TDR"). All TDRs are classified as impaired.

        An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general reserves in the portfolio.

PREMISES AND EQUIPMENT:

        Premises and equipment are stated at cost, less accumulated depreciation and amortization. Cost and related allowances for depreciation and amortization of premises and equipment retired or otherwise disposed of are removed from the respective accounts with any gain or loss included in income or expense. Depreciation and amortization are calculated principally on a straight-line basis over the estimated useful lives of the assets.

OTHER REAL ESTATE OWNED AND IN-SUBSTANCE FORECLOSURES:

        Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures in accordance with ASC 310-40, "Receivables-Troubled Debt Restructuring by Creditors." These properties are carried at the estimated fair value, less estimated selling costs. Any writedown from cost to estimated fair value required at the time of foreclosure or classification as

MEETINGHOUSE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended December 31, 2011 and 2010 (unaudited)
and the Years Ended September 30, 2011 and 2010

NOTE 2—ACCOUNTING POLICIES (Continued)

in-substance foreclosure is charged to the allowance for loan losses. Expenses incurred in connection with maintaining these assets, subsequent writedowns and gains or losses recognized upon sale are included in other expense.

        In accordance with ASC 310-10-35, "Receivables-Overall-Subsequent Measurements," the Bank classifies loans as in-substance repossessed or foreclosed if the Bank receives physical possession of the debtor's assets regardless of whether formal foreclosure proceedings take place.

ADVERTISING:

        The Bank directly expenses costs associated with advertising as they are incurred.

INCOME TAXES:

        The Bank recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Bank's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.

FAIR VALUES OF FINANCIAL INSTRUMENTS:

        ASC 825, "Financial Instruments," requires that the Bank disclose estimated fair value for its financial instruments. Fair value methods and assumptions used by the Bank in estimating its fair value disclosures are as follows:

        Cash and cash equivalents:    The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

        Interest-bearing time deposits with other banks:    Fair values of interest-bearing time deposits with other banks are estimated using discounted cash flow analyses based on current rates for similar types of deposits.

        Securities (including mortgage-backed securities):    Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

        Loans held-for-sale:    Fair values of loans held-for-sale are estimated based on outstanding investor commitments or, in the absence of such commitments, are based on current investor yield requirements.

        Loans receivable:    For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

        Accrued interest receivable:    The carrying amounts of accrued interest receivable approximate their fair values.

MEETINGHOUSE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended December 31, 2011 and 2010 (unaudited)
and the Years Ended September 30, 2011 and 2010

NOTE 2—ACCOUNTING POLICIES (Continued)

        Deposit liabilities:    The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificate accounts are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on certificate accounts.

        Off-balance sheet instruments:    The fair value of commitments to originate loans is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments and the unadvanced portion of loans, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

RECENT ACCOUNTING PRONOUNCEMENTS:

        In January 2010, the Financial Accounting Standards Board (FASB) issued ASU 2010-06, "Improving Disclosures about Fair Value Measurements." The ASU requires disclosing the amounts of significant transfers in and out of Level 1 and 2 of the fair value hierarchy and describing the reasons for the transfers. The disclosures are effective for reporting periods beginning after December 15, 2009. The Bank adopted ASU 2010-06 as of October 1, 2010. The required disclosures are included in Note 10. Additionally, disclosures of the gross purchases, sales, issuances and settlements activity in the Level 3 of the fair value measurement hierarchy will be required for fiscal years beginning after December 15, 2010. The adoption of this ASU is not expected to have a material impact on the Bank's financial position, results of operations or cash flows.

        In July 2010, the FASB issued ASU 2010-20, "Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses." This ASU is created to provide financial statement users with greater transparency about an entity's allowance for credit losses and the credit quality of its financing receivables. This ASU is intended to provide additional information to assist financial statement users in assessing the entity's credit risk exposures and evaluating the adequacy of its allowance for credit losses. The amendments in this ASU are effective for public entities as of the end of a reporting period for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. For nonpublic entities, the disclosures are effective for annual reporting periods ending on or after December 15, 2011. The Bank adopted this ASU effective September 30, 2011. Refer to Note 4—Loans.

        In December 2010, the FASB issued ASU 2010-28, "Intangibles—Goodwill and Other." This ASU addresses when to perform step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For public entities, the amendments in this ASU are effective for fiscal years, and interim periods beginning after December 15, 2010. For nonpublic entities, the amendments are effective for fiscal years and interim periods beginning after December 15, 2011. The adoption of

MEETINGHOUSE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended December 31, 2011 and 2010 (unaudited)
and the Years Ended September 30, 2011 and 2010

NOTE 2—ACCOUNTING POLICIES (Continued)

this ASU is not expected to have a material impact on the Bank's financial position, results of operations or cash flows.

        In December 2010, the FASB issued ASU 2010-29, "Disclosure of Supplementary Pro Forma Information for Business Combinations." This ASU addresses diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. This ASU is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of this ASU is not expected to have a material impact on the Bank's financial position, results of operations or cash flows.

        In April 2011, the FASB issued ASU 2011-02, "A Creditor's Determination of Whether a Restructuring Is a Troubled Debt Restructuring." This ASU provides additional guidance or clarification to help creditors determine whether a restructuring constitutes a troubled debt restructuring. The amendments in this ASU are effective for the first interim or annual period beginning on or after June 15, 2011 and should be applied retrospectively to the beginning of the annual period of adoption. Additional disclosures are also required under this ASU. The Bank adopted this ASU effective July 1, 2011. During the year ending September 30, 2011 and the quarter ended December 31, 2011 (unaudited) the Bank did not restructure any loans that constituted a troubled debt restructuring.

        In April 2011, the FASB issued ASU 2011-03, "Reconsideration of Effective Control for Repurchase Agreements." The objective of this ASU is to improve the accounting for repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. This ASU prescribes when an entity may or may not recognize a sale upon the transfer of financial assets subject to repurchase agreements. The guidance in this ASU is effective for the first interim or annual period beginning on or after December 15, 2011. Early adoption is not permitted. The adoption of this ASU is not expected to have a material impact on the Bank's financial position, results of operations or cash flows.

        In May 2011, the FASB issued ASU 2011-04, "Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards." The amendments in this ASU explain how to measure fair value. They do not require additional fair value measurements and are not intended to establish valuation standards or affect valuation practices outside of financial reporting. The amendments in this ASU are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. For nonpublic entities, the amendments are effective for annual periods beginning after December 15, 2011. The adoption of this ASU is not expected to have a material impact on the Bank's financial position, results of operations or cash flows.

MEETINGHOUSE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended December 31, 2011 and 2010 (unaudited)
and the Years Ended September 30, 2011 and 2010

NOTE 2—ACCOUNTING POLICIES (Continued)

        In June 2011, the FASB issued ASU 2011-05, "Presentation of Comprehensive Income." The objective of this ASU is to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. Under this ASU, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. An entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. An entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. The amendments in this ASU should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. For nonpublic entities, the amendments are effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. The adoption of this ASU is not expected to have a material impact on the Bank's financial position, results of operations or cash flows.

        In September 2011, the FASB issued ASU 2011-08, "Intangibles—Goodwill and Other", an update to ASC 350, "Intangibles—Goodwill and Other." ASU 2011-08 simplifies how entities, both public and nonpublic, test goodwill for impairment. The amendments in this update permit an entity to first assess qualitative factors to determine whether it is more likely than not the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in ASC 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. For public and nonpublic entities, the amendments in this ASU are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. The adoption of this guidance is not expected to have an impact on the Bank's results of operations or financial position.

        In September 2011, the FASB issued ASU 2011-09, "Disclosures About an Employer's Participation in a Multiemployer Plan," which amends ASC 715-80, "Compensation—Retirement Benefits—Multiemployer Plans," and requires additional separate disclosures for multiemployer pension plans and multiemployer other postretirement benefit plans. This objective of this ASU is to help users of financial statements assess the potential future cash flow implications relating to an employer's participation in multiemployer pension plans. The disclosures also will indicate the financial health of all of the significant plans in which the employer participates and assist a financial statement user to access additional information that is available outside the financial statements. For public entities, the amendments in this ASU are effective for fiscal years ending after December 15, 2011, with early adoption permitted. For nonpublic entities, the amendments are effective for fiscal years ending after December 15, 2012, with early adoption permitted. The amendments should be applied retrospectively for all prior periods presented. The adoption of this guidance did not have an impact on the Bank's results of operations or financial position.

MEETINGHOUSE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended December 31, 2011 and 2010 (unaudited)
and the Years Ended September 30, 2011 and 2010

NOTE 2—ACCOUNTING POLICIES (Continued)

        In December 2011, the FASB issued ASU 2011-11, "Disclosures about Offsetting Assets and Liabilities." The purpose of this ASU is to enhance current disclosures. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The amendments in this ASU are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The Bank does not anticipate that the adoption of this guidance will have a material impact on its consolidated financial statements.

        In December 2011, the FASB issued ASU 2011-12, "Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05." The amendments in this update defer those changes in ASU 2011-05 that relate to the presentation of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. All other requirements in ASU 2011-05 are not affected by this update. The amendments are effective for public entities during interim and annual periods beginning after December 15, 2011. For nonpublic entities, the amendments are effective for interim and annual periods ending after December 15, 2012. The Bank does not anticipate that the adoption of this guidance will have a material impact on the consolidated financial statements.

NOTE 3—INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES

        Debt securities have been classified in the consolidated balance sheets according to management's intent. The amortized cost of securities and their approximate fair values are as follows as of September 30:

	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2011 (unaudited):
Corporate debt securities	$300,000	$4,791	$0	$304,791
Mortgage-backed securities	5,085,430	224,349	1,514	5,308,265

	$5,385,430	$229,140	$1,514	$5,613,056

September 30, 2011:
Corporate debt securities	$300,000	$26,700	$0	$326,700
Mortgage-backed securities	5,510,356	273,788	0	5,784,144

	$5,810,356	$300,488	$0	$6,110,844

September 30, 2010:
Corporate debt securities	$300,000	$35,970	$0	$335,970
Mortgage-backed securities	6,460,558	260,245	0	6,720,803
U.S. Government and federal agency obligations	100,000	278	0	100,278

	$6,860,558	$296,493	$0	$7,157,051

MEETINGHOUSE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended December 31, 2011 and 2010 (unaudited)
and the Years Ended September 30, 2011 and 2010

NOTE 3—INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES (Continued)

        The fair value of debt securities by contractual maturity at December 31, 2011 (unaudited) and September 30, 2011 is as follows:

	December 31, 2011	September 30, 2011
	Fair Value	Fair Value
	(unaudited)
Due in more than ten years	$304,791	$326,700
Mortgage-backed securities	5,308,265	5,784,144

	$5,613,056	$6,110,844

        There were no sales of available-for-sale securities for the three months ended December 31, 2011 and 2010 (unaudited) and the years ended September 30, 2011 and 2010.

        There were no securities of issuers which exceeded 10% of equity as of December 31, 2011 (unaudited) and September 30, 2011.

        The aggregate fair value and unrealized losses of securities that have been in a continuous unrealized-loss position for less than twelve months and for twelve months or more, and are not other than temporarily impaired, are as follows:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2011 (unaudited):
Mortgage-backed securities	$510,754	$1,514	$0	$0	$510,754	$1,514

        The investment in the Bank's investment portfolio that is temporarily impaired as of December 31, 2011 (unaudited) consists of one debt security issued by a U.S. Government Corporation with a strong credit rating. The unrealized loss at December 31, 2011 (unaudited) is attributable to changes in market interest rates since the Bank acquired the security. As management has the ability and the intent to hold debt securities until recovery, the decline is not deemed to be other-than-temporary.

MEETINGHOUSE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended December 31, 2011 and 2010 (unaudited)
and the Years Ended September 30, 2011 and 2010

NOTE 4—LOANS

        Loans consisted of the following as of September 30:

		September 30,
	December 31, 2011
		2011	2010
	(unaudited)
Real estate loans:
Residential	$27,398,059	$27,895,858	$29,298,026
Commercial	6,495,161	6,554,793	6,782,639
Construction	1,266,252	907,402	730,712
Multi-family	926,269	931,468	950,251

Total real estate	36,085,741	36,289,521	37,761,628
Commercial	836,825	928,285	795,078
Consumer loans:
Home equity	4,713,532	4,925,993	4,703,104
Other	475,938	485,754	554,006

Total consumer	5,189,470	5,411,747	5,257,110

	42,112,036	42,629,553	43,813,816
Allowance for loan losses	(330,424)	(315,506)	(326,281)
Deferred loan costs, net	53,767	61,474	67,866

Net loans	$41,835,379	$42,375,521	$43,555,401

        Certain directors and executive officers of the Bank and companies in which they have significant ownership interest were customers of the Bank during the three months ended December 31, 2011 and the year ended September 30, 2011. Total loans to such persons and their companies amounted to $203,140 as of December 31, 2011 (unaudited). During the three months ended December 31, 2011 (unaudited), principal payments amounted to $4,496, and there were no principal advances. Total loans to such persons and their companies amounted to $207,636 as of September 30, 2011. During the year ended September 30, 2011, principal payments amounted to $17,299, and there were no principal advances.

        Loans serviced for others are not included in the accompanying consolidated balance sheets. As of December 31, 2011 (unaudited), September 30, 2011 and 2010 the unpaid principal balances of loans serviced for others were $8,377,864, $8,594,817 and $9,022,272, respectively.

MEETINGHOUSE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended December 31, 2011 and 2010 (unaudited)
and the Years Ended September 30, 2011 and 2010

NOTE 4—LOANS (Continued)

        Allowance for loan losses for the three months ended December 31, 2011 (unaudited):

	Real Estate						Consumer
	1-4 Family Owner Occupied	1-4 Family Non-Owner Occupied	Multifamily	Commercial	Construction	Commercial	Home Equity	Other	Total
Allowance for loan losses:
Beginning balance	$108,250	$52,727	$9,315	$65,531	$9,074	$18,566	$47,816	$4,227	$315,506
Charge-offs	0	0	0	0	0	0	0	0	0
Recoveries	0	0	0	0	0	0	0	0	0
Provision (benefit)	67	(2,383)	(52)	16,804	3,589	(1,845)	(3,777)	2,515	14,918

Ending balance	$108,317	$50,344	$9,263	$82,335	$12,663	$16,721	$44,039	$6,742	$330,424

Allowance for loan losses:
Ending balance: Individually evaluated for impairment	$0	$0	$0	$20,000	$0	$0	$0	$0	$20,000
Ending balance: Collectively evaluated for impairment	108,317	50,344	9,263	62,335	12,663	16,721	44,039	6,742	310,424

Total allowance for loan losses ending balance	$108,317	$50,344	$9,263	$82,335	$12,663	$16,721	$44,039	$6,742	$330,424

Loans:
Ending balance: Individually evaluated for impairment	$0	$0	$0	$262,270	$0	$0	$0	$0	$262,270
Ending balance: Collectively evaluated for impairment	19,652,842	7,745,217	926,269	6,232,891	1,266,252	836,825	4,713,532	475,938	41,849,766

Total loans ending balance	$19,652,842	$7,745,217	$926,269	$6,495,161	$1,266,252	$836,825	$4,713,532	$475,938	$42,112,036

MEETINGHOUSE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended December 31, 2011 and 2010 (unaudited)
and the Years Ended September 30, 2011 and 2010

NOTE 4—LOANS (Continued)

        The following table sets forth information regarding the allowance for loan losses by portfolio segment as of September 30, 2011:

	Real Estate						Consumer
	1-4 family Owner Occupied	1-4 family Non-owner Occupied	Home Equity	Commercial	Construction	Commercial	Multifamily	Other	Total
Allowance for loan losses:
Ending balance: Individually evaluated for impairment	$0	$0	$0	$0	$0	$0	$0	$0	$0
Ending balance: Collectively evaluated for impairment	108,250	52,727	47,816	65,531	9,074	18,566	9,315	4,227	315,506

Total allowance for loan losses ending balance	$108,250	$52,727	$47,816	$65,531	$9,074	$18,566	$9,315	$4,227	$315,506

Loans:
Ending balance: Individually evaluated for impairment	$0	$0	$0	$0	$0	$0	$0	$0	$0
Ending balance: Collectively evaluated for impairment	19,783,977	8,111,881	4,925,993	6,554,793	907,402	928,285	931,468	485,754	42,629,553

Total loans ending balance	$19,783,977	$8,111,881	$4,925,993	$6,554,793	$907,402	$928,285	$931,468	$485,754	$42,629,553

	Year Ended September 30, 2011	Three Months Ended December 31, 2010	Year Ended September 30, 2010
	(unaudited)
Balance at beginning of period	$326,281	$326,281	$308,190
(Benefit) provision for loan losses	(10,775)	(11,737)	18,091

Balance at end of period	$315,506	$314,544	$326,281

MEETINGHOUSE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended December 31, 2011 and 2010 (unaudited)
and the Years Ended September 30, 2011 and 2010

NOTE 4—LOANS (Continued)

        The following table sets forth information regarding nonaccrual loans and past-due loans as of December 31, 2011 (unaudited):

	30-59 Days	60-89 Days	90 Days Or More	Total Past Due	Total Current	Total	Total Non Accrual
Real estate:
Residential one-to-four family	$211,077	$0	$0	$211,077	$27,186,982	$27,398,059	$0
Commercial	0	0	0	0	6,495,161	6,495,161	0
Construction	0	0	0	0	1,266,252	1,266,252	0
Multi-family	0	0	0	0	926,269	926,269	0
Commercial	0	0	0	0	836,825	836,825	0
Consumer	38,442	47,350	2,342	88,134	5,101,336	5,189,470	24,784

Total	$249,519	$47,350	$2,342	$299,211	$41,812,825	$42,112,036	$24,784

        The following table sets forth information regarding nonaccrual loans and past-due loans as of September 30, 2011:

	30-59 Days	60-89 Days	90 Days Or More	Total Past Due	Total Current	Total	Total Non Accrual
Real estate:
Residential one-to-four family	$267,187	$0	$0	$267,187	$27,628,671	$27,895,858	$0
Commercial	0	0	0	0	6,554,793	6,554,793	0
Construction	0	0	0	0	907,402	907,402	0
Multi-family	0	0	0	0	931,468	931,468	0
Commercial	0	0	0	0	928,285	928,285	0
Consumer	308,044	0	25,355	333,399	5,078,348	5,411,747	25,355

Total	$575,231	$0	$25,355	$600,586	$42,028,967	$42,629,553	$25,355

        The following table sets forth information regarding nonaccrual loans and accruing loans 90 days or more overdue as of September 30, 2010:

2010
Total nonaccrual loans	$869,199

Accruing loans which are 90 days or more overdue	$0

        There were no loans that met the definition of an impaired loan in ASC 310-10-35, "Receivables-Overall-Subsequent Measurement," as of December 31, 2011 (unaudited) and for the three months then ended (unaudited).

MEETINGHOUSE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended December 31, 2011 and 2010 (unaudited)
and the Years Ended September 30, 2011 and 2010

NOTE 4—LOANS (Continued)

        Information about loans that meet the definition of an impaired loan in ASC 310-10-35, "Receivables-Overall-Subsequent Measurement," is as follows as of September 30, 2011 and for the year then ended:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Real Estate:
Commercial	$0	$0	$0	$125,133	$0

Total impaired with no related allowance	$0	$0	$0	$125,133	$0

Total impaired with an allowance recorded	$0	$0	$0	$0	$0

Total:
Real Estate:
Commercial	$0	$0	$0	$125,133	$0

Total impaired loans	$0	$0	$0	$125,133	$0

        Information about loans that meet the definition of an impaired loan in ASC 310-10-35, "Receivables-Overall-Subsequent Measurement," is as follows as of September 30, 2010:

	Recorded Investment In Impaired Loans	Related Allowance For Credit Losses
Loans for which there is a related allowance for credit losses	$0	$0
Loans for which there is no related allowance for credit losses	500,530	0

Totals	$500,530	$0

Average recorded investment in impaired loans during the year ended September 30	$77,005

Related amount of interest income recognized during the time, in the year ended September 30, that the loans were impaired
Total recognized	$0

Amount recognized using a cash-basis method of accounting	$0

MEETINGHOUSE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended December 31, 2011 and 2010 (unaudited)
and the Years Ended September 30, 2011 and 2010

NOTE 4—LOANS (Continued)

        The following table presents the Bank's loans by risk rating as of December 31, 2011 (unaudited):

Credit quality indicators

	Real Estate
	Residential	Multi-Family	Commercial	Construction	Home Equity	Commercial	Total
Grade:
Pass	$26,106,840	$926,269	$5,534,725	$1,266,252	$4,512,484	$616,825	$38,963,395
Special Mention	826,844	0	698,166	0	46,139	220,000	1,791,149
Substandard	464,375	0	262,270	0	154,909	0	881,554
Doubtful	0	0	0	0	0	0	0
Loss	0	0	0	0	0	0	0

Total	$27,398,059	$926,269	$6,495,161	$1,266,252	$4,713,532	$836,825	$41,636,098

        The following table presents the Bank's loans by risk rating as of September 30, 2011:

Credit quality indicators

	Real Estate
	Residential	Multi-Family	Commercial	Construction	Home Equity	Commercial	Total
Grade:
Pass	$25,928,365	$931,468	$5,587,641	$907,402	$4,721,030	$693,285	$38,769,191
Special Mention	1,501,175	0	967,152	0	24,570	235,000	2,727,897
Substandard	466,318	0	0	0	180,393	0	646,711
Doubtful	0	0	0	0	0	0	0
Loss	0	0	0	0	0	0	0

Total	$27,895,858	$931,468	$6,554,793	$907,402	$4,925,993	$928,285	$42,143,799

Credit Quality Information

        The Bank utilizes an eight grade internal loan rating system for residential and commercial real estate, construction and commercial loans as follows, the Bank does not risk rate consumer loans:

        Loans rated 1 – 4:    Loans in these categories are considered "pass" rated loans. Loans that conform in all respects to Bank and regulatory requirements. These are also loans for which no repayment risk has been identified. Credit or collateral exceptions are minimal, are in the process of correction, and do not represent risk.

        Loans rated 5:    Loans in this category are considered "special mention." Loans that are fundamentally sound, but exhibit potentially unwarranted credit risk or other unsatisfactory characteristics. The likelihood of loss to the Bank is remote.

        Loans rated 6:    Loans in this category are considered "substandard." Loans inadequately protected by current sound net worth, paying capacity of the obligor, or pledge collateral, as well as

MEETINGHOUSE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended December 31, 2011 and 2010 (unaudited)
and the Years Ended September 30, 2011 and 2010

NOTE 4—LOANS (Continued)

those loans with unsatisfactory characteristics indicating higher levels of risk. The combination of one or more of these characteristics increases the possibility of loss to the Bank.

        Loans rated 7:    Loans in this category are considered "doubtful." Loans with weaknesses inherent in the substandard classification and where collection or liquidation in full is highly questionable.

        Loans rated 8:    Loans in this category are considered uncollectible ("loss"). Loans considered uncollectible and of such little value that their continuance as an active asset is not warranted.

        On an annual basis, or more often if needed, the Bank formally reviews the ratings on all commercial real estate, construction and commercial loans.

NOTE 5—PREMISES AND EQUIPMENT

        The following is a summary of premises and equipment:

	December 31,	September 30,
	2011	2011	2010
	(unaudited)
Land	$229,075	$229,075	$229,075
Buildings and improvements	1,009,733	1,009,733	797,973
Furniture and equipment	375,483	368,137	303,338

	1,614,291	1,606,945	1,330,386
Accumulated depreciation and amortization	(445,973)	(429,829)	(390,446)

	$1,168,318	$1,177,116	$939,940

NOTE 6—DEPOSITS

        The aggregate amount of time deposit accounts in denominations of $100,000 or more as of December 31, 2011 (unaudited), September 30, 2011 and 2010 was $23,561,099, $21,500,000 and $21,033,887, respectively.

        For time deposits as of December 31, 2011 (unaudited), the scheduled maturities for each of the following years ended December 31, are:

2012	$28,635,430
2013	3,761,964
2014	3,031,782

$35,429,176

MEETINGHOUSE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended December 31, 2011 and 2010 (unaudited)
and the Years Ended September 30, 2011 and 2010

NOTE 6—DEPOSITS (Continued)

        For time deposits as of September 30, 2011, the scheduled maturities for each of the following years ended September 30, are:

2012	$28,348,533
2013	2,310,399
2014	2,948,223

$33,607,155

        The Bank has one customer with deposits at the Bank amounting to $4,002,401, or 6.3% of total deposits, as of December 31, 2011 (unaudited) and $5,570,057, or 9.2% of total deposits, as of September 30, 2011.

NOTE 7—INCOME TAX EXPENSE

        The components of income tax expense are as follows:

	Three Months Ended December 31,		Years Ended September 30,
	2011	2010	2011	2010
	(unaudited)
Current:
Federal	$61,811	$91,575	$129,976	$179,182
State	17,829	27,494	37,261	49,350
Utilization of net operating loss carryovers	(61,814)	(91,576)	(129,976)	(179,182)

	17,826	27,493	37,261	49,350

Deferred:
Federal	58,644	97,346	151,772	162,822
State	(920)	3,412	8,082	(4,094)

	57,724	100,758	159,854	158,728

Total income tax expense	$75,550	$128,251	$197,115	$208,078

MEETINGHOUSE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended December 31, 2011 and 2010 (unaudited)
and the Years Ended September 30, 2011 and 2010

NOTE 7—INCOME TAX EXPENSE (Continued)

        The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

	Three Months Ended December 31,		Years Ended September 30,
	2011 % of Income	2010 % of Income	2011 % of Income	2010 % of Income
	(unaudited)
Federal income tax at statutory rate	34.0%	34.0%	34.0%	34.0%
Increase in tax resulting from:
Other	.6	.0	.1	.0
State tax, net of federal tax benefit	6.0	6.3	6.1	5.7

Effective tax rates	40.6%	40.3%	40.2%	39.7%

        The Bank had gross deferred tax assets and gross deferred tax liabilities as follows:

	December 31,	September 30,
	2011	2011	2010
	(unaudited)
Deferred tax assets:
Contribution carryover	$0	$0	$6,986
Alternative minimum tax	31,000	31,000	31,000
Net operating loss carryovers	22,514	84,328	208,358
Accrued pension	0	0	5,116
Interest on non-performing loans	662	662	12,619

Gross deferred tax assets	54,176	115,990	264,079

Deferred tax liabilities:
Allowance for loan losses	(32,564)	(38,520)	(34,217)
Net unrealized holding gain on available-for-sale securities	(88,873)	(118,638)	(113,798)
Depreciation	(52,442)	(50,576)	(43,114)

Gross deferred tax liabilities	(173,879)	(207,734)	(191,129)

Net deferred tax (liability) asset	$(119,703)	$(91,744)	$72,950

        Deferred tax assets as of December 31, 2011 (unaudited) and September 30, 2011 have not been reduced by a valuation allowance because management believes that it is more likely than not that the full amount of deferred tax assets will be realized.

        As of December 31, 2011 (unaudited) and September 30, 2011, the Bank has a federal net operating loss carryover of approximately $66,000 and $248,000, respectively, with varying expirations from 2013 to 2027. The Bank also has $31,000 and $31,000, respectively, of alternative minimum tax credit carryovers which do not expire.

MEETINGHOUSE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended December 31, 2011 and 2010 (unaudited)
and the Years Ended September 30, 2011 and 2010

NOTE 7—INCOME TAX EXPENSE (Continued)

        The federal income tax reserve for loan losses at the Bank's base year amounted to approximately $1,100,000. If any portion of the reserve is used for purposes other than to absorb losses for which established, approximately 150% of the amount actually used (limited to the amount of the reserve) would be subject to taxation in the fiscal year in which used. As the Bank intends to use the reserve only to absorb loan losses, a deferred income tax liability of approximately $440,000 has not been provided.

        It is the Bank's policy to provide for uncertain tax positions and the related interest and penalties based upon management's assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. As of December 31, 2011 (unaudited), September 30, 2011 and 2010, there were no material uncertain tax positions related to federal and state income tax matters. The Bank is currently open to audit under the statute of limitations by the Internal Revenue Service and state taxing authorities for the years ended September 30, 2007 through September 30, 2011.

NOTE 8—RETIREMENT PLAN

        The Bank has a 401(k) plan which provides for voluntary contributions by participating employees ranging from one percent to twenty-five percent of their compensation, subject to certain limitations. The Bank matches 100% of employee contributions up to a maximum of 5% of participant's compensation. Total expense recorded by the Bank for the three months ended December 31, 2011 and 2010 (unaudited) and the years ended September 30, 2011 and 2010 amounted to $20,984, $22,533, $50,703 and $41,129, respectively.

NOTE 9—FINANCIAL INSTRUMENTS

        The Bank is party to financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

        The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but usually includes income producing commercial properties or residential real estate.

MEETINGHOUSE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended December 31, 2011 and 2010 (unaudited)
and the Years Ended September 30, 2011 and 2010

NOTE 9—FINANCIAL INSTRUMENTS (Continued)

        Notional amounts of financial instrument liabilities with off-balance sheet credit risk are as follows as of:

	December 31,	September 30,
	2011	2011	2010
	(unaudited)
Commitments to originate loans	$0	$883,000	$412,900
Unadvanced funds on lines of credit	1,306,632	1,980,442	1,445,486
Unadvanced funds on construction loans	335,331	39,800	36,816

	$1,641,963	$2,903,242	$1,895,202

        There is no material difference between the notional amount and the estimated fair value of the off-balance sheet liabilities.

NOTE 10—FAIR VALUE MEASUREMENTS

        ASC 820-10, "Fair Value Measurements and Disclosures," provides a framework for measuring fair value under generally accepted accounting principles. This guidance also allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis. The Bank did not elect fair value treatment for any financial assets or liabilities upon adoption.

        In accordance with ASC 820-10, the Bank groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

        Level 1—Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Level 1 also includes U.S. Treasury, other U.S. Government and agency mortgage-backed securities that are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

        Level 2—Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities.

        Level 3—Valuations for assets and liabilities that are derived from other methodologies, including option pricing models, discounted cash flow models and similar techniques, are not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets and liabilities.

        A financial instrument's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

        A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Bank's financial assets and financial liabilities

MEETINGHOUSE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended December 31, 2011 and 2010 (unaudited)
and the Years Ended September 30, 2011 and 2010

NOTE 10—FAIR VALUE MEASUREMENTS (Continued)

carried at fair value for December 31, 2011 (unaudited), September 30, 2011 and 2010. The Bank did not have any significant transfers of assets between levels 1 and 2 of the fair value hierarchy during the three months ended December 31, 2011 (unaudited) and the year ended September 30, 2011.

        The Bank's cash instruments are generally classified within level 1 or level 2 of the fair value hierarchy because they are valued using quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency.

        The Bank's investment in mortgage-backed securities and other debt securities available-for-sale is generally classified within level 2 of the fair value hierarchy. For these securities, we obtain fair value measurements from independent pricing services. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. treasury yield curve, trading levels, market consensus prepayment speeds, credit information and the instrument's terms and conditions.

        Level 3 is for positions that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence. In the absence of such evidence, management's best estimate is used. Subsequent to inception, management only changes level 3 inputs and assumptions when corroborated by evidence such as transactions in similar instruments, completed or pending third-party transactions in the underlying investment or comparable entities, subsequent rounds of financing, recapitalization and other transactions across the capital structure, offerings in the equity or debt markets, and changes in financial ratios or cash flows.

        The Bank's impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using level 2 inputs based upon appraisals of similar properties obtained from a third party.

MEETINGHOUSE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended December 31, 2011 and 2010 (unaudited)
and the Years Ended September 30, 2011 and 2010

NOTE 10—FAIR VALUE MEASUREMENTS (Continued)

        The following summarizes assets measured at fair value on a recurring basis for the periods ending December 31, 2011 (unaudited), September 30, 2011 and 2010:

	Fair Value Measurements at Reporting Date Using:
	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
December 31, 2011 (unaudited):
Securities available-for-sale:
Corporate debt securities	$304,791	$0	$304,791	$0
Mortgage-backed securities	5,308,265		5,308,265

	$5,613,056	$0	$5,613,056	$0

September 30, 2011:
Securities available-for-sale	$6,110,844	$0	$6,110,844	$0

September 30, 2010:
Securities available-for-sale	$7,157,051	$0	$7,157,051	$0

        The estimated fair values of the Bank's financial instruments, all of which are held or issued for purposes other than trading, are as follows:

	December 31, 2011		September 30, 2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(unaudited)
Financial assets:
Cash and cash equivalents	$12,988,103	$12,988,103	$8,512,929	$8,512,929
Interest-bearing time deposits with other banks	1,646,000	1,648,499	1,646,000	1,648,454
Available-for-sale securities	5,613,056	5,613,056	6,110,844	6,110,844
Federal Home Loan Bank stock	527,300	527,300	527,300	527,300
Loans held-for-sale	3,436,395	3,515,837	4,425,505	4,689,458
Loans, net	41,835,379	42,738,605	42,375,521	42,528,852
Accrued interest receivable	163,920	163,920	182,006	182,006
Financial liabilities:
Deposits	63,231,883	63,465,108	60,753,249	60,970,752

        The carrying amounts of financial instruments shown in the above table are included in the consolidated balance sheets as of December 31, 2011 (unaudited) and September 30, 2011 under the indicated captions. Accounting policies related to financial instruments are described in Note 2.

MEETINGHOUSE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended December 31, 2011 and 2010 (unaudited)
and the Years Ended September 30, 2011 and 2010

NOTE 11—SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

        Most of the Bank's business activity is with customers located within the Commonwealth of Massachusetts. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of the Bank's loan portfolio is comprised of loans collateralized by real estate located in the Commonwealth of Massachusetts.

NOTE 12—REGULATORY CAPITAL

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2011 (unaudited), September 30, 2011 and 2010 that the Bank meets all capital adequacy requirements to which it is subject.

        As of December 31, 2011 (unaudited) and September 30, 2011, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

MEETINGHOUSE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended December 31, 2011 and 2010 (unaudited)
and the Years Ended September 30, 2011 and 2010

NOTE 12—REGULATORY CAPITAL (Continued)

        The Bank's actual capital amounts and ratios are also presented in the table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollar amounts in thousands)
As of December 31, 2011 (unaudited):
Total Capital (to Risk Weighted Assets)	$5,411	14.4%	$3,003	≥8.0%	$3,753	≥10.0%
Tier 1 Capital (to Risk Weighted Assets)	5,081	13.5	1,501	≥4.0	2,252	≥6.0
Tier 1 Capital (to Average Assets)	5,081	7.8	2,596	≥4.0	3,244	≥5.0
As of September 30, 2011:
Total Capital (to Risk Weighted Assets)	5,279	13.2	3,191	≥8.0	3,989	≥10.0
Tier 1 Capital (to Risk Weighted Assets)	4,964	12.4	1,596	≥4.0	2,393	≥6.0
Tier 1 Capital (to Average Assets)	4,964	7.7	2,572	≥4.0	3,215	≥5.0
As of September 30, 2010:
Total Capital (to Risk Weighted Assets)	5,016	12.1	3,323	≥8.0	4,154	≥10.0
Tier 1 Capital (to Risk Weighted Assets)	4,690	11.3	1,662	≥4.0	2,493	≥6.0
Tier 1 Capital (to Average Assets)	4,690	7.6	2,476	≥4.0	3,095	≥5.0

NOTE 13—SUBSEQUENT EVENT—PLAN OF CONVERSION

        On January 17, 2012, the Board of Directors of the Bank adopted a plan of conversion under which the Bank would convert from a Massachusetts-chartered mutual co-operative bank to a Massachusetts-chartered stock co-operative bank and become the wholly-owned subsidiary of a newly chartered stock holding company (the "Holding Company"). The conversion is subject to approval by the Federal Reserve Board and the Massachusetts Division of Banks, non-objection by the Federal Deposit Insurance Corporation, and approval by the depositors of the Bank, and includes the filing of a registration statement with the U.S. Securities and Exchange Commission. If such approvals and non-objections are obtained, the Holding Company will issue and sell shares of its common stock in a subscription offering to eligible depositors of the Bank, tax-qualified employee stock benefit plans of the Bank, and other eligible subscribers, and, if necessary, in a community offering to the public.

        The cost of conversion and issuing the capital stock will be deferred and deducted from the proceeds of the offering. In the event the conversion and offering are not completed, any deferred costs will be charged to operations. At September 30, 2011 and December 31, 2011 (unaudited), the Bank had incurred approximately $0 and $67,072, respectively, in conversion costs, which are included in prepaid expenses and other assets on the consolidated balance sheet.

        At the time of conversion, the Bank will substantially restrict retained earnings by establishing a liquidation account. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying

MEETINGHOUSE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended December 31, 2011 and 2010 (unaudited)
and the Years Ended September 30, 2011 and 2010

NOTE 13—SUBSEQUENT EVENT—PLAN OF CONVERSION (Continued)

deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, and only in such event, each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the adjusted qualifying account balances then held. The Bank may not pay dividends if those dividends would reduce equity capital below the required liquidation account amount.

NOTE 14—RECLASSIFICATION

        Certain amounts in the prior year have been reclassified to be consistent with the current year's statement presentation.

        You should rely only on the information contained in this prospectus. Neither Meetinghouse Bancorp nor Meetinghouse Bank has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

MEETINGHOUSE BANCORP, INC.

(Proposed Holding Company for Meetinghouse Bank)

575,000 Shares
(Anticipated Maximum, Subject to Increase)

COMMON STOCK

PROSPECTUS

KEEFE, BRUYETTE & WOODS

                                    , 2012

        Until                        , 2012, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth our anticipated expenses of the offering:

Securities and Exchange Commission filing fee(1)	$1,000
Massachusetts filing fee	5,000
Financial Industry Regulatory Authority, Inc. filing fee(1)	1,500
Blue Sky filing fees	2,000
EDGAR, printing, postage and mailing	50,000
Legal fees and expenses	235,000
Accounting fees and expenses	125,000
Appraiser's fees and expenses	38,500
Securities marketing firm fees and expenses (including legal fees)	230,000
Conversion agent fees and expenses	25,000
Business plan fees and expenses	23,000
Transfer agent and registrar fees and expenses	15,000
Certificate printing	5,000
Miscellaneous	4,000

TOTAL	$760,000

(1)
Estimated expenses.

Item 14.    Indemnification of Directors and Officers.

        The Articles of Incorporation of Meetinghouse Bancorp, Inc. provide as follows:

        NINTH:    The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Item 15.    Recent Sales of Unregistered Securities.

        None.

Item 16.    Exhibits and Financial Statement Schedules.

        The exhibits filed as a part of this Registration Statement are as follows:

(a)   List of Exhibits

Exhibit	Description
1.1	Engagement Letters between Meetinghouse Bank and Keefe, Bruyette & Woods, Inc.
1.2	Draft Agency Agreement*
2.1	Plan of Conversion
3.1	Articles of Incorporation of Meetinghouse Bancorp, Inc.
3.2	Bylaws of Meetinghouse Bancorp, Inc.
4.1	Specimen Common Stock Certificate of Meetinghouse Bancorp, Inc.
5.1	Form of Opinion of Kilpatrick Townsend & Stockton LLP re: Legality of Shares
8.1	Form of Opinion of Kilpatrick Townsend & Stockton LLP re: Federal Tax Matters
10.1	Form of Employment Agreement between Meetinghouse Bancorp, Inc., Meetinghouse Bank and Anthony A. Paciulli+
10.2	Form of Change in Control Severance Agreement between Meetinghouse Bank and Wayne Gove+
10.3	Form of Change in Control Severance Agreement between Meetinghouse Bank and Steven K. Borgerson+
10.4	Form of Meetinghouse Bank Employee Severance Compensation Plan+
23.1	Consent of Kilpatrick Townsend & Stockton LLP (included in Exhibits 5.1 and 8.1 filed herewith)
23.2	Consent of Shatswell, MacLeod & Company, P.C.
23.3	Consent of RP Financial, LC.
24.1	Powers of Attorney (included on signature page)
99.1	Appraisal Report of RP Financial, LC.(P)
99.2	Draft Marketing Materials
99.3	Form of Subscription Order Form and Instructions

*
To be filed by amendment.

+
Management contract or compensation plan or arrangement.

(P)
The supporting exhibits and financial schedules are filed in paper format pursuant to Rule 202 and Rule 311 of Regulation S-T.

(b)   Financial Statement Schedules

        All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (5)
  That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (6)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

        The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on March 9, 2012.

MEETINGHOUSE BANCORP, INC.
By:	/s/ ANTHONY A. PACIULLI Anthony A. Paciulli President and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned directors and officers of Meetinghouse Bancorp, Inc. (the "Company") hereby severally constitute and appoint Anthony A. Paciulli and Wayne Gove with full power of substitution, our true and lawful attorneys-in-fact and agents, to do any and all things in our names in the capacities indicated below which said Anthony A. Paciulli and Wayne Gove may deem necessary or advisable to enable Meetinghouse Bancorp, Inc. to comply with the Securities Act of 1933, as amended, and any rules regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 of Meetinghouse Bancorp, Inc., including specifically but not limited to, power and authority to sign for us in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Anthony A. Paciulli and Wayne Gove shall lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ ANTHONY A. PACIULLI Anthony A. Paciulli	President and Chief Executive Officer (principal executive officer)	March 9, 2012
/s/ WAYNE GOVE Wayne Gove	Chief Financial Officer and Treasurer (principal financial and accounting officer)	March 9, 2012
/s/ RALPH GORDON Ralph Gordon	Chairman of the Board	March 9, 2012
/s/ WILLIAM J. FITZGERALD William J. Fitzgerald	Director	March 9, 2012
/s/ DANIEL T. FLATLEY Daniel T. Flatley	Director	March 9, 2012

Name	Title	Date

/s/ BARRY T. HANNON Barry T. Hannon	Director	March 9, 2012
/s/ PAUL G. HUGHES Paul G. Hughes	Director	March 9, 2012
/s/ RICHARD NG Richard Ng	Director	March 9, 2012
/s/ RICHARD W. SHEA Richard W. Shea	Director	March 9, 2012